As filed with the Securities and Exchange Commission on September 16, 2025
Registration No. 333-289972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL HEALTH SOLUTIONS, INC.†
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	32-0456090 (I.R.S. Employer Identification Number)
250 N. Westlake Blvd.
Westlake Village, CA 91362
(818) 564-4011
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradley Burnam
Chief Executive Officer
250 N. Westlake Blvd.
Westlake Village, CA 91362
(818) 564-4011
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael Kaplan
Stephen A. Byeff
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†
Immediately prior to the effectiveness of this registration statement, the registrant intends to change its name from Global Health Solutions, Inc. to Turn Therapeutics Inc.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the Registered Stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2025
PRELIMINARY PROSPECTUS
17,828,636 Shares
Turn Therapeutics Inc.
Common Stock

This prospectus relates to the registration of the resale of up to 17,828,636 shares of our common stock, par value $0.0001 per share (the “common stock”) by the stockholders identified in this prospectus (the “Registered Stockholders”). Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of our common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on Nasdaq Global Market (“Nasdaq”), or other public exchanges or registered alternative trading venues at prevailing market prices. See the section titled “Plan of Distribution.” If the Registered Stockholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.
No public market for our common stock currently exists. In addition, our common stock has a limited history of trading in private transactions. On March 31, 2025, we commenced an offering of common stock under the exemption from registration provided by Tier 2 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) at a public offering price of $11.65 per share, which concluded on June 27, 2025. We have issued and sold 41,805 shares of common stock via this Regulation A offering, without giving effect to the Stock Split (as defined below).
Recent purchase prices of our common stock in private transactions may have little or no relation to the opening public price of our shares of common stock on Nasdaq or the subsequent trading price of our shares of common stock on Nasdaq. For more information, see the section titled “Sale Price History of Our Capital Stock.” Further, the listing of our common stock on Nasdaq without a firm-commitment underwritten offering is a less typical method for commencing public trading in shares of common stock and, consequently, the trading volume and price of shares of our common stock may be more volatile than if shares of our common stock were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.
On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Clear Street LLC, in its capacity as our financial advisor (in such capacity, “Clear Street” or the “Advisor”), to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor if the price bands need to be modified and to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of our shares of common stock on Nasdaq will commence. Under Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. Neither we nor the Registered Stockholders (except the Advisor) will be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will we or they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see the section titled “Plan of Distribution.” In addition, see “Risk Factors — Risks Related to Our Business and Industry — Even if we can raise additional funding, we have in the past and may in the future enter into financing agreements that lead to increased dilution, and which will result in sales of our common stock in the open market, which could adversely impact the trading price of our common stock.”
We have applied for the listing of our common stock on Nasdaq under the symbol “TTRX.” We expect our common stock to begin trading on Nasdaq on or about         , 2025.
If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete the direct listing. No assurance can be given that our Nasdaq application will be approved and that our common stock will be listed on Nasdaq.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are subject to reduced public company disclosure standards. See the section entitled “Implications of Being an Emerging Growth Company and a Smaller Reporting Company” for more information.
Upon the effectiveness of the registration statement of which this prospectus forms a part, our founder and Chief Executive Officer will control more than 50% of our outstanding shares of common stock on a fully diluted basis. See “Risk Factors — Risks Related to Our Direct Listing — Because of his significant ownership of our common stock, our founder has substantial control over our business, and his interests may differ from our interests or those of our other shareholders.” As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. As a result, we will qualify for, and may rely on, exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we elect to do so, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. For further discussion of controlled company implications from a corporate governance perspective, see the section titled “Management — Controlled Company Status.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 20.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated             , 2025

In this prospectus, “Turn Therapeutics,” “Global Health Solutions,” the “Company,” “we,” “us” and “our” refer to Global Health Solutions, Inc., dba Turn Therapeutics and its consolidated subsidiaries. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to change our name to Turn Therapeutics Inc. Neither we nor any of the Registered Stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared. Neither we nor any of the Registered Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their common stock only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.
This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources

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obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock by the Registered Stockholders and the distribution of this prospectus outside the United States.
We own certain trademark registrations and utilize unregistered trademarks. All other trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
In connection with the effectiveness of the registration statement of which this prospectus forms a part, we will effectuate a 2-for-1 forward stock split of our common stock (the “Stock Split”). No fractional shares of common stock shall be issued upon the Stock Split. If the Stock Split would result in any fractional share (after aggregating all fractional shares a holder would otherwise be entitled to receive in connection with the Stock Split), such fractional share will be rounded to the nearest whole share. The audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes to those statements included elsewhere in this prospectus have not been adjusted for the Stock Split. Unless otherwise indicated, all other share and per share data in this prospectus have been retroactively adjusted, where applicable, to reflect the Stock Split as if it had occurred at the beginning of the earliest period presented.
Through and including           , 2025 (the 25th day after the listing date of our common stock), all dealers that effect transactions in these securities, whether or not participating in this listing, may be required to deliver a prospectus.

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ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell shares of our common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find More Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common stock.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and the notes to those statements.
Overview
We are a pharmaceutical and medical device development company built around a proprietary platform technology designed to enhance drug performance. Our patented mixing process — commercially referred to as PermaFusion™ (“PermaFusion”) — enables stable suspension of polar, water-soluble active pharmaceutical ingredients (“APIs”) in oil-based carriers without the use of emulsifiers. This innovation reduces the quantity of required API inclusion by improving its bioavailability. Reduced API load reduces the likelihood of adverse events. Our proprietary platform has been validated across multiple FDA-cleared medical devices.
Our primary development programs focus on dermatological diseases, including moderate to severe eczema and onychomycosis. Our company’s origin is rooted in the personal journey of our founder, who developed a topical ointment to heal his own chronic, treatment-resistant wounds using the PermaFusion platform he developed. His initial formulation, now known as Hexagen (“Hexagen”) suspends certain antimicrobial/anti-inflammatory compounds in petrolatum without known cytotoxicity, irritation or sensitization. This formula has received three FDA clearances and has been utilized extensively in humans, which we believe demonstrates both technical proof of concept and meaningful therapeutic effects. The formula also has been demonstrated to provide anti-inflammatory immunological signaling (IL 36, IL 31, IL 4 inhibition), in-vivo nail penetration with fungal pathogen elimination, and other potential therapeutic benefits. These products are not presently on the market, and we are not currently generating revenue from these devices, as we focus on drug development of our core technology.
In addition to our dermatology and wound programs, we are exploring broader applications of our PermaFusion technology. In partnership with a leading global nonprofit organization, we are attempting to develop intranasal vaccines with sufficient thermostability to withstand distribution without deep-freeze. Our goal is to eliminate the need for frozen storage and, thus, enable deployment and delivery to low-resource settings that do not maintain suitable cold storage infrastructure required for administration of modern-day vaccines. Furthermore, if we are successful in this initial program, we believe there may be opportunities to develop additional vaccines in thermostable, intranasal form. By reducing cold-storage infrastructure requirements and therefore enabling standard shipping of such vaccines, we believe intranasal vaccines have the potential to enhance patient uptake by enabling immunization in a broader variety of settings including in clinic, hospital and home-health settings. We believe this initiative highlights our platform’s versatility and its potential to unlock new therapeutic categories beyond dermatology.
We have also completed preclinical, in-vivo xenograft studies for herpes zoster opthalmicus (shingles of the eye) and basal cell carcinoma. A mildly reformulated version of the Hexagen formula was employed for the ocular study and compared this reformulation with placebo as a topical ocular agent intended to reduce viral load of herpes zoster in an animal model. Results obtained showed an 85% reduction in viral load compared to placebo without adverse events. For the basal cell carcinoma xenograft study, the Hexagen formula was compared to both placebo and 5-Fluorouracil (standard of care topical chemotherapy) as a topical treatment intended to reduce basal cell tumor size. The Hexagen formula showed an approximate 29% comparative reduction in tumor size to the placebo and an approximate 20% comparative reduction in tumor size compared to 5-Fluorouracil. We believe these preclinical in-vivo studies suggest meaningful potential in these indications, which we may continue to explore at the conclusion of our lead drug programs. We believe such exploratory results further underscore the potential breadth of opportunity enabled by our platform.
Our Solutions
Our founder obtained 510(k) FDA clearance for the Hexagen formula under product category FRO in November 2016 (K160872). To achieve this clearance, extensive animal, laboratory and manufacturing testing was conducted to demonstrate that the formula was as well-tolerated and effective as “predicate products” with comparable form and function. Additional 510(k) clearance was granted in August 2017 (K171191) to manage the skin and symptoms of various skin conditions, including atopic, irritant, and radiation dermatitis. In October 2019, a third clearance was obtained for a porous antimicrobial gauze saturated with the Hexagen formula (K183681), following further testing, including packaging and sterilization validations.
In 2020, our founder developed a combination collagen powder/Hexagen product (the “FleX Product”), designed for use in wound and burn care. The rights to this medical device formulation were licensed to MiMedx Group, Inc. (“MiMedx”) prior to FDA clearance. MiMedx subsequently elected to pursue a De Novo classification pathway for truly novel innovations rather than a traditional 510(k) route and assumed responsibility for all remaining product testing and regulatory interactions for the FleX Product. For more information with respect to the license agreement with MiMedx, see “— Marketing — MiMedx Agreement.”
Our current business model is to license and/or sell medical device products through commercial partners which allows us to focus our internal efforts on drug development. From 2017 to 2019, Hexagen was commercially distributed by McKesson for wound care. Following physician reports and case studies suggesting positive outcomes in patients with eczema and onychomycosis, we voluntarily ceased internal wound care sales in 2019 to pursue new drug approvals related to these results. We continue to explore additional licensing opportunities for device applications, especially with respect to our K183681 antimicrobial gauze and other wound care opportunities, as well as antimicrobial personal care products. We maintain a business model that strategically leverages contractors and vendors while employing a comparatively small internal team in order to minimize cash burn rate. We believe this reduces the amount of cash needed for internal operations, reduces waste and results in a larger proportion of available capital that can be spent toward furthering clinical development.
We are focused now on seeking new drug approvals for the GX-03/Hexagen formula as a treatment for both eczema and onychomycosis, two skin conditions which require FDA drug approval for marketing. The drug candidate is based on Hexagen’s inclusion of polyhexanide (“PHMB”), a well-characterized polymer that, despite its long history of being well-tolerated in wound care, has never been formally submitted or approved as an API for a drug product within the United States. PHMB has demonstrated strong antimicrobial, anti-inflammatory, and immunomodulating properties and has an established profile with no known adverse effects. We are pursuing its use as a drug active in indications such as inflammatory skin diseases and fungal nail infections. PHMB has no demonstrated or documented systemic uptake.
Our proposed drug formulation for GX-03/Hexagen is identical to the Hexagen formula employed in previously cleared devices. It has the same active ingredient concentration, petrolatum base, and employs the same proprietary mixing process. Our decision to tackle eczema and onychomycosis is supported by physician feedback, and case studies as discussed above, as well as sponsor initiated in-vivo and in-vitro data. We believe such signals, along with PHMB’s well-documented antimicrobial and anti-inflammatory properties, which have been validated by scientific literature and in-vivo studies, form a sound scientific basis for cross-indication effectiveness across these two dermatologic conditions.
Core Products and Programs
The following pharmaceuticals and medical devices incorporating the core Hexagen formula described above are in development or complete:
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GX-03/Hexagen for Wounds (Hexagen (K160872)): Medical device for treating wounds and burns. Product development and clinical research are complete; FDA-cleared in 2016.

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GX-03/Hexagen for Derm (AtopX (K171191)): Medical device for managing dermatitis. Development and clinical stages are complete; FDA-cleared in 2017.

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Sterile Gauze Impregnated with GX-03/Hexagen (XEAL (K183681)): Medical device for wound care and post-surgical dressing. Development and clinical stages are complete; FDA-cleared in 2018.

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Sterile Collagen/Hexagen Powder (FleX Product): Medical device for wounds and burns. Development complete; partner currently finalizing in-vivo/in-vitro data for de-novo review per agency recommendations; out-licensed to MiMedx (see “— Marketing — MiMedx Agreement” for more information on the licensing arrangement).
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GX-03/Hexagen for Moderate-Severe Eczema: Drug candidate for eczema treatment. Development complete; human trials initiated which are Phase 2-equivalent.

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GX-03/Hexagen for Onychomycosis: Drug candidate for nail fungus. IND not yet submitted; leveraging human data from eczema studies.

PIND Meetings Summary and Drug Programs:
The FDA has provided a regulatory pathway for GX-03’s drug development programs. Following two early pre-Investigational New Drug (“PIND”) meetings to discuss clinical development programs for conditions of the nails and skin (PIND 137155 and PIND 138686 on January 17, 2018 and May 9, 2018, respectively), the FDA confirmed that we may leverage existing 510(k) clinical data to bypass Phase 2 studies and proceed directly to pivotal Phase 3 trials for these indications, including eczema and onychomycosis.
While the FDA has permitted us to bypass Phase 2 studies, we are currently conducting an approximately 114-patient double-blind, randomized, vehicle-controlled trial within the United States on moderate-to-severe eczema to provide insight into Phase 3 design on clinical signal. Patient dosing commenced in mid-July 2025. While we have completed the majority of Chemistry, Manufacturing, and Control (“CMC”) work required for IND submission, we are able to conduct this trial with significant cost savings by utilizing the existing 510(k) clearance (K171191) for the candidate formula (GX-03) that permits its use to manage the skin of human subjects with atopic dermatitis. Although we are running this trial as a Phase 2-equivalent, we are simultaneously leveraging the cleared status of the formula. Thus, this trial was only required to meet institutional review board approval. This trial is designed to (i) generate high-quality tolerability and efficacy data that, if successful, we expect to file with an Investigational New Drug (“IND”) program to open a Phase 3 study and (ii) provide insight to stakeholders regarding the clinical efficacy of our product candidate.
At the conclusion of this study and subsequent IND submission, our present plan is to advance to Phase 3 trials for moderate-to-severe eczema and onychomycosis. We intend to conduct additional nonclinical and clinical studies, such as PK max-use and additional healthy volunteer exposure trials. We anticipate requesting permission to conduct the additional studies in parallel with the Phase 3 trials.
Clinical Highlights for GX-03:
Turn’s in-vivo and clinical data from the studies it has conducted to date, which are described in more detail under “— Clinical Results” in this prospectus, have demonstrated:

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67% reduction in Investigator’s Global Assessment (IGA) scores within 7 days in eczema models, with no reported adverse events.

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Significant inhibition of key cytokines involved in eczema pathophysiology, including IL-36α, IL‑36γ, IL-31, and IL-4.

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Effective penetration of fungal nails and elimination of dermatophytes in live onychomycosis models, confirming GX-03’s antifungal activity.

Vaccine Delivery Platform & Collaboration with an International Non-profit Organization specializing in Medicines for Emerging Infectious Diseases and other Global Health Threats
In addition to our Hexagen-based dermatology programs, we are actively advancing vaccine delivery technologies through our PermaFusion suspension platform aimed at extending the availability of critical vaccines to remote and underserved regions. This technology, if successful, may additionally enable the delivery of standard immunizations, such as influenza and shingles, to patients in clinic, hospital, and home-health settings, thereby increasing the availability of immunization while minimizing patient burden.
In collaboration with an International non-profit organization specializing in medicines for emerging infectious diseases and other global health threats (the “Organization”), we are developing a stabilized, intranasal formulation of the Organization’s live Marburg virus vaccine that addresses significant limitations of current vaccine candidates which require deep-frozen storage and offer limited room-temperature stability.
In May 2025, we achieved a key technical milestone — the successful 100% recovery of a live vesicular stomatitis virus (“VSV”)-based vaccine vector. Viral vectors are base viruses used to make vaccines via strategic modifications. For example, the Organization’s Marburg candidate is a modified VSV with surface glycoproteins specific to the Marburg disease. As we established that we could recover 100% of the VSV suspended in our carrier, the result suggested we could then recover 100% of the Organization’s Marburg candidate, as it is simply a modified VSV. In this study, unmodified VSV was successfully suspended in our petrolatum-based carrier for 72 hours at room temperature, with all of the VSV being “recovered,” a measurement term for surviving. These findings suggest that lipid-enveloped live viruses may remain viable in our viscous suspension system without degradation, thereby offering preliminary evidence that challenges prior assumptions about incompatibility between lipid carriers and live, lipid-enveloped viruses.
On June 6, 2025, we began a parallel stability analysis of the Marburg live vaccine candidate (suspended in our carrier) and the standard vaccine in traditional, solution form. Both forms, along with an unmodified VSV control, were stored at ambient temperature and refrigerated (4°C) for 28 days. Evaluations of viability took place at 3, 7, 14, and 28 days. That trial has been completed and produced results demonstrating that the live vaccine in our delivery system was 100% recoverable at up to 14 days in ambient storage and 100% recoverable at up to 28 days in refrigerated storage.
Along with publishing the results of this stability study, we now intend with our partner to attempt an animal model of the intranasal Marburg candidate in which we hope to achieve an antibody response. Simultaneously, given that the 28-day stability of the 4C Marburg candidate remained 100%, we will be starting an additional stability test of the Marburg candidate in which both ambient and 4C arms will be taken out to 90 days. We continue to endeavor to extend the storage interval between factory and patient.
The near-term objective of this collaboration was to complete such stability data and publish this proof of concept for the platform as a non-cold chain limited delivery solution for live vaccines, including unstable, lipid-enveloped vaccines such as those based upon VSV. We intend to now pursue the remaining preclinical, clinical, and regulatory steps with the Organization acting as our research partner to bring the stabilized intranasal Marburg vaccine to market, thereby attempting to establish a viable regulatory pathway in the United States for this new technology upon which additional formulations and indications (such as intranasal influenza and shingles vaccines) may be built.
We now plan to conduct a preclinical immunogenicity study of our intranasal Marburg vaccine candidate in a live animal model before the end of 2025. This study will be designed to assess whether administration of the live, intranasal vaccine at multiple dose levels can elicit an antibody response in a live animal model. We anticipate evaluating both systemic immune responses, through blood analysis, and mucosal immune responses, through analysis of nasal and respiratory tract tissues. Given the inherent limitations of live animal models — including anatomical differences in nasal structures, interspecies variability in mucosal immunity, differences in susceptibility to filovirus antigens, and challenges in administering viscous, petrolatum-based formulations at small volumes — this study may not be definitive. As such, a lack of measurable immune response in the intended animal model would not necessarily preclude further development or clinical testing of the candidate in humans.
Based upon the regulatory precedent established by Merck’s Ervebo (the first FDA-approved vaccine for Ebola Zaire virus), we expect our intranasal Marburg virus vaccine candidate to be eligible for approval under the FDA’s Animal Rule pathway (21 CFR 601.90–95), which permits demonstration of efficacy in appropriate animal models when human challenge trials are not ethical or feasible. Like Ervebo, our candidate targets a high-fatality filovirus with potential use in outbreak response and biodefense. However, our intranasal formulation introduces a novel delivery route that may improve ease of use and deployment during emergencies.
We anticipate conducting a preclinical development program including Good Laboratory Practice (“GLP”) toxicology studies and non-human primate challenge studies to establish immune correlates of protection. If our IND filing is successful, we would expect to initiate Phase 1 and Phase 2 clinical trials in healthy adult volunteers to evaluate safety, tolerability, and immunogenicity. These trials are expected to enroll approximately 300–500 subjects across both phases and include dose-ranging and immunobridging to the protective immune responses observed in animal models. We would expect to use immunobridging as the basis for licensure under the Animal Rule, similar to the strategy used for Ervebo.
If successful, we expect to submit a Biologics License Application (“BLA”) to the FDA, supported by our clinical data, nonclinical efficacy data, and CMC information. We believe the vaccine candidate may qualify for multiple FDA expedited programs, including Fast Track designation, Priority Review, and a Tropical Disease Priority Review Voucher (“PRV”), which may be sold or redeemed for future regulatory advantage.
Competitive Strengths
Proprietary Platform Technology Enabling Broad Formulation Capabilities Across Multiple Therapeutic Categories
We have developed a proprietary formulation platform, PermaFusion, that enables the stable suspension of polar APIs in lipid-based carriers such as petrolatum and oil, without the use of surfactants or emulsifiers. This advancement allows for reduced API concentrations while maintaining bioavailability, chemical stability, and dose uniformity — offering a valuable solution to a well-documented limitation in topical and mucosal drug delivery. The platform has broad potential applications across pharmaceutical and medical device categories and underpins our pipeline programs in dermatology, infectious disease, and thermostable vaccines.
Improved Therapeutic Profile for Onychomycosis and Other Dermatologic Indications
Current topical therapies for onychomycosis, such as Jublia® (efinaconazole), are associated with long treatment durations, low complete cure rates (often below 20% in real-world use), and limited penetration into the nail bed. Oral antifungals offer better efficacy but carry systemic risks, including hepatotoxicity, drug interactions, and the need for liver monitoring. Our topical antifungal product candidate, developed using the PermaFusion platform, is designed to overcome these limitations by enhancing delivery through the nail plate while avoiding systemic exposure. We believe our candidate represents a potentially attractive topical therapy with a differentiated tolerability and efficacy profile.
Needle-Free, Non-Systemic Approach Aligned with Patient and Caregiver Preferences
There is increasing demand — particularly among pediatric, geriatric, and chronic care populations — for therapies that avoid injections, steroids, and systemic immunosuppression. Our pipeline is focused on non-steroidal, non-injectable, and non-biologic product candidates with localized activity. This approach is intended to maximize safety and convenience without compromising therapeutic effect, addressing a growing preference for treatments that are easier to administer and better tolerated over long-term use.
Immunomodulatory Activity Without the Cost and Risks of Biologics
Many immunomodulatory therapies rely on injectable and topical biologics that target pathways such as IL-4, IL-13, IL-31, and IL-36. While these agents tend to show effectiveness in clinical trials, they come with tradeoffs: high cost, systemic immunosuppression, higher incidence of side effects, and, for injectables, low patient adherence due to injection burden. Our non-biologic, non-systemic candidates have demonstrated cytokine modulation without the need for injections or systemic absorption. Cytokine modulation refers to the alteration — either reduction, increase, or normalization — of the levels of signaling proteins (cytokines) that regulate immune and inflammatory responses. In inflammatory skin diseases such as eczema, certain cytokines (e.g., IL-36α, IL-36γ, IL-31, and IL-4) are overproduced, driving redness, swelling, and itch. Modulating these cytokines can reduce the inflammatory response and improve disease symptoms.
GX-03 (Hexagen) has demonstrated cytokine modulation in pre-clinical (animal) studies. In a murine model of Staphylococcus aureus — induced eczema, topical pretreatment with GX-03 significantly reduced protein expression of IL-36α (-50%, p=3.08×10-13), IL-36γ (-49%, p=4.35×10-8), IL-31 (-68%, p=1.12×10-6), and IL-4 (-17%, p=2.87×10-5) compared to untreated controls, as measured by quantitative Western blot analysis. These findings were associated with a statistically significant improvement in Investigator’s Global Assessment (IGA) scores (mean 0.8 vs. 2.4; p=7.93×10-10), indicating reduced clinical signs of skin inflammation. This may provide a potential new therapeutic class to compete in biologic-driven markets while avoiding the limitations inherent to biologic therapy.
Established Real-World Tolerability Record Across Commercial and Pre-Commercial Products
Based upon early sales to McKesson and extensive sampling, we estimate that products developed using our platform have been used in over 200,000 real-world applications for wound care and dermatology without a single adverse event reported to the FDA. While rates of occurrence of adverse events cannot be established with reports to the FDA and should not be used as an indicator of the safety profile of a product or to determine the likelihood of a side effect occurring due to the use of a product, and prior safety and tolerability data in the medical device context may not translate to drug development, we believe this favorable track record in real-world uses supports higher likelihoods of success for future regulatory submissions and provides a strong foundation for physician and patient confidence as we advance our therapeutic programs.
Intellectual Property Protecting Core Technology and Product Candidates
We hold numerous issued patents and multiple pending applications across major jurisdictions, covering composition, manufacturing methods, and delivery mechanisms. These patents are expected to provide coverage for our lead product candidates into the 2040s. Our intellectual property strategy includes both product-specific and platform-level claims, supporting both internal development and potential licensing opportunities. For more information, see “Business — Intellectual Property.”
Notwithstanding our numerous issued patents and pending applications, we have been party to, and may in the future become involved in, proceedings in the United States or in foreign jurisdictions challenging the validity, priority or other features of patentability of our patent rights or those of third parties that conflict with our own. For example, we filed a derivation proceeding in 2017 before the U.S. Patent and Trademark Office (“USPTO”) against Marc Selner, alleging that Selner improperly and without authorization filed a patent application for an invention conceived by Bradley Burnam. The USPTO did not name Mr. Burnam sole inventor of Selner’s application or cancel Selner’s patent application, as we requested, and the U.S. Court of Appeals for the Federal Circuit affirmed the USPTO’s decision. The derivation proceeding was to determine the party that was first inventor of the claims of Selner’s application. As a result, Selner’s application may contain claims similar in scope to those of certain of our issued patents and patent applications that cover the ingredients in the Hexagen formula and methods of manufacture. However, we own multiple issued patents for which Mr. Burnam is an inventor that cover the invention at issue in the derivation proceeding (and related subject matter). Should Selner’s patent application ultimately issue as a patent, he may attempt to seek royalties or try to prevent our development and commercialization of Hexagen and products that contain Hexagen, or otherwise seek damages from us. For more information, see “Risk Factors — Risk Related to Our Intellectual Property, Data Privacy and Cybersecurity.”
Capital-Efficient Operating Model Designed for Scalable Growth
We operate with a lean infrastructure, leveraging expert consultants and outsourced manufacturing to minimize fixed overhead and preserve capital for high-value activities. Our pipeline strategy is informed by independent clinical observations, peer-reviewed publications, and identified gaps in the standard of care. This model allows us to advance multiple assets in parallel while maintaining operational discipline.
Positioned to Capitalize on Market Disruption and Patent Expirations
Several incumbent therapies across dermatology and antifungal markets are nearing the end of their patent protection periods. We believe this shift creates an opportunity to introduce differentiated, formulation-driven therapies into markets with stagnant innovation and increasing generic pressure. Our products are designed to compete not just on efficacy, but also on tolerability, usability, and alignment with evolving patient and provider expectations.
Our Growth Strategy
Our growth strategy is built around a dual-path model that focuses on the longer-term value creation of pharmaceutical drug development as supplemented by the near-term revenue potential of medical device partnerships. We are committed to our drug candidates and their potential to tap large markets. Our dual-path approach enables us to undergo the more rigorous U.S. drug approval process while pursuing proprietary formulations through regulated medical device channels. Our strategy is designed to preserve capital efficiency and commercial optionality.
Internally, we are currently focusing our resources on the research, development, and advancement of pharmaceutical assets derived from our core petrolatum-based formulation platform and the active ingredient polyhexanide (PHMB), a new chemical entity (NCE). Our lead drug candidates target high-burden dermatologic conditions such as atopic dermatitis and onychomycosis, with development paths informed by preclinical efficacy data, investigator-initiated studies, agency meetings, historic tolerability profiles, and known limitations of current standard-of-care treatments. We are also exploring additional applications in vaccine delivery and mucosal immunization, thus leveraging the unique physical and chemical properties of our platform.
Our pipeline strategy emphasizes regulatory efficiency through shared formulation backbones, allowing for platform extensions across multiple indications. In some cases, we anticipate pursuing dual or sequential indications for a single formulation — for example, seeking simultaneous approval in eczema and onychomycosis, both topical, indications with similar safety testing requirements — thereby attempting to maximize the efficiency of clinical development investment.
We have historically licensed cleared medical device technologies — including wound dressings and antimicrobial platforms — to commercial partners, and expect to continue to do so in the future. These licensing arrangements have included, and in the future may include, upfront payments, milestone-based compensation, royalties on net sales, and commitments by our partners to support manufacturing, distribution, and marketing efforts. By outsourcing commercialization to third-party licensees, our goal is to generate recurring revenue without incurring the fixed costs typically associated with sales infrastructure. Such revenue streams have in the past and may in the future provide funding support for our internal research and development (“R&D”) and regulatory programs. While we have generated such revenue in the past, in our prior two fiscal years, we have not generated these revenues and are not currently party to a revenue-sharing agreement for a commercialized product.
We believe this hybrid model of licensing and internal drug development positions us to grow while minimizing capital risk. Our ability to generate non-dilutive cash flow from commercial device agreements is designed to support our pharmaceutical programs and extend our operational runway. At the same time, successful advancement of one or more drug candidates could unlock significant long-term value through regulatory milestones, product approvals, and eventual market entry.
Looking ahead, we intend to deepen our network of strategic partners, expand the indications addressed by our technology platform, and pursue regulatory milestones that support broader commercialization opportunities both in the U.S. and internationally.
The company intends to retain rights to Hexagen-specific indications that intend for use of the product in its primary physical form (topical ointment form), including prescription and over the counter.
Clinical Results
Previous in-vivo and in-vitro work for Hexagen/GX-03, as well as Hexagen/GX-03 derived technology indicate a favorable tolerability profile, including a lack of cytotoxicity, irritation, and/or sensitization, as well as a lack of systemic uptake.
These results culminated in our previous FDA clearances for the Hexagen/GX-03 formula and its derivative products in 2016, 2017, and 2019 (K160872, K171191, and K183681, respectively). These 510k FDA clearances were filed and cleared as FRO classification combination products and subject to performance testing including ISO-10993 cytotoxicity, irritation, and sensitization studies. All studies were conducted in GLP and received passing scores per ISO-10993 guidelines.
In support of our onychomycosis development program, we conducted an in-vivo study titled “Efficacy In Vivo Onychomycosis (Trichophyton mentagrophytes) Study” at Altogen Labs (Austin, Texas), under IACUC protocol LC03456, initiated in May 2019 and completed in June 2019. The study employed a well-characterized rabbit onychomycosis model, using Trichophyton mentagrophytes to mimic clinically relevant fungal infections of the nail, as described in a peer-reviewed protocol published in Antimicrobial Agents and Chemotherapy (2011). In the study, infected rabbits were treated topically with our GX-03 formulation (0.5% PHMB in petrolatum) once daily for 30 days. Fungal burden was quantified using qPCR on nail clippings, targeting T. mentagrophytes DNA. The treatment group showed a statistically significant reduction in fungal DNA expression relative to untreated controls (p = 0.0005), with no adverse events or animal deaths observed. These findings demonstrate that the GX-03 topical formulation was able to penetrate the nail plate and exert antifungal activity against organisms located in the deeper layers of the nail — a capability not typically achieved by conventional topical therapies — and support further development of the product for onychomycosis and related fungal skin conditions.
In June 2024, we completed an in vivo efficacy study titled “In Vivo Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025486; protocol LC-04761) at Altogen Labs in Austin, Texas, designed to evaluate the therapeutic potential of GX-03 (Hexagen) in a mouse model of Staphylococcus aureus — induced skin inflammation. The study utilized a published eczema induction protocol established by Liu et al. (Cell Host & Microbe, 2017) and enrolled 30 mice randomized across three treatment arms. Following a 7-day course of GX-03 topical application, the treatment group demonstrated a mean ISGA score of 1.44, compared to 3.00 in untreated controls, representing a 57% reduction in disease severity. No adverse events or clinical signs of toxicity were observed. We believe these data support rapid skin-calming and anti-inflammatory effects of GX-03 and may provide early validation for its use in inflammatory skin conditions such as eczema.
In July 2024, we completed a second in vivo study titled “In Vivo Pretreatment Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025491; protocol LC-04785), also conducted at Altogen Labs, to assess the immunological impact of GX-03 in a cytokine-driven model of eczema. In this study, 40 C57BL/6 mice received a 4-day topical pretreatment with GX-03 prior to disease induction. Skin inflammation was evaluated by blinded ISGA scoring and protein-level analysis of key inflammatory markers. Mice treated with GX-03 showed a mean ISGA score of 0.83, compared to 2.44 in controls, with a highly significant p-value (p = 7.93 × 10-10). Western blot analysis of skin tissue samples revealed suppression of eczema-related cytokines, including:
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IL-31: 67.7% reduction (p = 1.12 × 10-6)

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IL-36α: 50% reduction (p = 3.08 × 10-13)

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IL-36γ: 49% reduction (p = 4.35 × 10-8)

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IL-4: 17% reduction (p = 2.87 × 10-5)

No adverse reactions or health concerns were noted throughout the study. Together, these findings demonstrate that GX-03 is capable of downregulating multiple upstream inflammatory cytokines associated with atopic dermatitis in animal model.
We are currently conducting a randomized, double-blind, vehicle-controlled clinical trial to evaluate the tolerability and effectiveness of its topical investigational product, GX-03, in adult subjects with moderate-to-severe eczema. The study is titled: “A Double-Blind, Vehicle-Controlled Study to Assess the Efficacy of GX-03 When Used in a Population of Adult Individuals with Moderate to Severe Eczema”, and is classified as a Phase 2/4 trial, reflecting that the topical formulation has previously received marketing clearance for other dermatologic indications.
The study is being conducted at a Center of Excellence in Franklin, Texas, operated by Australia Laboratory Sciences (ALS), a multinational contract research organization. The study investigators are Barry Reece, MS, Dr. Max Adler, and Dr. Gene Ream.
The study is designed to enroll 114-120 adult subjects aged 18 to 70, with a target of at least 100 subjects completing the full protocol. Participants are randomized to receive either GX-03 or a matched vehicle control, applied topically in blinded form. The primary objective is to evaluate clinical improvement in eczema relative to baseline and vehicle control.
The primary endpoint is the change in Eczema Area and Severity Index (EASI) scores from baseline to weeks 4 and 8. Secondary endpoints include changes in Validated Investigator Global Assessment for Atopic Dermatitis (vIGA-AD™) and Peak Pruritus Numeric Rating Scale (PP-NRS) scores over the same period. Tolerability and effectiveness are assessed throughout the study by monitoring treatment-emergent adverse events and evaluating potential causal associations with the study drug.
This trial is designed to generate controlled data on the potential clinical utility of GX-03 in treating inflammatory skin disease, particularly in non-steroidal management of moderate-to-severe atopic dermatitis. We intend to include these findings in our investigational new drug application package. Additionally, we expect findings from this study to inform the broader development strategy and potential regulatory submissions for GX-03.
Clinical Products
XEAL (K183681)
Xeal represents the first antimicrobial version of Adaptic®-style non-adherent wound dressings, incorporating liquid antimicrobials including PHMB to provide both moisture retention and antimicrobial protection in wound dressing changes and post-surgical management. Xeal is FDA cleared to include these antimicrobial claims in both name and indications, and we are currently attempting to secure an exclusive partner to market Xeal in the United States and globally. We have identified a potential partner and are in active negotiations regarding the terms of a potential out-licensing agreement. We have not previously out-licensed this product, and there can be no assurance that these negotiations will result in a definitive partnership or that any such agreement, if executed, will be on favorable terms or produce the results we expect.
Onychomycosis (Fungal Nail Infection)
Turn is pursuing indications for GX-03/Hexagen as a topical PHMB-based formulation for onychomycosis. The company has identified the mechanism of action via in-vivo data demonstrating nail plate penetration and antifungal activity within the nail. This ability to effectively penetrate the keratin clinically differentiates this candidate from other topicals on the market, which studies have shown lack effective nail penetration capabilities.

AtopX (K171191)
Turn has received FDA clearance for the GX-03/Hexagen formula as a medical device indicated to manage the symptoms of atopic, radiation, and irritant dermatitis. Sampling for human use under this labeling confirmed patient and clinician satisfaction. Mechanism of action studies later confirmed meaningful reductions in inflammatory cytokines without the use of systemic biologics, including IL-4, IL-31, and IL-36 variants, which are implicated in eczema pathogenesis. These findings are complemented by reductions in Investigator’s Global Assessment (IGA) scores in animal models of atopic dermatitis. AtopX operates through multiple mechanisms of action: direct antimicrobial activity of excess inflammatory staph aureus common in eczema patients’ skin, buildup of the fractured skin mantle facilitated said excess staph aureus colonization, as well as modulation of inflammatory pathways that lead to the symptoms of eczema. The product is currently being studied under this labeling in a double-blind randomized controlled trial (“RCT”) for its safety and effectiveness in moderate-severe eczema patients. Leveraging this data, its previous FDA clearance in atopic dermatitis management, and other clinical and preclinical data, the company intends to move from this RCT to IND submission under which Phase 3’s and any additional human testing would be conducted prior to a potential new drug approval submission. We have not currently out-licensed this product but are actively identifying potential partners for distribution outside the United States.
Hexagen (K160872)
Hexagen is an FDA cleared medical device indicated for acute and chronic wound management that has been used on thousands of patients to accelerate healing of advanced wounds, including traumatic and diabetic wounds. It has been proven to cause no damage to healthy cells while offering broad antibacterial, antifungal, and anti-yeast activity. Hexagen’s petrolatum base does not macerate wounds and can be left in place for days between dressing changes. Hexagen has been the subject of many publications, including peer-reviewed publications such as “A Novel Approach to the Treatment of Necrotizing Fasciitis” in Acta Scientific Orthopaedics in 2023. We have not out-licensed this product.
Marketing
We strategically license and commercialize our medical device technologies through commercial partners while we concentrate on the research, development and regulatory advancement of new drug indications, a model intended to provide financing flexibility to the company via passive revenue streams generated by our intellectual property.
MiMedx Agreement
In November 2022, we entered into a licensing and distribution agreement with MiMedx (the “MiMedx Agreement”) wherein we granted MiMedx an exclusive, sublicensable license under certain of our intellectual property, technology and biomaterials, including as related to the FleX Product, to develop, manufacture and commercialize (i) the FleX Product in the United States, Australia, Canada, Japan, Kuwait, New Zealand, Saudi Arabia, Singapore, South Korea, Taiwan and the UAE (the “Territory”) and (ii) certain other biological products worldwide, in each case, in the wound care, burn care and surgical care fields only. We also granted MiMedx certain exclusive and non-exclusive licenses under specified trademarks. We retain exclusive development and commercialization rights for the FleX Product outside the Territory with MiMedx having the right of first refusal to acquire, subject to certain procedures, exclusive development, manufacturing and commercialization rights. We are responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to the FDA with respect to initial marketing approval.
We received a $1.0 million milestone payment upon the execution of the MiMedx Agreement and payments totaling $450.0 thousand as part of the letter of intent entered into with MiMedx in February 2022, as amended. The $450.0 thousand payments will be deducted from the next milestone payment that becomes due under the agreement.
In the event development and commercialization of the FleX Product in the Territory is successful, we are eligible to receive milestone payments of up to $69.55 million specifically related to the development and commercialization of the FleX Product (subject to a deduction for the $450.0 thousand already received).

However, if the FleX Product is not launched within four months after receiving FDA marketing approval or the execution of the supply agreement for the FleX Product, then, provided the delay is not caused by us, MiMedx must also pay us monthly payments in the low hundreds of thousands of dollars, to be deducted from a specified milestone. In addition, we are entitled to receive milestone payments of $1.0 million for each additional product developed and commercialized under the agreement.
Subject to the terms and conditions of the MiMedx Agreement, MiMedx is required to pay a mid-single digit royalty of net sales on a quarterly basis. The MiMedx Agreement includes certain adjustments for third party royalties. If MiMedx reasonably believes it must obtain or maintain a third-party license to manufacture or commercialize the FleX Product or another licensed product in a territory, it may generally credit up to 50% of the total royalty payments it must pay the third-party licensee against royalties payable to us. We are eligible to receive royalty payments on a country by country basis for each product commercialized under the agreement, for a period beginning upon the first commercial sale of the product and expiring ten years after launch of the product. We have determined that we have one combined performance obligation remaining under the MiMedx Agreement related to the development and commercialization of the FleX Product in the Territory, which primarily includes knowledge and bio-materials transfer to MiMedx, assisting and coordinating the regulatory approvals with the FDA and ongoing access and upkeep of intellectual property during the term of the MiMedx Agreement and related development and regulatory services. Development and commercialization milestones were not considered probable at inception and therefore were excluded from the initial transaction price. The royalties were excluded from the initial transaction price because they relate to a license of intellectual property and are subject to the royalty constraint.
The term of the MiMedx Agreement runs until the last date on which any licensed product is covered by a valid claim of any of the licensed patents, the earliest of which is currently expected to expire in 2044. Following the expiration of the term of the MiMedx Agreement, the licenses granted become fully paid-up and perpetual, but to the extent MiMedx continues to commercialize the FleX Product after the expiration of the term of the MiMedx Agreement, and such commercialization requires use of our trade secrets, MiMedx must continue to pay us a reduced royalty for a period expiring 10 years after the launch of the FleX Product.
The agreement allows for termination under specific circumstances. Either party may terminate the agreement if the other party materially breaches the agreement and fails to cure the breach within 90 days of receiving written notice, or if the other party becomes bankrupt or insolvent. MiMedx also has the right to terminate (i) the agreement in its sole discretion with three months’ prior written notice and (ii) the license to the FleX Product at any time. We retain the right to terminate the agreement if MiMedx fails to launch the FleX Product in the United States within 10 months of receiving FDA marketing approval or executing the supply agreement for the FleX Product, whichever is later, provided the delay is not caused by us.
Sales Process
For medical device products and indications, we intend to partner with existing organizations with established sales forces and commercial channels. We intend to serve as an educational and sales resource as well as a contract manufacturer given our established production chain. We intend to seek partners for drug programs during the approval process timeline, but we will prepare to commercialize if management deems it a superior choice for the company.
Our Market
According to Market Research Future, the global advanced wound care market was estimated at approximately $18.72 billion in 2024 and is projected to grow to $30.76 billion by 2034, reflecting a compound annual growth rate (“CAGR”) of 5.09% over the forecast period. Advanced wound care products are essential for treating chronic wounds such as diabetic foot ulcers, pressure ulcers, and burns. However, current offerings are frequently limited by short duration of action, wound cytotoxicity, and vulnerability to microbial colonization. The advanced wound care market encompasses a diverse range of solutions, including negative pressure wound therapy, advanced dressings, tissue engineered skin substitutes, wound cleansers and irrigants, and wound closure devices. Significant revenue growth is occurring across various regions, with North America demonstrating the highest expected growth rate, with revenue valued at

$7.2 billion in 2023 and projected to reach approximately $11.0 billion by 2032. Effective products that minimize risk and maximize healing rate while reducing the rate of microbial infiltration to the wound/dressing(s) would meet significant unmet needs in this space.
According to Fact MR, the global market for the treatment of atopic dermatitis, commonly known as eczema, is estimated at approximately $12.0 to $18.0 billion. The market is expected to expand, largely driven by rising awareness of eczema, quick detection and rising use of harsh sanitary products. Moderate-to-severe cases represent an estimated 40% of the total market. According to the National Eczema Association, it is estimated that 6.6 million adults and 3.2 million children in the United States have moderate-to-severe eczema. Dupixent® (dupilumab), an injectable biologic, currently leads the market in sales and revenue. Despite its success, Dupixent’s injectable format remains a barrier for certain patient populations, particularly pediatric patients, underscoring demand for noninvasive, effective alternatives.
According to Grand View Research, the global market for the treatment of onychomycosis (fungal nail infections) was valued at approximately $3.81 billion in 2024, with North America representing 40.3% of the global market in 2024. Despite the high prevalence of onychomycosis, a majority of affected individuals do not seek treatment. This is largely due to factors such as lack of awareness, the need for confirmed diagnosis through nail samples, and expensive treatments often not covered by insurance. Topical antifungals have demonstrated limited efficacy, with success rates ranging from 6.5% to 17.9%; CDC only suggests oral therapies for onychomycosis based on limited efficacy of topicals, yet oral terbinafine (LAMISIL®), the oral/primary systemic alternative, is associated with hepatotoxicity risks and typically requires ongoing liver function monitoring. The market presents substantial opportunity for novel, safe, and efficacious topical therapies.
Vaccines represent a crucial segment, particularly for diseases requiring robust, long-lasting immunity, and the vaccine market has been expanding, especially to tackle diseases predominantly in developing countries. However, challenges such as cold-chain logistics and limited thermostability have historically hindered access for developing countries and remote military outposts. Innovations in thermostable, intranasal vaccines can address these issues, opening significant opportunities to improve global immunization coverage and penetrate untapped markets. The market uplift potential for respiratory vaccines is 25%. Furthermore, leading players have engaged in mergers and acquisitions for strategic reasons such as expanding their product line and market potential. We anticipate the primary market for our Marburg vaccine candidate will consist of governmental and military agencies seeking to stockpile vaccines for biodefense purposes, as well as public health organizations aiming to distribute the vaccine in remote or underserved regions where cold chain logistics are limited or unavailable. In addition, we expect to be eligible to receive a transferrable priority review voucher from the FDA for pursuing a neglected tropical disease indication. While the market value of such vouchers varies, recent transactions have valued priority review vouchers in the range of approximately $80 million to $120 million.
The U.S. government has historically prioritized the development and stockpiling of medical countermeasures for Category A bioterrorism threats through multi-year procurement agreements. A notable example is the long-standing relationship between the U.S. Department of Health and Human Services and Emergent BioSolutions, which supplies the anthrax vaccine (“BioThrax”) to the Strategic National Stockpile (the “SNS”) and U.S. military personnel. According to publicly available data, Emergent BioSolutions has received over $2 billion in cumulative federal contracts related to anthrax vaccine production, distribution, and stockpile replenishment, including recent awards in excess of $200 million per year.
We believe this procurement history provides a relevant benchmark for the potential commercial pathway of our investigational intranasal Marburg virus vaccine, which targets a similarly classified Category A pathogen with high mortality and recognized potential for weaponization. Like anthrax, Marburg virus is designated by Centers for Disease Control and Prevention (“CDC”) as a Category A biological threat, warranting preparedness through vaccine stockpiling and rapid deployment capabilities.
Our vaccine candidate is formulated for needle-free, intranasal delivery and incorporates thermostability features, potentially enabling more efficient distribution, self-administration in field settings, and reduced reliance on cold-chain logistics. These attributes may offer operational advantages over injectable vaccines, particularly for military and emergency response use cases.

Subject to successful clinical development and regulatory approval, we believe our Marburg vaccine candidate could be eligible for multi-year procurement contracts from government agencies including the Biomedical Advanced Research and Development Authority (“BARDA”) and the Department of Defense, as well as international public health stakeholders such as the World Health Organization (“WHO”) and the Coalition for Epidemic Preparedness Innovations (“CEPI”).
While the scope and timing of such contracts will ultimately depend on future demand, regulatory progress, and government funding priorities, historical procurement data for the anthrax vaccine suggest that successful Category A countermeasures may be positioned to generate annual revenues ranging from $100 million to $300 million, with additional revenue from allied government purchases, international stockpiling, and use in civilian emergency preparedness programs.
Eczema / Atopic Dermatitis: Market Overview and Unmet Needs
Atopic dermatitis, commonly referred to as eczema, is a chronic inflammatory skin condition characterized by pruritus (itching), erythema (redness), and skin barrier dysfunction. According to the National Eczema Association, it is one of the most prevalent skin disorders globally, affecting an estimated 10-20% of children and up to 10% of adults in developed countries. In the United States, approximately 16.5 million adults are impacted by eczema, with moderate-to-severe eczema accounting for 40% of these patients.
Current treatment paradigms for atopic dermatitis include topical corticosteroids, calcineurin inhibitors, systemic immunosuppressants, and more recently, biologic therapies targeting specific cytokines involved in disease pathogenesis. While biologics such as Dupixent® (dupilumab) have demonstrated efficacy in moderate-to-severe cases, they are associated with high costs, require systemic administration, and may present risks of immune modulation. Additionally, topical corticosteroids are limited by concerns over long-term skin thinning, irritation, and sensitization. While newer biological topicals, such as JAK inhibitors like Vtama®, have demonstrated some efficacy in moderate-severe eczema, they are hindered by high cost and poor safety profiles that often lead to so-called “black-box” warnings.
There remains unmet need for effective, non-steroidal, non-systemic topical therapies that can address both microbial burden and inflammatory pathways without the adverse effects commonly associated with existing treatments. Turn Therapeutics has initiated human trials for GX-03/Hexagen as a topical, non-steroidal, non-biologic immunotherapy for moderate-severe eczema, leveraging its dual mechanism of action: direct antimicrobial activity and inhibition of pro-inflammatory cytokines implicated in atopic dermatitis. Data and FDA clearances indicate the Hexagen formula is non-cytotoxic, non-irritating, and non-sensitizing, which we believe will help address key tolerability concerns as compared to current therapies.
Nail Fungus / Onychomycosis: Market Overview and Unmet Needs
Onychomycosis is a common fungal infection of the nails, primarily caused by dermatophytes, yeasts, and non-dermatophyte molds. The condition results in nail discoloration, thickening, and separation from the nail bed, leading to pain, discomfort, and cosmetic concerns. According to CDC, onychomycosis is estimated to effect approximately 14% of the U.S. and global population, with prevalence increasing in older adults and individuals with comorbidities such as diabetes or peripheral vascular disease. Most patients with onychomycosis do not seek professional treatment due to the limitations of current therapeutic options, detailed below.
Current treatment options include oral antifungal medications (e.g., terbinafine, itraconazole) and topical therapies (e.g., ciclopirox, efinaconazole). Oral therapies demonstrate higher efficacy but are associated with systemic side effects, including hepatotoxicity and drug-drug interactions, limiting their use in certain patient populations. Treatment durations are long, often requiring 12 weeks or more, and recurrence rates remain high.
Topical therapies offer a safer route of administration but are limited by poor nail penetration and suboptimal efficacy. Clinical cure rates for topicals are typically below 20%, with efinaconazole (Jublia®), one of the leading products, demonstrating complete cure rates of approximately 15-18% in pivotal trials.

These limitations underscore the need for novel topical treatments capable of effectively penetrating the nail plate and delivering therapeutic concentrations to the site of infection without systemic exposure.
Turn Therapeutics is advancing GX-03/Hexagen as a PHMB-based topical formulation for onychomycosis, designed to overcome nail penetration challenges while leveraging its established antimicrobial properties. In-vivo data support the formulation’s ability to reach the nail bed and exhibit fungicidal activity against dermatophytes, addressing key shortcomings of current topical therapies. Additionally, data from a 100 plus patient, independent investigation entitled “A Novel Approach to Polymicrobial Nail Infection” conducted by R. Daniel Davis, DPM in 2018-2019, suggests that Turn’s formulation may achieve clinical clearance (based on visible evidence of the development of a Beau’s line with progression of a clear nail plate to the distal end of the nail) as high as 70-85% in diverse patient populations (including diabetic patients) when applied topically once or twice daily. This data suggests favorable outcomes among patients beyond Turn’s in-vivo models as conducted by Altogen Laboratories. Data generated by any independent investigators may not predict the results of later clinical trials of any of our current or future product candidates. “A Novel Approach to Polymicrobial Nail Infection” involved no placebo or comparator group, and was an investigator-initiated trial, meaning that Turn has less control over the protocols, administration or conduct of the trial as compared to its own trials, including follow-up with patients and ongoing collection of data after treatment.
Our Competition
The biopharmaceutical industry utilizes rapidly advancing technologies and is characterized by intense competition. There is also a strong emphasis on intellectual property and proprietary products. In our segment of the biopharmaceutical industry, competition from different sources including major biopharmaceutical companies, academic institutions, government agencies and public and private research institutions will continue. Many of our competitors have significantly greater financial resources and expertise in product candidate development and may have progressed further toward approval and marketing. In addition, smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
Risk Factors Summary
Our business and our common stock are subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:
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We design, develop, and conduct pre-clinical and clinical testing on drug candidates and medical devices. Given the inherent expense associated with these activities, it is common for companies at our stage to incur significant losses associated with such product development. We expect to incur additional losses for the foreseeable future, and it is possible we may never achieve or maintain profitability. Our consolidated financial statements therefore express substantial doubt about our ability to continue as a going concern.

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We have a limited operating history and there are inherent uncertainties and risks in pharmaceutical and medical device product development and commercialization.

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If we fail to obtain or generate the capital necessary to fund our operations, we will be unable to continue or complete our product development and you will likely lose your entire investment.

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Even if we can raise additional funding, we have in the past and may in the future enter into financing agreements that lead to increased dilution, and which will result in sales of our common stock in the open market, which could adversely impact the trading price of our common stock.

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We are an early-stage company that competes against large, well-established companies with long-standing relationships, extensive clinical data, and recognized brands, as well as against new companies with innovative products.

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We identified a material weakness in our internal control over the accuracy of our financial reporting. Any failure to maintain an effective control over financial reporting may result in material misstatements of our consolidated financial statements.

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We expect to increase the size of our organization in the future, and we may experience difficulties in managing this growth. If we are unable to manage the anticipated growth of our business, our future revenue and operating results may be harmed.

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We rely upon and intend to continue to rely upon third parties to manufacture our medical devices and drug candidates including for pre-clinical testing, clinical testing, and commercialization. Commercialization of any of our drug candidates and/or medical devices could be stopped, delayed, or made less profitable if those third parties fail to maintain compliance with government regulators, fail to provide us with sufficient quantities of drug product, devices, or device components, or fail to do so at acceptable quality levels or prices.

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Our business is dependent on the successful development, regulatory approval, and commercialization of our products, product candidates and/or future products and product candidates.

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Clinical trials and preclinical studies are expensive, time consuming, difficult to design and implement, and involve uncertain outcomes.

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Failure to comply with government regulations could adversely affect our business.

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If we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected.

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Obtaining approval of a new device or drug is lengthy, expensive, and inherently uncertain.

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Issued patents covering our current or future products or product candidates could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

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If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

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Laws, rules and regulations that protect the privacy and security of personal information may increase our costs, limit our ability to collect and use that information, and subject us to liability if we are unable to fully comply with such laws, rules and regulations.

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If we are unable to obtain, maintain and enforce patent protection for our current products and product candidates, and any future products or product candidates we may develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products and product candidates similar or identical to ours and our ability to successfully develop and commercialize our products and product candidates may be adversely affected.

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We may become subject to claims or legal proceedings alleging that we are infringing, misappropriating or otherwise violating the intellectual property rights of others.

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Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated as a result of noncompliance with these requirements.

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Cybersecurity breaches, attacks and other similar incidents, as well as other disruptions, could compromise our confidential and proprietary information, including personal information, and expose us to liability and regulatory fines, increase our expenses, or result in legal or regulatory proceedings, which could cause our business and reputation to suffer.

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Our listing differs significantly from an underwritten initial public offering.

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The public price of our common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our common stock in private transactions.

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An active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.

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Sales of substantial amounts of our common stock in the public markets by our founder, affiliates, or non-affiliates, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain.

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We expect to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

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Because of his significant ownership of our common stock, our founder has substantial control over our business, and his interests may differ from our interests or those of our other shareholders.

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We may not be able to maintain a listing of our common stock on Nasdaq.

Corporate Information
We were initially formed on January 6, 2015, as Global Health Solutions, LLC, a Delaware limited liability company. On October 12, 2018, Global Health Solutions, LLC converted to a Delaware corporation under the name Global Health Solutions, Inc., dba Turn Therapeutics. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to change our name to Turn Therapeutics Inc. Our principal executive offices are located at 250 N. Westlake Blvd., Westlake Village, CA 91362 and our telephone number is (818) 564-4011. Our Internet site is https://turntherapeutics.com/. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:
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being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

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reduced disclosure about our executive compensation arrangements;

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not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;

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an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

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an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the consolidated financial statements.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the listing of our common stock on Nasdaq, (B) in which we have total annual revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, with at least $700.0 million of equity securities held by non-affiliates as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our consolidated financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.
We are a “smaller reporting company” as defined in the Exchange Act. Smaller reporting companies may take advantage of certain scaled disclosures, including, among other things, providing only two years of audited financial statements in their Annual Report on Form 10-K, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and having reduced disclosure obligations regarding executive compensation. We will be able to take advantage of these reduced disclosures for so long as our voting and nonvoting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and nonvoting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.
For certain risks related to our status as an emerging growth company and a smaller reporting company, see the section titled “Risk Factors — Risks Related to Our Direct Listing and Ownership of Our Common Stock — We are an ‘emerging growth company’ and a ‘smaller reporting company’ and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.”
Controlled Company
Upon the effectiveness of the registration statement of which this prospectus forms a part, our founder and Chief Executive Officer will control more than 50% of our outstanding shares of common stock on a fully diluted basis. See “Risk Factors — Risks Related to Our Direct Listing and Ownership of Our Common Stock — Because of his significant ownership of our common stock, our founder has substantial control over our business, and his interests may differ from our interests or those of our other shareholders.” As a result, we expect to be a “controlled company” as defined under Nasdaq Listing Rules. As a controlled company, we are permitted to rely on certain exemptions from Nasdaq’s corporate governance rules, including:
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an exemption from the rule that a majority of our board of directors must be independent directors;

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an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

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an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

We may rely on exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we elect to do so, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. For further discussion of controlled company implications from a corporate governance perspective, see the section titled “Management — Controlled Company Status.”

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following summary consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by reference to, the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.
The summary consolidated financial and other data presented for the years ended December 31, 2024 and 2023 and as of December 31, 2024 and 2023 has been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary consolidated financial and other data as of June 30, 2025 and for the six months ended June 30, 2025 and 2024 is derived from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and reflect, in the opinion of management, adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited condensed consolidated financial statements. Our historical results for any prior period are not necessarily indicative of results expected in any future period.
	Six months ended June 30,		Year Ended December 31,
	2025	2024	2024	2023
Consolidated Statements of Operations Data:
Operating expenses
General and administrative	$1,679,591	$712,260	$1,551,168	$2,300,649
Research and development	71,937	82,907	245,956	7,500
Total operating expenses	1,751,528	795,167	1,797,124	2,308,149
Loss from operations	(1,751,528)	(795,167)	(1,797,124)	(2,308,149)
Other income
Interest income	10,296	16,330	28,709	15,882
Other income	172,260	—	—	—
Total other Income	182,556	16,330	28,709	15,882
Loss Before Provision For Income Taxes	(1,568,972)	(778,837)	(1,768,415)	(2,292,267)
Provision/(Benefit) For Income Taxes	—	—	—	—
Net Loss	(1,568,972)	(778,837)	(1,768,415)	(2,292,267)
Basic and diluted net loss per share(1)	(0.12)	(0.06)	(0.13)	(0.17)
Weighted average common shares outstanding(1)	13,602,173	13,248,398	13,422,845	13,247,241
	Six months ended June 30,		Year Ended December 31,
	2025	2024	2024	2023
Cash Flow Data:
Net cash used in operating activities	$(798,024)	$(554,503)	$(1,361,305)	$(1,377,680)
Net cash used in investing activities	(31,751)	(48,183)	(99,475)	(44,306)
Net cash provided by financing activities	3,147,119	306,712	1,152,382	500,000
	As of
	June 30, 2025	December 31, 2024	December 31, 2023
Balance Sheet Data:
Cash and cash equivalents	$3,189,943	$872,599	$1,180,997
Total current assets	3,393,961	1,097,924	1,201,817
Total assets	4,331,302	2,048,889	2,013,560
Total current liabilities	1,060,752	707,932	489,779
Total liabilities	2,556,806	2,226,321	1,927,792
Total stockholders’ equity (deficit)(1)	1,774,496	(177,432)	85,768

(1)
Does not give effect to the Stock Split

RISK FACTORS
You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
We design, develop, and conduct pre-clinical and clinical testing on drug candidates and medical devices. Given the inherent expense associated with these activities, it is common for companies at our stage to incur significant losses associated with such product development. We expect to incur additional losses for the foreseeable future, and it is possible we may never achieve or maintain profitability. Our consolidated financial statements therefore express substantial doubt about our ability to continue as a going concern.
We had net losses of $1.57 million and $0.78 million for the six months ended June 30, 2025 and 2024, respectively, and an accumulated deficit of $20.76 million as of June 30, 2025. We had net losses of $1.77 million and $2.29 million for the years ended December 31, 2024 and 2023, respectively, and an accumulated deficit of $19.20 million as of December 31, 2024. We expect to incur additional losses via the research, development, and subsequent commercialization of our medical device products and drug candidates.
Our consolidated financial statements express substantial doubt as to our ability to continue as an ongoing business due to insufficient capital on hand to fund our drug development plans as outlined in this prospectus. Refer to Note 2 in our unaudited condensed consolidated financial statements and Note 2 in our consolidated financial statements included elsewhere in this prospectus for more information on our liquidity and ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. Our ability to continue as a going concern is dependent upon, among other things, our ability to obtain additional capital through public or private equity offerings, licensing arrangements, strategic collaborations, and/or other sources. If we are unable to obtain sufficient capital to fund our intended drug development programs, we may be forced to delay, reduce, or terminate these programs or other operations. Our ability to generate product revenue and achieve profitability is dependent upon our ability to successfully commercialize our developed medical devices, as well as obtain approval for and commercialize our drug product candidates. We have incurred operating losses and negative operating cash flows since inception due to the expenses associated with the design and development of these assets and have primarily relied on equity financings and a medical device collaboration agreement to fund our operations. We will need to obtain additional capital from financings and/or collaboration agreements to continue our development plans and operations.
We are subject to risks associated with being an early-stage pharmaceutical and medical device development company, including the need to develop, demonstrate and refine our products and services, produce successful results from pre-clinical and clinical trials, expand our management and technical team, successfully commercialize our products and product candidate(s), obtain customers upon placing any products or product candidates for sale and ultimately achieve and sustain profitability. While we believe that, with our plans to carry out pre-clinical and clinical trials and obtain additional financing, we will be able to maintain operations and continue research and development for a year from the date of the consolidated financial statements included elsewhere in this prospectus, there can be no assurance that such plans will be successful and failure to obtain and/or generate sufficient capital could have a material adverse effect on our financial condition. Investment in pharmaceutical and medical device product development and commercialization is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product or product candidate will fail to gain regulatory approval or fail to become commercially viable after approval. We have generated minimal revenues from operations, and we cannot estimate with precision the extent of our future losses. We do not have any products that are currently available for commercial sale, and we may never generate product revenue or achieve profitability.
We cannot assure you that we will be profitable even if we successfully commercialize any of our drug candidates or medical devices, as our revenue will be dependent upon, among other things, the size of the markets in the territories for which we have or gain regulatory approval, the number of competitors in such markets, the accepted price for any medical device or drug candidate, and whether we own the commercial rights for those territories. If an intended indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice, or treatment guidelines, we may not generate significant revenue from sales of any of our products or product candidates. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Failure to become and remain profitable may adversely impact the market price of our common stock and our ability to raise capital and continue operations.
We have a limited operating history and there are inherent uncertainties and risks in pharmaceutical and medical device product development and commercialization.
We are a pharmaceutical and medical device development company with a relatively limited operating history upon which you can evaluate our business and prospects. We were formed in January 2015 by our founder as a research and development incubator for drug candidates and medical devices, and our operations to date have primarily been limited to research, development, and out-licensing/partnering while pursuing additional indications for our technologies to similarly partner in both medical device and drug markets. The ability to execute our business model and generate revenues depends on a number of factors, including our ability to:
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successfully obtain requisite regulatory approval to begin drug trials and obtain approvals for said drug candidates;

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identify new out-licensing and partnership opportunities;

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realize the benefits of our strategic partnerships and other collaborations;

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launch commercial sales of our drug candidates and medical devices following regulatory approvals, whether alone or in collaboration with others, including establishing sales, marketing and distribution systems;

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attract and retain experienced management teams and operational personnel to support our ongoing clinical development efforts, and successfully prepare for the commercialization of our product candidates and medical devices following regulatory approvals, if any;

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initiate and maintain relationships with third party suppliers and manufacturers and have commercial quantities of product candidates and medical devices, following regulatory approvals, manufactured at acceptable cost and quality levels and in compliance with the FDA and other regulatory requirements;

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achieve market acceptance of product candidates and medical devices following regulatory approvals in the medical community and with third party payors and consumers;

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raise additional funds when needed and on terms acceptable to us;

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successfully identify new product candidates and medical devices through our discovery efforts and advance those product candidates and medical devices into preclinical studies and clinical trials; and

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maintain, expand and protect our intellectual property portfolio.

Our current operational plans focus energy and resources on the development of our drug candidates. Because of the numerous risks and uncertainties associated with drug development, we are unable to predict the timing or amount of increased expenses, or when or if, we will be able to achieve or maintain profitability. Our expenses could increase beyond expectations if we are required by the FDA to perform studies or clinical trials in addition to those that we have completed and anticipate completing for our drug candidates. We also anticipate incurring costs associated with the commercial launch of our products or product candidates. If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be negatively impacted.
If we fail to obtain or generate the capital necessary to fund our operations, we will be unable to continue or complete our product development and you will likely lose your entire investment.
We will need to continue to seek capital from time to time to continue development of our drug candidates and/or commercialization of both our drug candidates and medical devices. We cannot provide any assurance that any revenues that we may generate in the future will be sufficient to fund our ongoing operations. We believe that we will need to raise substantial additional capital to fund our operations and the development and commercialization of our products and product candidates.
Our business or operations may change in a manner that may consume available funds more rapidly than anticipated and substantial additional funding may be required to maintain operations, fund expansion, commercialize our products and product candidates, develop new or enhanced products, acquire complementary products, business or technologies or otherwise respond to competitive pressures and opportunities, such as a change in the regulatory environment or a change in preferred treatment modalities. In addition, we may need to change our commercialization strategy, which could require additional capital. However, we may not be able to secure funding on favorable terms, if at all.
If we cannot raise or obtain adequate funds to satisfy our capital requirements, we may have to delay, scale back or eliminate our research and development activities, clinical studies or operations. We may also be required to obtain funds through arrangements with collaborators, which arrangements may require us to relinquish rights to certain intellectual property, technologies or products that we otherwise would not consider relinquishing, including rights to future product candidates and medical devices or certain major geographic markets. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.
The amount of capital we may need depends on many factors, including the progress, timing and scope of our product development programs; the progress, timing and scope of our pre-clinical studies and clinical trials; the time and cost necessary to obtain regulatory approvals; the time and cost necessary to further develop manufacturing processes and arrange for contract manufacturing; our ability to enter into and maintain collaborative, licensing and other commercial relationships; and our partners’ commitment of time and resources to the development and/or commercialization of our products.
Even if we can raise additional funding, we have in the past and may in the future enter into financing agreements that lead to increased dilution, and which will result in sales of our common stock in the open market, which could adversely impact the trading price of our common stock.
On August 29, 2025, we entered into an amended and restated Share Purchase Agreement and an amended and restated Registration Rights Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (as amended, the “GEM Purchase Agreement” and the “GEM Rights Agreement,” respectively, and together, the “GEM Agreements”), pursuant to which GEM agreed to purchase up to $85.0 million (the “aggregate limit”) in shares of our common stock subject to certain conditions and limitations, including, but not limited to, the registration of our common stock on a national securities exchange.
We may deliver an initial drawdown notice to GEM upon the effectiveness of the resale registration statement for the shares of our common stock that may be put to GEM under the GEM Agreements, in an amount not exceeding $10.0 million, provided that GEM reserves the right to subscribe for between 50% and 200% of the initial draw down amount. GEM will purchase shares at a price equal to 90% of the average daily closing price of our stock over the 10 consecutive trading days beginning on the date of such drawdown. For subsequent drawdowns of up to the remaining $75.0 million, the applicable drawdown pricing period will be 15 consecutive trading days beginning on the notice date, provided that any requested drawdown may not exceed 300% of the average daily trading volume of our common stock during the 15 trading days immediately preceding the notice.
In connection with the GEM Agreements, we are also required to pay a commitment fee of 1% of the aggregate limit in cash or freely tradeable common stock, which may further reduce our available working capital or dilute our existing shareholders. Additionally, upon listing of our shares of common stock on a securities exchange, we are obligated to issue GEM a warrant to purchase a number of shares of common stock equal to 4% of our fully diluted outstanding shares immediately following the public listing at an exercise price equal to the lesser of (i) the closing bid price of the common stock on the date of the public listing, or (ii) the quotient obtained by dividing $150.0 million by the number of shares of our common stock that are outstanding on a fully diluted basis as of such date, subject to certain adjustments as set forth in the GEM Purchase Agreement. If the market price of our common stock exceeds the exercise price of the warrant, GEM is likely to exercise warrant shares, which would result in the issuance of a substantial number of additional shares of our common stock.
We have issued $250,000 worth of shares of our common stock to Clear Street in connection with the engagement of Clear Street as our financial advisor for this direct listing and have agreed to register such shares on this prospectus. Clear Street will be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading. While we have engaged an independent valuation agent as required by applicable Nasdaq listing rules, Clear Street’s dual roles as our financial advisor that will be involved in Nasdaq’s price-setting mechanism and a Registered Stockholder whose shares are being registered for resale under this registration statement may create a conflict of interest as Clear Street’s interests may differ from those of our other stockholders.
As a result of these agreements, the listing of our common stock on Nasdaq and future agreements or equity financings we may pursue, there may be sales of a substantial number of shares of our common stock shortly after our listing on Nasdaq, which is likely to adversely impact the trading price of our common stock. These effects may be exacerbated by the nature of a direct listing, which typically involves higher volatility and lower trading volumes compared to traditional initial public offerings. See “Description of Capital Stock — Share Purchase Agreement.” In addition, while we expect to receive proceeds from sales of our common stock under the GEM Agreements following such a listing, these proceeds may not be sufficient to fund our ongoing operations or meet our future capital needs.
We also may issue our share capital or securities convertible into our share capital from time to time in connection with a financing, acquisition, investments, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and cause the public price of our common stock to decline.
The capital markets have been unpredictable in the recent past for companies such as ours. The amount of capital that companies such as ours can raise, as well as the terms upon which such capital may be available, often depends on variables that are beyond their control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.
We identified a material weakness in our internal control over the accuracy of our financial reporting. Any failure to maintain an effective control over financial reporting may result in material misstatements of our consolidated financial statements.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2024, we determined that there were certain errors pertaining to our accounting for stock-based compensation, which resulted in our identification of a material weakness in our internal controls over financial reporting related to lack of properly designed, implemented and effective operating controls. Management, with oversight from board of directors and the audit committee of the board, intends to implement a remediation plan for this material weakness that is expected to include, among other things, hiring of personnel or engaging experts with adequate expertise in GAAP, designing and maintaining a formal control environment, accounting policies and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures.
We may incur significant costs in connection with remediating this material weakness. Neither we nor our independent registered public accounting firm have tested the effectiveness of our internal control over financial reporting, and we cannot assure you that we will be able to successfully remediate the material weakness described above. Even if we successfully remediate such material weakness, we cannot assure you that we will not suffer from this or other material weaknesses in the future.
We are an early-stage company that competes against large, well-established companies with long-standing relationships, extensive clinical data, and recognized brands, as well as against new companies with innovative products.
We were founded in January 2015 as a research and development organization and have generated minimal revenues from operations. We cannot assure you that a sustainable market for our drug candidates or medical devices exists, or that we will be able to develop effective business and market strategies to seize market opportunities. An unsustainable market or ineffective market strategy would have a negative impact on our financial condition and share price.
Our competitors include large pharmaceutical and medical device companies. These companies possess substantially greater financial, research and development, sales, marketing, distribution, and regulatory resources, and have been in business longer with greater brand recognition. Their greater capabilities in these areas may enable them to outperform our prices, product development and market recognition while being able to bear increasing costs. We cannot assure you that our products will compete effectively and experience growing sales.
Rapid technological innovation or consolidation among larger competitors may exacerbate these trends and result in the obsolescence of our products or technologies, potentially requiring further investment in R&D or licensing to remain competitive. These pressures could further impair our financial results and strategic flexibility.
Additionally, innovative new companies which promise significant medical benefits are established every year and provide further market competition. If these companies gain market acceptance, our ability to grow our business could be materially and adversely affected. Accordingly, our future success depends upon a number of factors including: (i) identifying emerging trends in our target end-markets, (ii) developing, acquiring and maintaining competitive products, (iii) enhancing our products via innovative, differentiating features; and (iv) bringing products to market quickly and cost-effectively via development or acquisition.
We depend on certain key personnel and must attract and retain additional talent.
Our future success depends on the efforts of key personnel and consultants. Mr. Burnam is, through BEB Holdings, LLC, our controlling shareholder, and therefore has significant influence on, and is a driver of, our business planning, strategy, and culture. Our success depends to a significant degree on his leadership, long-term vision, relationships, knowledge of the industry, and ability to execute our overall business strategy. If Mr. Burnam were to discontinue his service with us for any reason, it could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, financing requirements, liquidity, prospects and the price of our common stock.
As we grow, we will need to attract and hire additional employees in manufacturing, operations, clinical development, finance, legal, human resources, and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring, and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire, and retain the right talent or make too many hiring mistakes, it is possible that our business will suffer from not having the right employees in the right positions at the right times. This could adversely impact the value of your investment.
We expect to increase the size of our organization in the future, and we may experience difficulties in managing this growth. If we are unable to manage the anticipated growth of our business, our future revenue and operating results may be harmed.
As of June 30, 2025, we have two full-time employees and various contractors serving in manufacturing, regulatory, quality, clinical advisory, accounting and finance and laboratory/clinical testing functions. We expect to hire additional contractors. As our sales and marketing strategies develop and as we transition into operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management such as: identifying, recruiting, integrating, maintaining and motivating additional employees; managing our internal development efforts effectively, while complying with our contractual obligations to contractors and other third parties; and improving our operational, financial and management controls, reporting systems and procedures.
Our future success will depend on our ability to efficiently manage this growth while continuing to execute on clinical, commercial, and regulatory goals. Our management may also have to divert a disproportionate amount of attention away from day-to-day activities to manage these growth activities.
Other pharmaceutical and medical device companies we compete against for qualified personnel and consultants may have greater financial and other resources, different risk profiles and a longer operating history in the industry than we do. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop product candidates and medical devices will be impacted and may harm our business.
The success of our business will depend upon our ability to create and expand our brand awareness.
The pharmaceutical and medical device markets within which we intend to compete are highly competitive, with many well-known brands leading the industry. Our ability to compete effectively and generate revenue will be based upon our ability, or the ability of our commercial partners, to create and expand awareness of our drug candidates and/or medical devices distinct from those of our competitors. If there is a failure in our commercialization strategy and widespread brand awareness is not developed cost-effectively, our growth will be impeded and our business may suffer.
It is imperative that we are able to convey to consumers the benefits of our drug candidates and medical devices. However, advertising, packaging and labeling of such products is and will be limited by various regulations. Our success will be dependent upon our ability to convey to consumers that our products are superior to those of our competitors while complying with all applicable regulations.
Changes in methods of product manufacturing may result in additional costs or delay.
As our product candidates and medical devices proceed through the development process, it is common that various aspects of the development program, such as manufacturing methods, are altered in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause product candidates and medical devices to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. Such changes may also require additional testing, FDA notification or FDA approval, or another regulatory authority’s notification or approval, as applicable, since similar requirements apply in other jurisdictions. This could delay the completion, or result in the abandonment of, clinical trials, require the conduct of bridging clinical trials, the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and medical devices and jeopardize our ability to commence sales and generate revenues.
We may also experience shortages due to manufacturing difficulties. Our manufacturing operations could be disrupted by fire, earthquake or other natural disasters, a labor-related disruption, failure in supply or other logistical channels, electrical outages or other reasons. If there were a disruption to our manufacturing chain, we would be unable to manufacture until we have secured adequate raw material supply and re-validated additional manufacturing facilities.
For some of our products, we obtain raw materials from one supplier. If we are unable to obtain raw materials supplied by any such existing supplier, our ability to manufacture and deliver our products to the market would be impeded or delayed, which could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common stock to decline.

Our research and development efforts benefit from strategic partnerships and research collaborations, and we cannot guarantee that any previous or future strategic partnerships or research collaborations will be successful.
Our research and development efforts benefit from strategic partnerships and research collaborations, and we cannot guarantee that any previous or future strategic partnerships or research collaborations will be successful. The rapid pace of technological development in the pharmaceutical and medical device industry and the specialized expertise required in different areas of pharmacy and medicine make it difficult for one company alone to develop a broad portfolio of pharmaceutical and medical solutions. Our research and development strategy may include entering into collaborations or strategic partnerships with third parties that have complementary technologies or capabilities. These collaborations involve risk and uncertainty and may not yield viable commercial opportunities. If we fail to establish strategic partnerships and research collaborations, we may be required to make significant capital investments to develop those capabilities internally.
In addition to internally generated growth through our research and development efforts, we have also used, and expect to continue to use, strategic partnerships or research collaborations to provide us access to new technologies both in areas served by our existing businesses as well as in new areas. We expect to make future strategic partnerships or research collaborations where we believe that we can stimulate the development or acquisition of new technologies and products to further our strategic objectives and strengthen our existing businesses. Strategic partnerships or research collaborations in and with medical technology companies are inherently risky, and we cannot guarantee that any of our previous or future strategic partnerships or research collaborations will be successful or will not materially adversely affect our business, results of operations, financial condition, and cash flows.
Our business is dependent on the successful development, regulatory approval, and commercialization of our products, product candidates, and/or future products and product candidates.
Our business is dependent on successful clinical trials of its products as well as FDA clearances/approvals of its products. We have three FDA clearances for medical devices, two of which were obtained by the fourth quarter of 2017. In 2022, the Company entered into a licensing agreement for a biologic product it developed that is pending FDA clearance. The Company is also in active negotiations for one of its currently FDA-cleared products — Xeal (K183681) — for out-licensing to advanced wound care organizations with the intent to receive additional upfront and future royalty payments to aid in funding its pharmaceutical drug trials. The Company expects to continue increasing its drug development pipeline through expanded clinical trials for multiple disease indications and the buildout of staffing required to conduct such drug development. Failure to obtain meaningful clinical data, get further clearances/approvals from the FDA, or an inability to successfully develop license or market products could have a material adverse effect on the business, prospects, or operations of the Company.
In July 2025, we commenced a human trial on patients with moderate to severe eczema using our medical device formula cleared by FDA for the management of atopic dermatitis (eczema). This is the identical formula the company would propose for drug approval assuming positive trial outcomes. We expect to submit for IND approval to commence Phase 3 trials of this formula for moderate-severe eczema and onychomycosis following completion of this trial, and expect to include the relevant data in the IND approval submission package.
We currently have three total medical device clearances on completed products from the FDA. We have one fully-developed medical device, Flex, which is undergoing testing for De Novo clearance. After any De Novo request is accepted, the FDA will conduct a substantive review to determine if the device meets the criteria for De Novo classification, and there can be no assurance as to the FDA’s final determination. We have a completed drug candidate pending IND submission for moderate-severe eczema and onychomycosis. We have one pharmaceutical/drug candidate, specifically a thermostable, intranasal in pre-clinical development. The success of our business, including our ability to generate any substantial revenues in the future, will depend to a significant extent on both the successful regulatory approval and commercialization of our current and future products.
The clinical and commercial success of these current and future products will depend upon a number of factors, including the following:

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our ability to successfully establish manufacturing and distribution partnerships or license our products to third party companies which successfully implement and execute a marketing and sales strategy for our current and/or future products in the U.S. and internationally, whether alone or in collaboration with others;

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timely completion of our clinical trials, which may be significantly slower or cost more than we currently anticipate and will depend substantially upon the performance of third party contractors;

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whether we are required by the FDA or foreign regulatory authorities to conduct additional clinical trials or other studies beyond those planned to support the approval and commercialization of our current or future products or product candidates;

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acceptance of our proposed indications and primary and secondary endpoint assessments relating to the proposed indications of our current product candidates by the FDA and foreign regulatory authorities;

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the prevalence, duration and severity of potential side effects or other safety issues experienced with our current or future products or product candidates;

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the timely receipt of necessary marketing approvals from the FDA and foreign regulatory authorities for our current or future products or product candidates;

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achieving, maintaining and, where applicable, ensuring that our third party contractors achieve and maintain compliance with our contractual obligations and with all regulatory requirements applicable to Hexagen/GX-03 or any of our current or future products or product candidates;

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the ability of third parties upon which we rely to manufacture clinical trial and commercial supplies of Hexagen/GX-03 or any of our current or future products, product candidates and medical devices to remain in good standing with relevant regulatory authorities and to develop, validate and maintain commercially viable manufacturing processes that are compliant with Current Good Manufacturing Practice (“cGMP”);

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physician and patient demand for any of our current or future products or product candidates;

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our ability to establish, maintain, defend and enforce intellectual property rights in and to our current and future technologies, products and product candidates;

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our ability to avoid third party patent interference, intellectual property challenges or intellectual property infringement, misappropriation, dilution or other claims; and

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the ability to raise any additional required capital on acceptable terms, or at all.

Further, competitors who are developing competing products that have a similar mechanism of action may experience problems with their products that could indicate or result in class-wide problems or additional requirements that could potentially harm our business. Due to these risks and uncertainties, we cannot provide assurances that we will be able to generate sufficient revenue through the sale of our current or future products or product candidates to achieve or maintain profitability.
Clinical trials and preclinical studies are expensive, time consuming, difficult to design and implement, and involve uncertain outcomes.
Our pharmaceutical and medical device candidates that are or will be in clinical development or preclinical studies require, as applicable, extensive clinical testing before achieving regulatory approval in the form of a medical device clearance or new drug approval (“NDA”), or other similar application for regulatory approval, as an application for marketing authorization may be submitted to any foreign jurisdictions in which we may market and sell our products. We cannot provide any assurance that we will submit applications for regulatory approval for unapproved/future products or whether any such application will be accepted for review or ultimately approved by the relevant regulatory authorities.
Clinical trials and preclinical studies are expensive, time consuming and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. In addition, failures can occur at any stage of development, including clinical trials or preclinical studies, and we could encounter problems that cause us to abandon or repeat clinical trials or preclinical studies. In addition, results from clinical trials or preclinical studies may require further evaluation, delaying the next stage of development. Further, product candidates and medical devices in later stages of clinical trials may fail to show the desired safety and efficacy results despite having successfully progressed through preclinical and earlier stage clinical trials. Such product candidates and medical devices may exhibit safety signals in later stage clinical trials that they did not exhibit in earlier studies or trials. A number of companies in the pharmaceutical and medical device industry have suffered significant setbacks in, or the discontinuation of, advanced clinical trials with a product or product candidate due to lack of efficacy or adverse tolerability findings, despite having promising results in earlier trials or studies. Likewise, the results of early clinical trials or preclinical studies of our product candidates and medical devices may not be predictive of the results of current or future programs. There can also be no assurance that the results of studies conducted by collaborators or other third parties with similar product candidates and medical devices in similar indications will be viewed favorably or indicative of our own future trial results.
If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of our product candidates could be harmed, and our ability to generate product revenue from any of our future products, if approved, may be delayed. In addition, any delays in our clinical trials could increase our costs, cause a decline in our share price, slow down the approval process, and jeopardize our ability to commence product commercialization and generate revenue from said future products. Any of these occurrences may harm our business, financial condition and results of operations. In addition, many of the factors that cause or lead to a termination or suspension of, or delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates and medical devices. We may make formulation or manufacturing changes to our product candidates and medical devices, in which case we may need to conduct additional preclinical or clinical studies to bridge our modified product candidates and medical devices to earlier versions. Each modification to the protocol during a clinical trial must be submitted to the FDA. This could result in the delay or halt of a clinical trial while the modification is evaluated. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and medical devices, and our competitors may be able to bring product candidates and medical devices to market before we do, which could significantly reduce the commercial viability of our product candidates and medical devices.
In addition, we may encounter delays or difficulties in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials for our product candidates/future products. Furthermore, even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our clinical trials for these product candidates. Enrollment in our clinical trials may also be slower than we anticipate, or be stopped, leading to delays in the development timelines for our product candidates and medical devices.
We rely upon and intend to continue to rely upon third parties to manufacture our medical devices and drug candidates including for pre-clinical testing, clinical testing, and commercialization. Commercialization of any of our drug candidates and/or medical devices could be stopped, delayed, or made less profitable if those third parties fail to maintain compliance with government regulators, fail to provide us with sufficient quantities of drug product, devices, or device components, or fail to do so at acceptable quality levels or prices.
We do not currently have, nor do we currently plan to develop, the infrastructure or capability internally to manufacture our clinical supplies for use in the conduct of our clinical trials, and we lack the resources and the capability to manufacture any of our product candidates, medical devices, or medical device components on a clinical or commercial scale. We currently rely on outside vendors to manufacture our clinical supplies of our product candidates and medical devices and plan to continue relying on third parties to manufacture our product candidates, medical devices, or medical device components on a commercial scale, if approved. Our reliance on third party manufacturers exposes us to additional risks. For example, any significant delay in the supply of a product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates. Manufacturers are also subject to ongoing periodic unannounced inspection by the FDA and some state agencies to ensure strict compliance with cGMPs and other government regulations. We do not have control over third party manufacturers’ compliance with these regulations and standards.
We do not have the internal capabilities to independently conduct pre-clinical and clinical trials and therefore we must rely on third parties, such as contract research organizations (“CROs”), medical institutions, clinical investigators and contract laboratories to conduct such trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations, meet expected deadlines or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our products on a timely basis, if at all. Furthermore, our third party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control. The occurrence of any of the foregoing may adversely affect our business, operating results and prospects.
Additionally, there are significant costs associated with clinical trials that can be difficult to accurately estimate, and they may not be successful or may return results that do not support approval or, in the case of post-market studies, continued commercialization. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials. Our interpretation of data and results from our clinical trials does not ensure that we will achieve similar results in future clinical trials. In addition, clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in earlier clinical trials or retrospective studies have nonetheless failed to replicate results in later clinical trials.
The future results of our current or future clinical trials may not support our product candidate and medical device claims or may result in the discovery of unexpected adverse side effects.
Even if clinical trials of our proposed drug candidates are completed as planned, we cannot be certain that their results will support our intended claims, or that the FDA or foreign regulatory agencies will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our drug candidates are safe and effective for the proposed indicated uses. If the FDA or other regulatory agencies conclude that the clinical trials for any of our product candidates have failed to demonstrate safety and effectiveness, we would not receive approval from the FDA or other regulatory agencies to market said product candidate(s) in the United States or internationally for the indications sought.
In addition, such an outcome could cause us to abandon a drug candidate and might delay development of other candidates. Any delay or termination of our clinical trials will delay the filing of any product submissions with the FDA and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the candidate’s tolerability profile. In addition, our clinical trials may involve an insufficiently powered/small patient population, which may lead to results that are not necessarily indicative of future results.
Our employees, independent contractors, service providers and other vendors or potential collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our results of operations.
We are exposed to the risk that our employees and contractors, including principal investigators, CROs, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other unauthorized activities that violate the laws and regulations of the FDA or other similar regulatory bodies, including those laws that require the reporting of true, complete and accurate information to such regulatory bodies; manufacturing and the FDA’s Good Clinical Practice, or GCP, or current Good

Manufacturing Practice, or cGMP, standards; federal, state and foreign healthcare fraud and abuse laws and data privacy; or laws that require the true, complete and accurate reporting of financial information or data.
In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing, bribery, corruption, antitrust violations and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creating fraudulent data in our nonclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee or third party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations.
Additionally, we are subject to the risk that a person, including any person who may have engaged in any fraud or misconduct, or government agency could allege such fraud or other misconduct, even if none occurred. If our employees, independent contractors, service providers or other vendors are alleged or found to be in violation of any such regulatory standards or requirements, or become subject to a corporate integrity agreement or similar agreement and curtailment of our operations, it could have a significant impact on our business and financial results, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, suspension or delay in our clinical trials, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, FDA debarment, contractual damages, reputational harm, diminished profits and future earnings, and additional reporting requirements and oversight, any of which could harm our ability to operate our business and our results of operations.
If we are unable to establish relationships with licensees or collaborators to carry out sales, marketing, and distribution functions or to create effective marketing, sales, and distribution capabilities, we may be unable to market our products successfully.
Our business strategy may include out-licensing intellectual property or product candidates and medical devices to or collaborating with larger firms with experience in marketing and selling medical device and/or pharmaceutical products. There can be no assurance that we will successfully be able to establish marketing, sales, or distribution relationships with any third party, that such relationships, if established, will be successful, or that we will be successful in gaining market acceptance for any products we have developed or might develop. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues per unit sold would be expected to be lower than if we marketed, sold, and distributed our products directly, and any revenues we receive will depend upon the efforts of such third parties. Such agreements may condition payment on the receipt of FDA marketing approval and the achievement of certain commercialization milestones, and there is no assurance that we will meet these milestones or receive the associated payments.
If we are unable to establish such third party marketing and sales relationships, or choose not to do so, we would have to establish sufficient in-house marketing and sales capabilities. To market any products directly, we would have to establish a marketing, sales, and distribution force that has technical expertise and could support a sales and distribution capability. Competition in the biopharmaceutical industry for technically proficient marketing, sales, and distribution personnel is intense and attracting and retaining such personnel may significantly increase our costs. There can be no assurance that we will be able to establish internal marketing, sales, or distribution capabilities or that these capabilities will be sufficient to meet our needs.
In the future, we may seek to identify and acquire or in-license intellectual property, product candidates, medical devices or technologies that are complementary to our existing product portfolio. However, we may not be successful in identifying suitable opportunities, or in negotiating and executing acquisitions or in-licensing agreements on acceptable terms.
We may seek to identify and acquire or in-license intellectual property, novel product candidates and medical devices in the pharmaceutical and medical device field. The process by which we identify such intellectual property or product candidates and medical devices may fail to yield product candidates and medical devices for clinical development for a number of reasons, including those discussed in these risk factors and also:
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the process by which we identify and decide to acquire product candidates may not be successful;

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potential product candidates may, upon further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance;

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potential product candidates may not be effective in treating their targeted ailments; or

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the acquisition or in-licensing transactions can entail numerous operational and functional risks, including exposure to unknown liabilities, disruption of our business, or incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected acquisition or integration costs.

We may choose to focus our efforts and resources on a potential product candidate that ultimately proves to be unsuccessful. We also cannot be certain that, following an acquisition or in-licensing transaction, we will achieve the revenue or specific net income that justifies such transaction. Further, time and resources spent identifying, acquiring and developing potential product candidates and medical devices may distract management’s attention from our primary business or other development programs. If we are unable to identify and acquire suitable product candidates for clinical development, this would adversely impact our business strategy, our financial position and share price.
In the future, we may also decide to collaborate with other pharmaceutical and medical device companies for the development and potential commercialization of product candidates in the United States or other countries or territories of the world. We will face significant competition in seeking appropriate collaborators. We may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates and medical devices because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates and medical devices as having the requisite potential to demonstrate safety and efficacy. If and when we collaborate with a third party for development and commercialization of a product candidate or medical device, we can expect to relinquish some or all of the control over the future success of that product candidate or medical device to the third party. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors.
Natural disasters and other events beyond our control could materially adversely affect us.
Natural disasters or other catastrophic events may cause damage or disruption to our operations and those of our business partners, and thus could have a strong negative effect on us. Our business operations and those of our business partners are subject to interruption by natural disasters, fire, power shortages, pandemics, terrorist attacks, and other events beyond our control. Such events could make it difficult or impossible for us to conduct our pre-clinical trials and commercialize and deliver our products to our customers and could decrease demand for our products. We have had and will have operations and facilities that sell and distribute our products in various geographic locations. Loss of access to our facilities and those of our business partners may result in increased costs, delays in the development of our product candidates or interruption of our business operations. Any such disruption could have a material adverse effect on our business, financial condition and results of operations and could cause the market value of our common stock to decline.
Risks Related to Laws and Regulations
Failure to comply with government regulations could adversely affect our business.
We use an extensive network of contract manufacturers, including chemical manufacturers and contract production manufacturers. Many of these facilities are subject to ongoing regulation, including periodic inspections by the FDA and other regulatory authorities. Possible regulatory actions for noncompliance on the part of these manufacturers could include warning letters, fines, damages, injunctions, civil penalties, recalls, seizures of our products, and criminal prosecution. These actions could result in, among other things, substantial modifications to our business practices and operations, refunds, recalls, or seizures of our products, and a total or partial shutdown of production in one or more of our facilities while we or our suppliers remedy the alleged violation, and/or withdrawals or suspensions of current products from the market. Any of these events could disrupt our business and have a material adverse effect on our business.
After our products receive regulatory approval or clearance, we, and our suppliers, distributors, licensee and other partners remain subject to the periodic inspection of our plants and facilities, review of production processes, and testing of our products to confirm that we are in compliance with all applicable regulations and claims. For example, the FDA conducts ongoing inspections to determine whether our record keeping, production processes and controls, personnel and quality control are in compliance with the Good Manufacturing Practice regulations, the Quality System Regulation, and other FDA regulations. Adverse findings during regulatory inspections may result in the implementation of risk evaluation and mitigation strategies programs, completion of government-mandated post marketing clinical studies, and government enforcement action relating to labeling, advertising, marketing and promotion, as well as regulations governing manufacturing controls noted above, which could adversely affect our business prospects.
If we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected.
Sales of our drug candidates and medical devices, if approved, or any other future product candidate or medical device will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business. The healthcare laws and regulations that may affect our ability to operate include the following:
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the federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value;

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federal false claims and false statement laws, including the federal civil False Claims Act and the Civil Monetary Penalties Law, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent;

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HIPAA, created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information; and

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the FDCA which among other things, strictly regulates drug and biologics manufacturing, sales, distribution, prohibits the adulteration or misbranding of drugs and biologics prohibits manufacturers from marketing drug products for off-label use and regulates the distribution of drug samples.

Many states have similar laws and regulations, such as anti-kickback and false claims laws, that may be broader in scope.
The laws and regulations applicable to our business are complex, changing and often subject to varying interpretations. As a result, we may not be able to adhere to all applicable laws and regulations. Any violation or alleged violation of any of these laws or regulations by us could have a material adverse effect on our business, financial condition, cash flows and results of operations. We may be a party to various lawsuits, demands, claims, qui tam suits, government investigations and audits, of which any could result in, among other things, substantial financial penalties or awards against us, reputational harm, termination of relationships or contracts related to our business, mandated refunds, substantial payments made by us, required changes to our business practices, exclusion from future participation in Medicare and other healthcare programs, seizure of product and possible criminal penalties.
In addition, regulatory authorities and legislators in the United States have recently intensified their scrutiny of the healthcare industry, and ongoing efforts to control and reduce healthcare costs may continue or escalate in the future. For example, the U.S. Congress recently considered legislative reforms to fee structures for third-party administrators of prescription drug programs. The Trump Administration has signaled its intent to pursue drug pricing reform which may impact our business. If enacted, these regulatory changes could significantly impact the pricing, reimbursement, and distribution of pharmaceutical products, which may in turn adversely affect our business model, revenue, and ability to achieve and sustain profitability.
We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.
At any given time, we may be subject to various actions, including litigation, regulatory proceedings and investigations, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. These proceedings are typically complex and extended and may occupy the resources of our management and employees. These proceedings are also typically costly to prosecute and defend and may involve substantial awards or damages payable by us if not found in our favor. We may also be required to pay substantial amounts or grant certain rights on unfavorable terms in order to settle such proceedings. Defending against or settling such claims and any unfavorable legal decisions, settlements or orders could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common shares to decline. Such claims include but are not limited to and may arise from product liability and related claims in the event that any of the products that we sell is faulty or contain defects in materials or design. We may be subject to patent infringement or other intellectual property-related claims as a result of our products or technologies. See “— Risks Related to Our Intellectual Property, Data Privacy and Cybersecurity — We may become subject to claims or legal proceedings alleging that we are infringing, misappropriating or otherwise violating the intellectual property rights of others.” In addition, we may be subject to claims for rent and claims from our suppliers on our accounts payable.
Obtaining approval of a new device or drug is lengthy, expensive, and inherently uncertain.
We cannot commercialize, in partnership or on our own, a future product until the appropriate regulatory authorities have reviewed and approved it. Approval by the FDA and comparable non-U.S. regulatory authorities is lengthy and unpredictable, and depends upon numerous factors, including substantial discretion of the regulatory authorities. Approval policies, regulations, or the type and amount of nonclinical or clinical data necessary to gain approval may change during the course of a product candidate’s or medical device’s development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application.
The process of obtaining formal FDA clearance or approval for a 510(k) clearance or equivalent, clinical trial development and execution and manufacturing processes requires the expenditure of substantial time, effort and financial resources and may take years to complete, including costs incurred on top of those fees incurred as part of conducting various clinical studies. The FDA may not grant approval on a timely basis, or at all, or we may decide not to pursue this pathway for certain products or indications, or need to conduct additional trials for a given indication. Additionally, the FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. If we do receive approval, some types of changes to the approved product, such as adding new indications or doses, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval. Our revenues could be adversely affected if we fail to obtain approvals and clearances on a timely basis or at all, or if the FDA limited the indications for use or required other conditions that restrict the commercial application of our products. Obtaining marketing approval of a new drug or device is an extensive, lengthy, expensive, and inherently uncertain process, and the FDA or other non-U.S. regulatory authorities may delay, limit or deny approval of a product candidate or medical devices for many reasons, including:
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we may not be able to demonstrate that a drug candidate or medical device is safe and effective as a treatment for the targeted indications to the satisfaction of the FDA or other relevant regulatory authorities;

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the FDA or other relevant regulatory authorities may require additional pre-approval studies or clinical trials, which would increase costs and prolong development timelines;

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the results of clinical trials may not meet the level of statistical or clinical significance required by the FDA or other relevant regulatory authorities for marketing approval;

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FDA or other relevant regulatory authorities may disagree with the number, design, size, conduct or implementation of clinical trials, including the design of proposed preclinical and early clinical trials of any future product candidates;

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the third parties that we retain to conduct clinical trials may take actions outside of our control, or otherwise commit errors or breaches of protocols, that adversely impact the clinical trials and ability to obtain marketing approvals;

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the FDA or other relevant regulatory authorities may not find the data from nonclinical, preclinical studies or clinical trials sufficient to demonstrate that the clinical and other benefits of a product candidate outweigh its safety risks;

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the FDA or other relevant regulatory authorities may require additional post-marketing studies and/or patient registries for product candidates;

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the FDA or other relevant regulatory authorities may find the chemistry, manufacturing and controls data insufficient to support the quality of our product candidates;

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the FDA or other relevant regulatory authorities may identify deficiencies in the manufacturing processes or facilities of third party manufacturers;

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the FDA or other relevant regulatory authorities may change their approval policies or adopt new regulations;

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the FDA could revoke its approval or impose other restrictions if post-market data demonstrates safety issues or lack of effectiveness; or

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the FDA may grant approval contingent on the performance of post-approval clinical trials or other post-marketing requirements.

Our growth and future success depends significantly on our ability to successfully complete clinical trials for our product candidates, obtain regulatory approval for said candidates, and then successfully commercialize these products and devices. Any inability to successfully initiate, conduct or complete clinical trials could result in additional costs to us or impair our ability to generate revenue. In addition, if we make manufacturing or formulation changes to our product candidates or medical devices, we may be required to or we may elect to conduct additional nonclinical studies or clinical trials to bridge data obtained from our modified product candidates to data obtained from nonclinical and clinical research conducted using earlier versions of these product candidates and medical devices. Clinical trial delays could also shorten any periods during which our products have patent protection and may allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize product candidates and/or medical devices and may harm our business and results of operations.
Delays in the initiation, conduct, or completion of any clinical trial of our product candidates will increase our costs, slow down the product candidate or medical device development and approval process, and delay or potentially jeopardize our ability to receive regulatory approvals, commence product sales, and generate revenue. In addition, many of the factors that cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations and have a negative impact on the price of our common shares.

The terms of approvals or clearances and ongoing regulations for our products may limit how we market our products, which could materially impair our ability to generate revenue.
Our marketing, promotional and business practices, as well as the manner in which sales forces interact with purchasers and patients, are subject to extensive regulation and any material failure to comply by us or our business partners could result in significant sanctions and reputational harm. The marketing, promotional and business practices of pharmaceutical development companies, as well as the manner in which companies’ in-house or third-party sales forces interact with purchasers and patients, are subject to extensive regulation, enforcement of which may result in the imposition of civil and/or criminal penalties, injunctions and/or limitations on marketing practice for some of our products. Many companies have been the subject of claims related to these practices asserted by government authorities. Such future claims could result in fines and other consequences, such as entering into corporate integrity agreements with the U.S. government. In addition, investigations related to alleged misconduct could divert management’s attention from our business operations and damage our reputation.
Once marketing approval or clearance has been granted, an approved or cleared product and its manufacturer and marketer are subject to ongoing review and extensive regulation. The FDA and other regulatory agencies closely regulate the post-approval or clearance marketing and promotion of devices to ensure devices are marketed only for the approved indications and in accordance with the provisions of the approved labeling and regulatory requirements. Many of these regulators, including the FDA, impose stringent restrictions on manufacturers’ communications regarding off-label use. In particular, if we do not restrict the promotion of our products only to their approved indications, we may be subject to enforcement action for off-label promotion. We, and any potential partners we may have in the future, must therefore comply with requirements concerning advertising and promotion for any of our products for which we or our partners obtain marketing approval or clearance.
Product liability suits could be brought against us due to a defective design, material or workmanship or misuse of our products and could result in expensive and time-consuming litigation and payment of substantial damages.
If our products are defectively designed, manufactured or labeled, or are misused, we may become subject to substantial and costly litigation by our customers or their patients. We may in the future be involved in litigation related to the use of our products. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. We have commercial insurance for product liability risks, which may not be sufficient in amount or scope to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our insurance expense or increase the cost of securing future coverage, could harm our reputation in the industry and could reduce product sales, and, as a result, could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common shares to decline.
If our products are subject to product recalls, it could harm our reputation and have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common shares to decline.
Incidents associated with undesirable side effects or misuse relating to our products could result in additional regulatory controls or restrictions, or even lead to the regulatory authority requiring us to recall or withdraw the product from the market. The occurrence of manufacturing errors, design defects or labeling inadequacies affecting any of our products could lead to a government-mandated or voluntary recall, in particular when such deficiencies may endanger health. The FDA requires that certain classifications of recalls be reported to the FDA within 10 business days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or other regulatory authorities. Further, if faced with incidents of undesirable side effects or misuse relating to our products, we may elect to voluntarily implement a recall or market withdrawal of our products. A recall or market withdrawal, whether voluntary or required by a regulatory authority, may involve significant costs to us, potential disruptions in the supply of our products to our customers and reputational harm to our products and business, all of which could harm our ability to market our products and could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common shares to decline. Moreover, recalls involving similar or competing products in our market may also harm our reputation and business, even if our products are not directly affected.
Risks Related to Our Intellectual Property, Data Privacy and Cybersecurity
If we are unable to obtain, maintain and enforce patent protection for our current products and product candidates, and any future products or product candidates we may develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products and product candidates similar or identical to ours and our ability to successfully develop and commercialize our products and product candidates may be adversely affected.
Our success depends, in large part, on our ability to seek, obtain and maintain patent protection in the United States and other countries with respect to our products and product candidates. We seek to protect our proprietary position by filing patent applications in the United States, the European Union and elsewhere, related to certain products and product candidates that are important to our business.
The patent prosecution process is expensive, time consuming and complex, and while we own issued patents and patent applications covering key products, we may in the future not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may not be able to obtain or maintain patent applications and patents due to the subject matter claimed in such patent applications and patents being in disclosures in the public domain. In some cases, the work of certain academic researchers in the biotechnology and pharmaceutical fields has entered the public domain, which may preclude our ability to obtain patent protection for certain inventions relating to such work in the future. While we believe that the claims in our patent applications directed to our key products and product candidates are patentable, there can be no guarantee that any such claims, including our composition of matter claims, will issue at all or in a form that provides meaningful protection. In addition, it is possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we seek to include confidentiality clauses in our contracts with third parties who have access to confidential or patentable aspects of our R&D output, such as our employees, third-party contractors and consultants and other third parties, any of these parties may breach these agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we may not be able to prevent any third party from using any of our technology that is in the public domain to compete with our products and product candidates.
Other parties have developed technologies that may be related or competitive to our own, and such parties have in the past filed, or may in the future file, patent applications, or may have obtained or may obtain patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents. We may not be aware of all third-party intellectual property rights potentially relating to our current and future products and product candidates. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and in other jurisdictions are typically not published until 18 months after filing, or, in some cases, not at all. Therefore, we cannot know with certainty whether the inventors of our patents and applications were the first to make the inventions claimed in those patents or pending patent applications, or that they were the first to file for patent protection of such inventions. If a third party can establish that we were not the first to make or the first to file for patent protection of such inventions, our patent applications may not issue as patents and even if issued, may be challenged, invalidated, the subject of damages due or rendered unenforceable.
The patent position of biotechnology and pharmaceutical companies involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our current or future products or product candidates, effectively prevent others from commercializing competitive products or otherwise provide any competitive advantage. In fact, patent applications may not issue as patents at all. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance.

Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various patent term extensions and adjustments may be available, but the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of pharmaceutical products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar to our products and product candidates.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and our patents may be challenged in courts or patent offices in the United States and abroad. For example, we may be subject to a third-party submission of prior art to the USPTO challenging the validity of one or more claims of our patents. Such submissions may also be made prior to a patent’s issuance, precluding the granting of a patent based on one of our pending patent applications. A third party may also claim that our patent rights are invalid or unenforceable in a litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse result in any legal proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly and could allow third parties to commercialize similar or identical products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, we have been party to, and may in the future become involved in, derivation, reexamination, inter partes review, post-grant review or interference proceedings and other similar proceedings in the United States or in foreign jurisdictions (e.g., opposition proceedings) challenging the validity, priority or other features of patentability of our patent rights or those of third parties that conflict with our own. For example, we filed a derivation proceeding in 2017 before the USPTO against Marc Selner, alleging that Selner improperly and without authorization filed a patent application for an invention conceived by Bradley Burnam. While the USPTO’s Patent Trial and Appeal Board (“PTAB”) did conclude that Mr. Burnam independently conceived his invention and we have multiple issued patents for which Mr. Burnam is an inventor that cover the invention at issue in the derivation proceeding (and related subject matter), it did not name Mr. Burnam sole inventor of Selner’s application or cancel Selner’s patent application, as we requested, concluding that claimed subject matter of Selner’s patent application was not derived from Mr. Burnam. We appealed the PTAB’s decision. The U.S. Court of Appeals for the Federal Circuit affirmed the PTAB’s decision, which resulted in Selner retaining the patent application. In reaching its decision, the Federal Circuit concluded that the PTAB’s findings were supported by substantial evidence and the PTAB did not commit reversible error. As a result, this patent application may contain claims similar in scope to those of certain of our issued patents and patent applications that cover the ingredients in the Hexagen formula and methods of manufacture. For example, while the claims may be amended before any patent issues, Selner’s application currently includes claims describing a composition including certain of Hexagen’s ingredients as well as methods to manufacture such a composition. We may file for additional relief in a challenge to the validity or enforceability of Selner’s patent, however there can be no assurance that our challenge will be successful. Should Selner’s patent application ultimately issue as a patent, he may attempt to seek royalties or try to prevent our development and commercialization of Hexagen and products that contain Hexagen, or otherwise seek damages from us, which may include a claim for royalties from sales related to the future commercialization of Hexagen and any products that contain Hexagen. We would vigorously defend our rights against any such action by Selner, however there can be no assurance that our defense will be successful. In addition, any of the foregoing actions may be expensive and time consuming, distract the attention of our management, and could have a material adverse effect on our business.
Challenges to our patent rights may result in loss of patent rights, exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the scope and duration of the patent protection of our products and product candidates. Any such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Even if they are unchallenged, our patents and pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. If the patent protection provided by our patents is not sufficiently broad to impede such competition, our ability to successfully commercialize our products and product candidates could be negatively affected, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
We may become subject to claims or legal proceedings alleging that we are infringing, misappropriating or otherwise violating the intellectual property rights of others.
Our commercial success depends upon our ability and the ability of our future collaborators to develop, manufacture, market and sell our products and product candidates without infringing, misappropriating or otherwise violating the intellectual property of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights. We may become party to, or be threatened with, adversarial proceedings or litigation where our competitors or other third parties may assert claims against us, alleging that our manufacturing methods, formulations, products or product candidates infringe, misappropriate or otherwise violate their intellectual property rights, including patents and trade secrets.
Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit. Even if we believe we would have defenses against any such assertion, there can be no assurance that any such defenses will be successful. If our defenses to such assertion were unsuccessful, we could be liable for damages, which could be significant and include treble damages and attorneys’ fees if we are found to willfully infringe such patent, and, unless we obtain a license to such patent, we could be precluded from commercializing products or product candidates that are ultimately held to infringe such patents, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could adversely affect our ability to commercialize our products and product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent or find that our products or product candidates did not infringe any such claims. Further, even if we were successful in defending against any such claims, such claims could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.
If we are found, or believe there is a risk that we may be found, to infringe, misappropriate or otherwise violate a third party’s valid and enforceable intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing product or product candidate, and we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent or other intellectual property right. Further, we may be required to redesign the product or product candidate in a non-infringing manner which may not be commercially feasible. We could also be required or may choose to obtain a license from such third party to continue developing, manufacturing and marketing our product or product candidate. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be nonexclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments.
Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on us.
Given the vast number of patents in our field, we cannot be certain or guarantee that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. Many companies and institutions have filed, and continue to file, patent applications in our field. Some of these patent applications have already been allowed or issued and others may issue in the future. Moreover, we may face patent infringement claims from nonpracticing entities that have no relevant product revenue and against whom our patent portfolio may therefore have no deterrent effect.
It is also possible that we have failed to identify relevant third-party patents or applications. Because patent applications can take many years to issue, may be confidential for 18 months or more after filing and can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use, sale or importation of our products or product candidates and we may not be aware of such patents. It is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to our products and product candidates because patent searching is imperfect due to differences in terminology among patents and jurisdictions, incomplete databases, and the difficulty in assessing the meaning of patent claims. We may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to our technologies. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our products or product candidates or the use of our products and product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated as a result of noncompliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside the United States over the lifetime of our patents and patent applications. We rely on our outside counsel to pay these fees due to U.S. and non-U.S. patent agencies. The USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Moreover, there is a possibility that inadvertent errors during patent prosecution, including errors in priority claims or filing formalities, could affect the validity of any patents that grant from the applicable applications. In such an event, potential competitors might be able to enter the market or the scope, validity, enforceability or ownership of our patents could be affected, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
We may not be able to obtain and protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States are less extensive than those in the United States. In some cases, we may not be able to obtain patent protection for certain of our technologies outside the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States, even in jurisdictions where we do pursue patent protection. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, even in jurisdictions where we do pursue patent protection or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and pharmaceutical products, which could make it difficult for us to stop the infringement of our patents, if pursued and obtained, or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our business, financial condition, results of operations and prospects could be materially and adversely affected.
Issued patents covering our current or future products or product candidates could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.
Our patents and patent applications may be subject to priority, validity, inventorship and enforceability disputes. If we are unsuccessful in any of these proceedings, such patents and patent applications may be narrowed, invalidated or held unenforceable, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms or at all, or we may be required to cease the development, manufacture and commercialization of one or more of the products or product candidates we have or may in the future develop. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, non-enablement or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include reexamination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions. Any future patent-related proceedings could result in the revocation or cancellation of or amendment to our patents in such a way that they no longer cover our products and product candidates or prevent third parties from competing with our products and product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on our current or future products and product candidates. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to the protection afforded by patents, we rely on trade secret protection and contractual confidentiality obligations to protect proprietary know-how that is not patentable or that we elect not to patent (and are not required to disclose in a patent), processes for which patents are difficult to enforce, and any other elements of our products, product candidates and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets. We seek to protect our technology and proprietary processes, in part, by including confidentiality clauses in our agreements with our employees, third-party contractors and consultants and other parties who have access to them. However, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken or may take to protect our proprietary technologies will be effective. If any of the employees, third-party contractors or consultants or other people that are party to these agreements breach or violate the terms of any of these agreements, we may not have adequate remedies for any such breach or violation. As a result, we could lose our trade secrets and third parties could use our trade secrets to compete with our products and product candidates.
We cannot guarantee that we have included such confidentiality obligations in our agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and implementing certain security measures in our information technology systems. However, such systems and security measures may be breached, and we may not have adequate remedies for any breach.
In addition, our trade secrets may otherwise become known or be independently discovered by competitors or other third parties. Competitors or third parties could examine our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technologies or develop their own competitive technologies that fall outside the scope of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate such trade secrets, from using that technology or information to compete with us. If our trade secrets are not adequately protected so as to protect our market against competitors’ products, our business, financial condition, results of operations and prospects could be materially and adversely affected.
Intellectual property litigation and proceedings could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Litigation or other legal proceedings relating to intellectual property claims, with or without merit, are unpredictable and generally expensive and time consuming. Competitors and other third parties have in the past, and may in the future, unfairly trade on the goodwill of our name or trademarks, infringe, misappropriate or otherwise violate our intellectual property, or we may be required to defend against claims of unfair competition, infringement, misappropriation or other violation ourselves. In addition, our patents also may become involved in inventorship, priority, or validity disputes. To counter infringements, misappropriations or other violations of our intellectual property rights by third parties, to defend against claims of infringement, misappropriation or other violations of intellectual property, and to defend against claims that our intellectual property are invalid or unenforceable can be expensive and time consuming. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our scientific and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.
We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors or other third parties may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects. See “— We may become subject to claims or legal proceedings alleging that we are infringing, misappropriating or otherwise violating the intellectual property rights of others.”

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.
Certain of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors, as well as our academic partners. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. An inability to incorporate such technologies or features would harm our business and may prevent us from successfully commercializing our products and product candidates. In addition, we may lose personnel as a result of such claims and any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent contractors. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which would have a material adverse effect on our business, results of operations, financial condition and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Furthermore, individuals executing agreements with us may have preexisting or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual. Disputes about the ownership of intellectual property that we may own may have a material adverse effect on our business, financial condition, results of operations and prospects.
In addition, we may in the future become subject to claims by former employees, consultants or other third parties asserting an ownership right in our patents or patent applications. An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar technology and therapeutics, without payment to us, or could limit the duration of the patent protection covering our products and product candidates. Such challenges may also result in our inability to develop, manufacture or commercialize our products and product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products and product candidates.
Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also resulted in a number of significant changes that affect the way patent applications are prosecuted and patent litigation. Such changes include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to challenge the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. The America Invents Act and its implementation has increased the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
The patent positions of companies engaged in the development and commercialization of pharmaceuticals are particularly uncertain. Court rulings may narrow the scope of patent protection available in certain circumstances and weaken the rights of patent owners in certain situations, including for patents relating to genetic molecules. We cannot predict how decisions by the courts, the U.S. Congress or the USPTO may impact the value of our patents. Any similar adverse changes in the patent laws of other jurisdictions could also have a material adverse effect on our business, financial condition, results of operations and prospects. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
We may need to obtain patent term extension and equivalent extensions outside the United States for our products and product candidates.
Depending upon the timing, duration and specifics of any FDA marketing clearance of our product candidates, one or more of the U.S. patents that we own or may own in the future may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process based on the first regulatory approval for a particular drug or biologic. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar provisions are available in E.U. and other foreign jurisdictions to extend the term of a patent that covers an approved drug or biologic.
We may not be granted any extensions for which we apply in the United States or any other jurisdiction because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension, or the foreign equivalent, or if the term of any such extension is less than we request, our competitors may be able to enter the market sooner, and our revenue could be reduced. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest.
Our trademark applications in the United States and in foreign jurisdictions may not be allowed or may subsequently be opposed. Once filed and registered, our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. As a means to enforce our trademark rights and prevent infringement, we have in the past, and may in the future, be required to file trademark claims against third parties or initiate trademark opposition proceedings. This can be expensive and time consuming, particularly for a company of our size. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. In addition, we have chosen not to register trademarks for the names of all of our products and may be unable to register such trademarks in the future. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Laws, rules and regulations that protect the privacy and security of personal information may increase our costs, limit our ability to collect and use that information and subject us to liability if we are unable to fully comply with such laws, rules and regulations.
In the ordinary course of our business, we may collect, use, transfer, store, maintain and otherwise process certain sensitive and other personal information, including of our employees, that is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that our collection, use, transfer, storage, maintenance and other processing of personal information complies with applicable laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by us or a third party with which we are affiliated could result in litigation, regulatory fines, penalties or other sanctions, damage to our reputation, disruption of our business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.
Numerous federal and state laws, rules and regulations in the United States govern the collection, use, transfer, storage, maintenance and other processing, security and confidentiality of protected health information and individually identifiable health information. These laws include:
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provisions of HIPAA that limit how covered entities and business associates may use and disclose protected health information, provide certain rights to individuals with respect to that information and impose certain security requirements;

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HITECH, which strengthened and expanded the HIPAA Privacy Rule and Security Rules, imposed data breach notification obligations, created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions; and

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federal and state laws regulating the conduct of research with human subjects.

As part of our business operations, including our research and development activities, we may collect and maintain protected health information in paper and electronic format. Standards related to collecting and maintaining health information, whether implemented pursuant to HIPAA, HITECH, state laws, federal or state action or otherwise, could have a significant effect on the manner in which we handle personal information, including healthcare-related data, and communicate with payers, providers, patients, donors and others.
In addition, in the United States, numerous federal, state, and local governments have enacted laws, rules, and regulations, including state data breach notification laws that govern the processing of personal data generally. At the federal level, we are subject to, among other laws, rules, and regulations, the rules and regulations promulgated under the authority of the Federal Trade Commission, which has the authority to regulate and enforce against unfair or deceptive acts or practices in or affecting commerce, including acts and practices with respect to privacy, data protection, and cybersecurity. Moreover, Congress has considered, and continues to consider, many proposals for comprehensive national data privacy and cybersecurity legislation. As another example, at the state level, we are subject to laws, rules, and regulations, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act (collectively, “CCPA”)), which, amongst other things, requires businesses to provide specific disclosures in privacy notices, implement new operational practices, honor requests from California residents to exercise certain privacy rights (such as the right to access and request deletion of their personal information and to opt out of certain sharing and sales of personal information) and provides for civil penalties of up to $7,500 per violation, as well as a private right of action for certain data breaches that may increase the likelihood of and risks associated with data breach litigation. Many other states have also enacted, or are in the process of enacting, comprehensive privacy, data protection, and cybersecurity laws, rules, and regulations that share similarities with the CCPA, which creates the potential for a patchwork of overlapping but different state laws. In addition, all 50 states have laws that require the provision of notification for security breaches of personal information to affected individuals, state officers, or others.
Outside of the United States, an increasing number of laws, rules, regulations and industry standards apply to privacy, data protection and cybersecurity. For example, the European Union (“EU”) has passed the EU General Data Protection Regulation (“GDPR”), and, following the withdrawal of the United Kingdom (“UK”) from the EU, the UK’s Data Protection Act 2018 as supplemented by the GDPR was implemented into UK law (collectively, “UK GDPR”), both of which impose similar, stringent data protection requirements. The GDPR and UK GDPR are wide-ranging in scope and impose numerous additional requirements on companies that process personal information, including imposing special requirements in respect of the processing of personal information, requiring that consent of individuals to whom the personal information relates is obtained in certain circumstances, requiring additional disclosures to individuals regarding data processing activities, requiring that safeguards are implemented to protect the security and confidentiality of personal information, creating mandatory data breach notification requirements in certain circumstances, and requiring that certain measures (including contractual requirements) are put in place when engaging third-party processors. The GDPR and UK GDPR also provide individuals with various rights in respect of their personal information, including rights of access, erasure, portability, rectification, restriction, and objection. Failure to comply with the GDPR and the UK GDPR can result in significant fines and other liability, including fines of up to EUR 20 million (or GBP 17.5 million under the UK GDPR) or four percent (4%) of global revenue, whichever is greater. Moreover, the UK government has publicly announced plans to reform the UK GDPR in ways that, if formalized, are likely to deviate from the GDPR, all of which creates a risk of divergent parallel regimes and related uncertainty, along with the potential for increased compliance costs and risks for affected businesses. Other jurisdictions outside the EU and the UK are similarly introducing or enhancing privacy, data protection and cybersecurity laws, rules, and regulations, which could increase our compliance costs and the risks associated with noncompliance. We cannot yet fully determine the impact these or future laws, rules, and regulations may have on our business or operations. These laws, rules and regulations may be inconsistent from one jurisdiction to another, subject to differing interpretations and may be interpreted to conflict with our practices.
Any failure or perceived or inadvertent failure by us to comply with our privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged noncompliant activity, proceedings or actions against us by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on our business, financial condition and results of operations.
Cybersecurity breaches, attacks and other similar incidents, as well as other disruptions to our information technology systems, could compromise our confidential and proprietary information, including personal information, and expose us to liability and regulatory fines, increase our expenses, or result in legal or regulatory proceedings, which could cause our business and reputation to suffer.
We rely on trade secrets, technical know-how and other confidential and proprietary information relating to our product development to provide us with competitive advantages. We also collect, maintain and otherwise process certain sensitive and other personal information.

We, and our collaborators and service providers which may have access to any such information, face various internal and external cybersecurity threats and risks. For example, current, departing or former employees or other individuals or third parties with which we do business could attempt to improperly use or access our computer systems and networks, or those of our collaborators or service providers, to copy, obtain or misappropriate our confidential or proprietary information, including personal information. Additionally, like others, we and our collaborators and service providers are subject to significant system or network or computer system disruptions from numerous causes, including cybersecurity breaches, attacks or other similar incidents, facility access issues, new system implementations, human error, fraud, energy blackouts, theft, fire, power loss, telecommunications failure or a similar catastrophic event. Moreover, computer viruses, worms, malware, ransomware, phishing, spoofing, malicious or destructive code, social engineering, denial-of-service attacks, and other cyberattacks have become more prevalent and sophisticated in recent years. Attacks of this nature may see their effectiveness enhanced by the use of artificial intelligence and may be conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” terrorists, nation states, nation state-supported actors, and others.
We have been subject to attempted cyberattacks in the past, including attempted phishing attacks, and may continue to be subject to such attacks in the future. While we defend against these threats and risks on a daily basis, we do not believe that any such incidents to date have caused us any material damage. Because the techniques used by computer hackers and others to access or sabotage networks and computer systems constantly evolve, including through the use of artificial intelligence, and generally are not recognized until launched against a target, we and our collaborators and service providers may be unable to anticipate, detect, react to, counter or ameliorate all of these techniques or remediate any incident as a result therefrom. As a result, our confidential and proprietary information, including personal information, may be subject to unauthorized release, accessing, gathering, monitoring, loss, destruction, modification, acquisition, transfer, use or other processing, and the impact of any future incident cannot be predicted. We do not perform cybersecurity diligence on our collaborators and service providers, and we do not control our collaborators and service providers, so our ability to monitor their cybersecurity is limited and we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Any failure or perceived failure by us or our collaborators or service providers to prevent information security breaches or other security incidents or system disruptions, or to comply with privacy policies or any actual or asserted contractual or legal obligations relating to privacy or information security, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, misappropriation, alteration, release, transfer, unavailability, or other processing of our information (including confidential, sensitive or proprietary information), could cause the public to lose trust in us, harm our reputation and competitive position and expose us to legal claims, demands, attorney’s fees, and litigation, regulatory investigations and proceedings, and fines, penalties, and other liability. In addition, if any such third party that processes proprietary, confidential or sensitive information on our behalf is subject to a security breach, incident or disruption, we may not initially be aware of it and we may not be able to control the investigation into such breach, incident or disruption. Due to applicable laws, rules and regulations or contractual obligations, we may be held responsible for cybersecurity breaches, attacks or other similar incidents attributed to our collaborators and service providers as they relate to the information we share with them. We may be required to notify our employees, regulators and other third parties and individuals whose personal information was acquired, stored, transmitted, used, disclosed or otherwise processed without authorization, and doing so may harm our reputation and brand, disrupt our operations and impede our ability to conduct our business.
Although we have implemented network security safeguards and are exploring implementing additional information technology system improvements related to security, we cannot assure that such safeguards or system improvements will be sufficient to prevent or limit a cybersecurity breach, attack or other similar incident or network or computer system disruption, or the damage resulting therefrom. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate or remediate any cybersecurity vulnerabilities, breaches, attacks or other similar incidents. Any cybersecurity incident, attack or other similar incident, or our failure to make adequate or timely disclosures to the public, regulators, or law enforcement agencies following any such event, could harm our competitive position, result in violations of applicable data privacy or cybersecurity laws or regulations, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident or defend legal claims, subject us to additional regulatory scrutiny, expose us to civil litigation, fines, damages or injunctions, cause disruption to our business activities, divert management attention and other resources or otherwise adversely affect our internal operations and reputation or degrade our financial results.
The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified by others. We cannot ensure that any limitations of liability provisions in our agreements with collaborators and service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident. In addition, our insurance policies may not cover all of the potential losses arising from any disruption, failure, data security breach or security incident impacting our systems or third-party systems where information important to our business operations is maintained. If the impact of a security incident or breach, or the successful assertion of one or more large claims against us, exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business and financial condition.
Risks Related to Our Direct Listing and Ownership of Our Common Stock
Our listing differs significantly from an underwritten initial public offering.
This is not an underwritten initial public offering. This listing differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
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There are no underwriters. Consequently, prior to the opening of trading on Nasdaq, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of trading of our common stock on Nasdaq will not have the benefit of being informed by a price at which the underwriters initially sold shares to the public. Moreover, there will be no underwriters assuming risk in connection with the initial resale of our common stock. Additionally, because there are no underwriters, there is no underwriters’ option to purchase additional shares to help stabilize, maintain, or affect the public price of our common stock on Nasdaq immediately after the listing. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the market price of shares. Given that there will be no underwriters’ option to purchase additional shares or otherwise underwriters in engaging in stabilizing transactions, there could be greater volatility in the public price of our common stock during the period immediately following the listing. See “— An active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.”

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Other than the Restricted Stockholders (as defined in the section titled “Shares Eligible for Future Sale”), none of our Registered Stockholders or other existing shareholders have entered into contractual lock-up agreements or other contractual restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most of its other shareholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after listing. Consequently, any of our shareholders, including our directors and officers who own our common stock and other significant shareholders, may sell any or all of their common stock at any time (subject to any restrictions under applicable law), including immediately upon listing. If such sales were to occur in a significant quantum, it may result in an oversupply of our common stock in the market, which could adversely impact the public price of our common stock. See “— Sales of substantial amounts of our common stock in the public markets by our founder, affiliates, or non-affiliates, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain.”
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We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day, and attend hosted analyst days by Nasdaq, as well as engage in certain other investor education meetings. In advance of the investor day, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will have content similar to a traditional roadshow presentation, and make one version of the presentation publicly available, without restriction, on a website. There can be no guarantees that the investor day and other investor education meetings will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common stock or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our common stock.

Such differences from an underwritten initial public offering could result in a volatile market price for our common stock and uncertain trading volume and may adversely affect your ability to sell your common stock.
The public price of our common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our common stock in private transactions.
Prior to listing on Nasdaq, there has been no public market for our common stock. In the section titled “Sale Price History of Our Capital Stock,” we have provided the historical sales prices of our common stock in private transactions. However, this information may have little or no relation to broader market demand for our common stock and thus the initial public price of our common stock on Nasdaq once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening public prices and subsequent public prices of our common stock on Nasdaq. For more information about how the initial listing price on Nasdaq will be determined, see “Plan of Distribution.”
An active trading market may not develop or continue to be liquid and the market price of shares of our common stock may be volatile.
We have applied to have our common stock listed and traded on Nasdaq. Prior to the listing on Nasdaq, there has not been a public market for any of our securities, and an active market for our common stock may not develop or be sustained after the listing, which could depress the market price of shares of our common stock and could affect the ability of our stockholders to sell our common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our common stock. An inactive market may also impair our ability to raise capital by selling shares of our common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using shares of our common stock as consideration.
In addition, we cannot predict the prices at which our common stock may trade on Nasdaq following the listing of our common stock, and the market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as this listing is taking place through a less typical process that is not a firm-commitment underwritten initial public offering, there will be no traditional book building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery other than the published “reference price” with respect to the opening trades on Nasdaq.
On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of Common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of Common stock, in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will be executed at such price and regular trading of shares of our common stock on Nasdaq will commence. The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate preopening buy and sell interest), the Advisor will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”
Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public as there would be in a firm-commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our common stock may be more volatile than in a firm-commitment underwritten initial public offering and could decline significantly and rapidly.
Furthermore, because of our less typical listing process on Nasdaq, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our common stock, if the price of our common stock or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.
In addition, because of our less typical listing process and the potentially lower consumer awareness and brand recognition of the Company, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our common stock on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our common stock and an unsustainable trading price if the price of our common stock significantly rises upon listing and institutional investors believe our common stock is worth less than retail investors, in which case the price of our common stock may decline over time. Further, if the public price of our common stock is above the level that investors determine is reasonable for our common stock, some investors may attempt to short our common stock after trading begins, which would create additional downward pressure on the public price of our common stock. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our common stock and cause volatility in the trading price of our common stock.
The public price of our common stock following the listing also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:
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changes in the industries in which we operate;

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variations in our operating performance and the performance of our competitors in general;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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publication of research reports by securities analysts about us or our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

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additions and departures of key team members and personnel;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of our common stock available for public sale; and

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general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

In addition, securities exchanges have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the listing of our common stock on Nasdaq as a result of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.
Sales of substantial amounts of our common stock in the public markets by our founder, affiliates, or non-affiliates, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain.
Sales of substantial amounts of our common stock in the public market by our founder, affiliates, or non-affiliates following our listing, or the perception that such sales could occur, could adversely affect the public price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. After giving effect to the Stock Split, we have 28,022,826 shares of common stock outstanding as of June 30, 2025, 27,939,216 of which are “restricted securities” as that term is defined under Rule 144 of the Securities Act. Certain stockholders have entered into lock-up agreements with respect to an aggregate of 18,679,256 shares of common stock. Certain Restricted Stockholders (holding an aggregate of 2,142,872 shares of common stock) are locked up for a period of 30 days with respect to 1,124,920 shares of common stock. Our CEO and founder is subject to a 90 day lock-up and the remaining Restricted Stockholders (who hold an aggregate of 2,102,904 shares of common stock) may not, for a period of 30 days following the date our common stock is listed for trading, sell, transfer, or otherwise dispose of an aggregate of 1,538,076 shares of common stock. Of these shares, an aggregate of 1,025,384 shares will be subject to an additional 30-day restriction (totaling 60 days), and 512,692 shares will be subject to a further 30-day restriction (totaling 90 days) following the listing date. See “Shares Eligible for Future Sale — Lock-up Agreements” for more information on the lock-up agreements. Substantially all of the remaining shares may be immediately sold either by the Registered Stockholders pursuant to this prospectus or by our other existing shareholders under Rule 144 since such common stock will have been beneficially owned by non-affiliates who beneficially owned such common stock for at least one year. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) a non-affiliate who has beneficially owned common stock for at least six months may rely on Rule 144 to sell their common stock, and (ii) an affiliate who has beneficially owned common stock for at least six months, including certain of the common stock covered by this prospectus to the extent not sold hereunder, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following: (a) 1% of the number of common stock then outstanding, and

(b) the average weekly reported volume of trading of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
We are an “emerging growth company” and a “smaller reporting company” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company” and have the option to utilize certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, election to defer the adoption of recently issued accounting standards, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the listing of our common stock on Nasdaq, (B) in which we have total annual revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, with at least $700 million of equity securities held by non-affiliates as of the prior June 30th, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.
Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may or may not be comparable to companies that comply with new or revised accounting pronouncements as of public companies’ effective dates. Further, we may take advantage of some of the other reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.”
Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the trading price of our common stock may be adversely affected. Further, we cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our trading price may be more volatile.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter. It is possible that some investors will find our common stock less attractive as a result of the foregoing, which may result in a less active trading market for our common stock and higher volatility in our stock price.

We expect to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.
Upon the effectiveness of the registration statement of which this prospectus forms a part, our founder and Chief Executive Officer, Mr. Burnam, will control more than 50% of our outstanding shares of common stock on a fully diluted basis. As a result, we will be a “controlled company.” Under Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock, we have a:
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board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

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compensation committee that is composed entirely of independent directors; and

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nominating and corporate governance committee that is composed entirely of independent directors.

These exemptions do not modify the requirement for a fully independent audit committee, which is permitted to be phased-in as follows: (1) one independent committee member at the time of our initial public offering; (2) a majority of independent committee members within 90 days of our initial public offering; and (3) all independent committee members within one year of our initial public offering. Similarly, once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the compensation committee and the nominating and corporate governance committee, on the same phase-in schedule as set forth above, with the trigger date being the date we are no longer a “controlled company” as opposed to our initial public offering date. Additionally, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our board of directors.
Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the “controlled company exemptions,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Management — Controlled Company Status.”
Because of his significant ownership of our common stock, our founder has substantial control over our business, and his interests may differ from our interests or those of our other shareholders.
As of June 30, 2025, our founder, Bradley Burnam, beneficially owned or controlled, directly or indirectly, common stock representing approximately 62.9% of the combined voting power of our outstanding voting securities. As a result of this ownership or control of our voting securities, our founder will have control over the outcome of substantially all matters submitted to our shareholders for approval, including the election of directors. This may delay or prevent an acquisition or cause the public price of our common stock to decline. Our founder may have interests different from yours. Therefore, the concentration of voting power with our founder may have an adverse effect on the price of our common stock.
In addition, in connection with this direct listing, we intend to enter into a stockholders agreement with our controlling shareholder pursuant to which our controlling shareholder will have certain consent rights over our corporate affairs. The stockholders agreement will provide that the approval of our controlling shareholder must be obtained, in addition to any other required approval by our board of directors or shareholders, prior to us engaging in certain actions. See “Certain Relationships and Related Party Transactions — Stockholders Agreement.” As a result, our controlling shareholder will have significant influence over our management and affairs and, so long as he beneficially owns at least 10% of our outstanding common stock, will have approval rights over certain corporate actions, including, among others, any merger, consolidation or sale of all or substantially all of our assets; any dissolution, liquidation or reorganization or any acquisition of any asset for consideration in excess of 20% of our total assets; the issuance of equity securities, or any other ownership interests, for consideration exceeding $50 million; any amendments to our certificate of incorporation or bylaws; any incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in each case in excess of 20% of our total assets; the declaration or payment of dividends on our common stock; and hiring or compensation decision with respect to any senior management or key employee.
Our amended and restated certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities which may adversely affect our performance.
Under our amended and restated certificate of incorporation, we expressly renounce any interest or expectancy in, or right to be offered participation with respect to, certain business opportunities that may from time to time be presented to any of our directors, officers, agents, stockholders, members, partners or affiliates, other than those opportunities expressly offered to such persons in their capacities as directors or officers of our Company. As a result, our directors or officers may pursue, directly or indirectly, business ventures or investments that may compete with our business, overlap with our strategic objectives, or otherwise be complementary to our operations. For example, an officer or director could identify an investment, acquisition, or partnership that could enhance our growth prospects, but instead allocate that opportunity to another company or to their own personal interests. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, and prospects. Relevant provisions under our Amended and Restated Certificate of Incorporation are more fully described in “Description of Capital Stock.”
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about our Company or us. Securities and industry analysts do not currently, and may never, publish research focused on our Company. If no securities or industry analysts commence coverage of our Company, the price and trading volume of our common stock likely would be negatively impacted. If securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our Company, our ordinary share price would likely decline. Additionally, although we are providing the historical sales prices of our common stock in private transactions, such information may have little or no relationship to the price determined using traditional valuation methods, but we believe that securities and industry analysts will rely upon these methods to establish target prices for our common stock. If these analysts publish target prices for our common stock that are below our historical sales prices for our common stock or the then-current public price of our common stock, it could cause our stock price to decline significantly. Further, if one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our ordinary share price and trading volume to decline.
The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board of director members.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of Nasdaq, on which we will trade, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired.
Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2025. When we lose our status as an “EGC” or “SRC” and become an “accelerated filer” or a “large accelerated filer,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. This process will be time consuming, costly and complicated.
There may be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations, or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
Our amended and restated bylaws will require exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits that may have the effect of discouraging lawsuits against our directors and officers.
Our amended and restated bylaws will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in a state court located within the State of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

In addition, our amended and restated bylaws provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims.
These forum selection provisions may impose additional costs on shareholders if they elect to pursue certain litigation against us, particularly if the shareholders do not reside in or near the State of Delaware, and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees (although our shareholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder). Further, in the event a court finds either exclusive forum provision contained in our amended and restated bylaws to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
We may not be able to maintain a listing of our common stock on Nasdaq.
If our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet any of Nasdaq’s continued listing standards or we violate Nasdaq listing requirements, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock may result in a determination that the common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment. In addition, our ability to draw down capital under the GEM Purchase Agreement is contingent upon our common stock being listed on a national securities exchange. If we are unable to maintain our listing on Nasdaq or another national securities exchange, we may lose access to capital available under the GEM Purchase Agreement, which could materially adversely affect our liquidity and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to:
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the progress, timing, costs and results of our pre-clinical and clinical trials;

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the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of any of our product candidates;

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the potential advantages and differentiated profile of our product candidates compared to existing therapies for the applicable indications;

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our expectations regarding financial performance, including but not limited to our expectations regarding revenue, cost of revenue, operating expenses including R&D, stock-based compensation, and our ability to achieve and maintain future profitability;

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the implementation of our business model and our strategic plans for our business, products and growth strategy;

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our ability to develop and commercialize any of our drug candidates, if approved;

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our ability to establish or maintain collaborations or strategic relationships;

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our competitive position, including our ability to compete with existing and new competitors;

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developments and projections relating to our competitors and our industry;

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the scope of protection that we are able to establish and maintain for intellectual property rights covering our products and product candidates;

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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses;

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capital expenditure requirements;

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the impact of new or existing laws and regulations on our business and strategy;

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the increased expenses associated with being a public company; and

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other factors disclosed in the “Risk Factors” section of this prospectus.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS
Registered Stockholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See the section titled “Principal and Registered Stockholders.”

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock, and, due to the capital needs associated with drug development, do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain, for the foreseeable future, all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. In addition, our ability to pay cash dividends on our capital stock in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and capitalization as of June 30, 2025. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and notes thereto appearing elsewhere in this prospectus.
As of June 30, 2025
Cash and cash equivalents	$3,189,943
Non-current liabilities	$1,496,054
Stockholders’ equity:
Common stock, par value $0.0001 per share, 20,000,000 shares authorized at June 30, 2025 and 14,011,413 shares issued at June 30, 2025(1)	1,401
Additional paid-in capital	23,185,396
Subscription receivable	(647,316)
Accumulated deficit	(20,764,985)
Total stockholders’ equity	$1,774,496
Total capitalization	$3,270,550

(1)
Does not give effect to the Stock Split. Does not include 871,107 shares issuable upon exercise of outstanding options and 20,062 shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of $4.73 per share and $6.50 per share, respectively (such share amounts and exercise prices, without giving effect to the Stock Split).

Upon the effectiveness of our amended and restated certificate of incorporation, the number of authorized shares of common stock will increase to 500,000,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We are a pharmaceutical and medical device development company built around a proprietary platform technology designed to enhance drug performance. Our patented mixing process — commercially referred to as PermaFusion — enables stable suspension of polar, water-soluble APIs in oil-based carriers without the use of emulsifiers. This innovation reduces the quantity of required API inclusion by improving its bioavailability. Reduced API load reduces the likelihood of adverse events. Our proprietary platform has been validated across multiple FDA-cleared medical devices.
Our primary development programs focus on dermatological diseases, including moderate to severe eczema and onychomycosis. Our company’s origin is rooted in the personal journey of our founder, who developed a topical ointment to heal his own chronic, treatment-resistant wounds using the PermaFusion platform he developed. His initial formulation, now known as Hexagen, suspends certain antimicrobial/anti-inflammatory compounds in petrolatum without known cytotoxicity, irritation or sensitization. This formula has received three FDA clearances and has been utilized extensively in humans, which we believe demonstrates both technical proof of concept and meaningful therapeutic effects. The formula also has been demonstrated to provide anti-inflammatory immunological signaling (IL 36, IL 31, IL 4 inhibition), in-vivo nail penetration with fungal pathogen elimination, and other potential therapeutic benefits. These products are not presently on the market, and we are not currently generating revenue from these devices, as we focus on drug development of our core technology.
In addition to our dermatology and wound programs, we are exploring broader applications of our PermaFusion technology. In partnership with a leading global nonprofit organization, we are attempting to develop intranasal vaccines with sufficient thermostability to withstand distribution without deep-freeze. Our goal is to eliminate the need for frozen storage and, thus, enable deployment and delivery to low-resource settings that do not maintain suitable cold storage infrastructure required for administration of modern-day vaccines. Furthermore, if we are successful in this initial program, we believe there may be opportunities to develop additional vaccines in thermostable, intranasal form. By reducing cold-storage infrastructure requirements and therefore enabling standard shipping of such vaccines, we believe intranasal vaccines have the potential to enhance patient uptake by enabling immunization in a broader variety of settings including in clinic, hospital and home-health settings. We believe this initiative highlights our platform’s versatility and its potential to unlock new therapeutic categories beyond dermatology.
We have also completed preclinical, in-vivo xenograft studies for herpes zoster opthalmicus (shingles of the eye) and basal cell carcinoma. A mildly reformulated version of the Hexagen formula was employed for the ocular study and compared this reformulation with placebo as a topical ocular agent intended to reduce viral load of herpes zoster in an animal model. Results obtained showed an 85% reduction in viral load compared to placebo without adverse events. For the basal cell carcinoma xenograft study, the Hexagen formula was compared to both placebo and 5-Fluorouracil (standard of care topical chemotherapy) as a topical treatment intended to reduce basal cell tumor size. The Hexagen formula showed an approximate 29% comparative reduction in tumor size to the placebo and an approximate 20% comparative reduction in tumor size compared to 5-Fluorouracil. We believe these preclinical in-vivo studies suggest meaningful potential in these indications, which we may continue to explore at the conclusion of our lead drug programs. We believe such exploratory results further underscore the potential breadth of opportunity enabled by our platform.

We have incurred operating losses since inception, and we expect to continue to incur losses for the foreseeable future. Our net losses were approximately $1.57 million and $0.78 million for the six months ended June 30, 2025 and 2024, respectively. As of June 30, 2025, we had an accumulated deficit of approximately $20.76 million. Our net losses were approximately $1.8 million and $2.3 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had an accumulated deficit of approximately $19.2 million. We anticipate that our expenses and operating losses will increase substantially for the foreseeable future due to the increase in research and development costs for later-stage clinical trials.
Other than any potential revenue from medical device or intellectual property out-licensing arrangements, we will not generate revenue in the future from product sales unless and until we successfully initiate and complete additional clinical development programs and obtain regulatory approval for one or more additional drug candidates. As a result, we will need substantial additional funding to support our continuing drug development and operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through equity and debt financing and from other sources of capital, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, reduce or eliminate the development and commercialization of our products. As of June 30, 2025 and December 31, 2024, we had cash and cash equivalents of approximately $3.19 million and $0.9 million, respectively. We believe that our existing cash, cash equivalents and other short term investments will be sufficient to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2025. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “— Liquidity and Capital Resources” and “Risk Factors — Risks Related to Our Business and Industry — We design, develop, and conduct pre-clinical and clinical testing on drug candidates and medical devices. Given the inherent expense associated with these activities, it is common for companies at our stage to incur significant losses associated with such product development. We expect to incur additional losses for the foreseeable future, and it is possible we may never achieve or maintain profitability. Our consolidated financial statements therefore express substantial doubt about our ability to continue as a going concern.”
Collaboration and License Agreements
MiMedx Agreement
In November 2022, we entered into the MiMedx Agreement wherein we granted MiMedx an exclusive, sublicensable license under certain of our intellectual property, technology and biomaterials, including as related to the FleX Product, to develop, manufacture and commercialize (i) the FleX Product in the Territory and (ii) certain other biological products worldwide, in each case, in the wound care, burn care and surgical care fields. We retain exclusive development and commercialization rights for the FleX Product outside the Territory with MiMedx having the right-of-first refusal. We are responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to the FDA with respect to initial marketing approval.
We received a $1.0 million milestone payment upon the execution of the MiMedx Agreement and payments totaling $450.0 thousand as part of the letter of intent entered into with MiMedx in February 2022, as amended. The $450.0 thousand payments will be deducted from the next milestone payment that becomes due under the agreement.
In the event development and commercialization of the FleX Product in the Territory is successful, we are eligible to receive milestone payments of up to $69.55 million related specifically to the development and commercialization of the FleX Product (subject to a deduction for the $450.0 thousand already received) and $1.0 million for each additional product developed and commercialized under the agreement.
Subject to the terms and conditions of the MiMedx Agreement, MiMedx is required to pay a mid-single digit royalty of net sales on a quarterly basis. The MiMedx Agreement includes certain adjustments for third party royalties. If MiMedx reasonably believes it must obtain or maintain a third-party license to manufacture or commercialize the FleX Product or another licensed product, it may generally credit up to 50% of the total royalty payments it must pay the third-party licensee against royalties payable to us. We are eligible to receive royalty payments on a country by country basis for each product commercialized under the agreement, for a period beginning on the first commercial sale of the product and expiring ten years after launch of the product. We have determined that we have one combined performance obligation remaining under the MiMedx Agreement related to the development and commercialization of the FleX Product in the Territory, which primarily includes knowledge and bio-materials transfer to MiMedx, assisting and coordinating the regulatory approvals with the FDA and ongoing access and upkeep of intellectual property during the term of the MiMedx Agreement and related development and regulatory services. Therefore, the amounts received have been recorded as Deferred Revenue in the consolidated balance sheets. Development and commercialization milestones were not considered probable at inception and therefore were excluded from the initial transaction price. The royalties were excluded from the initial transaction price because they relate to a license of intellectual property and are subject to the royalty constraint.
We recognize revenue as the combined performance obligation is satisfied over time using an output method. Significant management judgment is required to determine the level of effort attributable to the performance obligation included in the MiMedx Agreement and the period over which we expect to complete our performance obligation under the arrangement. The performance period or measure of progress was estimated at the inception of the arrangement and is re-evaluated in subsequent reporting periods. This re-evaluation may shorten or lengthen the period over which we recognize revenue. Due to unpredictable outcomes and timelines of the FDA clearance process which cannot be reasonably estimated, we have deferred all revenues under the MiMedx Agreement and no revenue has been recognized during the years ended December 31, 2024 and 2023 and the aggregate amount of the transaction price allocated to the remaining performance obligation (deferred revenue) is $1.4 million, which will be recognized as revenue as our performance obligation is satisfied. See “Business — Marketing — MiMedx Agreement” for additional information regarding the MiMedx Agreement.
Components of Results of Operations
Operating Expenses
General and Administrative Expenses
General and administrative expenses consist primarily of employee-related costs related to the corporate functions such as equity-based compensation, executive and internal administrative operations, third-party professional fees, travel expenses, insurance expenses and rental costs.
Following our direct listing on Nasdaq, we expect our general and administrative expenses to increase as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations and increased expenses for insurance, investor relations and professional services. We also expect to incur higher equity-based compensation as we operate as a public company.
Research and Development Expenses
Research and development expenses reflect our ongoing investments into expanding the applications of our flagship Hexagen formula and other drug candidates such as enhanced stability vaccine candidates, as well as in the development of medical devices utilizing our antimicrobial technologies. Our research and development costs also include expenses such as consulting costs, advisory costs, regulatory costs, information technology costs and overhead expenses.
We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to clinical programs associated with our product candidates, including but not limited to clinical trials. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time consuming, and the successful development of our candidates is highly uncertain. As a result, we are unable to determine the duration and completion costs of our research and development projects, the costs of related clinical development costs or when and to what extent we will generate revenue from the commercialization of our products and drug candidates.
We expense research and development costs as incurred. Fluctuations in research and development expenses can be impacted by the timing and cadence of our clinical trials and preclinical studies.
Other Income
Other income includes interest income earned from cash held in savings accounts and our highly liquid investments in money markets.
Results of Operations
Six Months ended June 30, 2025 Compared to Six Months ended June 30, 2024
The following table summarizes our results of operations for the six months ended June 30, 2025 and 2024:
For The Six Months Ended June 30,	2025	2024
Net Revenue	$—	$—
Cost Of Goods Sold	—	—
Gross Profit/(Loss)	—	—
Operating expenses
General and administrative	1,679,591	712,260
Research and development:
Eczema	26,177	82,907
Vaccine	45,760	—
Total operating expenses	1,751,528	795,167
Loss from operations	(1,751,528)	(795,167)
Other income:
Interest income	10,296	16,330
Other income	172,260	—
Total other income	182,556	16,330
Net Loss	$(1,568,972)	$(778,837)
We did not generate any revenue or incur any cost of goods sold during the six months ended June 30, 2025 and 2024, as we continued to focus on the research and development of our drug candidates and medical devices.
General and administrative expenses increased by $0.97 million from $0.7 million for the six months ended June 30, 2024 to $1.68 million for the six months ended June 30, 2025. The increase in operating expenses during 2025 primarily resulted from accruals for legal and advisory services fees in contemplation of our direct listing which amounted to approximately $0.75 million and an approximately $151.00 thousand increase in our audit fees when compared to six months period ended June 30, 2024.
Research and development expenses primarily include costs associated with clinical and non-clinical development programs. Research and development expenses decreased by approximately $10.97 thousand from $82.91 thousand for the six months ended June 30, 2024 to $71.94 thousand for the six months ended June 30, 2025. The decrease in research and development expenses related primarily to the conduct of our clinical trials.
Other income increased by $166.23 thousand, from $16.33 thousand for the six months ended June 30, 2024 to $182.56 thousand for the six months ended June 30, 2025. The increase was primarily due to a

$120.96 thousand write-off of a historical outstanding balance to a vendor and $51.29 thousand discount received from another vendor against a historic outstanding invoice.
Year ended December 31, 2024 Compared to Year ended December 31, 2023
The following table summarizes our results of operations for the years ended December 31, 2024 and 2023:
For The Year Ended December 31,	2024	2023
Net Revenue	$—	$—
Cost Of Goods Sold	—	—
Gross Profit/(Loss)	—	—
Operating expenses
General and administrative	1,551,168	2,300,649
Research and development	245,956	7,500
Total operating expenses	1,797,124	2,308,149
Loss from operations	(1,797,124)	(2,308,149)
Other income:
Interest Income	28,709	15,882
Total other income	28,709	15,882
Net Loss	$(1,768,415)	$(2,292,267)
We did not generate any revenue or incur any cost of goods sold during the years ended December 31, 2024 and 2023, as we continued to focus on the research and development of our drug candidates and medical devices.
General and administrative expenses decreased by $0.75 million from $2.3 million for the year ended December 31, 2023 to $1.55 million for the year ended December 31, 2024. The decrease in operating expenses during 2024 primarily resulted from a $287.4 thousand decrease in stock-based compensation expense due to a majority of our stock options vesting in 2023. Moreover, there was a $306.4 thousand decrease in payroll costs in 2024 when compared to 2023 due to a decrease in our headcount.
Research and development expenses primarily include costs associated with clinical and non-clinical development programs. Research and development expenses increased by $238.4 thousand from $7.5 thousand for the year ended December 31, 2023 to $245.9 thousand for the year ended December 31, 2024. The increase in research and development expenses related primarily to the conduct of our clinical trial program related to Hexagen’s purported eczema effects and evaluation of its ability to inhibit inflammatory immune signals.
Other income increased by $12.8 thousand, from $15.9 thousand for the year ended December 31, 2023 to $28.7 thousand for the year ended December 31, 2024. The increase was primarily driven by favorable interest rates in 2024 and higher average balances in our savings and money market accounts.
Public Company and Other Costs
Following the completion of this direct listing, we expect to incur additional costs associated with operating as a public company. Compliance with the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and applicable national securities exchanges, will require us to implement a range of corporate governance and disclosure practices that were not previously applicable to us as a private company. These requirements are expected to increase our legal, regulatory, accounting, insurance and other compliance-related expenses and may also require additional time and resources from our management and personnel.
In addition, we anticipate a significant increase in equity-based compensation expense following the direct listing, primarily due to the conversion and vesting of equity awards granted prior to the direct listing and the issuance of new equity awards to certain employees in connection with the direct listing.

Liquidity and Capital Resources
Liquidity
As of June 30, 2025, we had $4.33 million in total assets, which included $3.19 million in cash and cash equivalents, $204.02 thousand in prepaid expenses and other current assets, $99.99 thousand in right of use assets, $828.77 thousand in intangible assets and $8.6 thousand in security deposit. Our intangible assets primarily include capitalized legal costs related to the registration of patents and trademarks.
As of June 30, 2025, we had total liabilities of $2.56 million, including, $1,017.35 thousand in current accounts payable and accrued expenses, $43.41 thousand in current portion of operating lease liability, $58.04 thousand in long term portion of lease liability and $1.44 million in deferred revenue. The deferred revenue as of June 30, 2025 is attributable to a license agreement for our FleX Product which has been deferred due to unpredictable outcomes and timelines of the FDA approval process which cannot be reasonably estimated. We will continue to defer the recognition of revenue until FDA approval is achieved or sufficient information is available to make a reasonable estimate on the outcome and timelines.
As of December 31, 2024, we had $2.0 million in total assets, which included $872.6 thousand in cash and cash equivalents, $225.3 thousand in prepaid expenses and other current assets, $120.4 thousand in right of use assets, $821.9 thousand in intangible assets and $8.6 thousand in security deposit. Our intangible assets primarily include capitalized legal costs related to the registration of patents and trademarks. As of December 31, 2023, we had $2.0 million in total assets, which included $1.2 million in cash and cash equivalents, $20.8 thousand in prepaid expenses and other current assets, $33.2 thousand in right of use assets, $769.9 thousand in intangible assets and $8.6 thousand in security deposit.
As of December 31, 2024, we had total liabilities of $2.2 million, including, $667.2 thousand in current accounts payable and accrued expenses, $40.7 thousand in current portion of operating lease liability, $80.4 thousand in long term portion of lease liability and $1.4 million in deferred revenue. The deferred revenue as of December 31, 2024 is attributable to a license agreement for our FleX Product which has been deferred due to unpredictable outcomes and timelines of the FDA approval process which cannot be reasonably estimated. We will continue to defer the recognition of revenue until FDA approval is achieved or sufficient information is available to make a reasonable estimate on the outcome and timelines.
As of December 31, 2023, we had total liabilities of $1.9 million, including, $464.6 thousand in accounts payable and accrued expenses, $25.2 thousand in operating lease liability, and $1.4 million in deferred revenue.
Based on our current operating plan, we estimate that our cash and cash equivalents as of June 30, 2025 will be sufficient to fund our operating expenses and capital expenditure requirements into the fourth quarter of 2025. We have based this estimate on assumptions that may prove to be wrong, and could deplete our capital resources sooner than we currently expect. Our capital resources may not be sufficient to fund operations through at least the next 12 months from the date that the accompanying unaudited condensed interim financial statements as of June 30, 2025 are issued based on our expected cash needs, which raises substantial doubt about our ability to continue as a going concern. In 2025 and 2026, we currently anticipate that we will require up to approximately $18.0 to $20.0 million to complete our planned Phase 3 trials for eczema and onychomycosis, and approximately $1.5 million to $2.5 million for our vaccine program, which we expect to fund through accessing the capital markets, including with additional issuances of equity and/or equity-linked securities. See “Risk Factors — Risks Related to Our Business and Industry — We design, develop, and conduct pre-clinical and clinical testing on drug candidates and medical devices. Given the inherent expense associated with these activities, it is common for companies at our stage to incur significant losses associated with such product development. We expect to incur additional losses for the foreseeable future, and it is possible we may never achieve or maintain profitability. Our consolidated financial statements therefore express substantial doubt about our ability to continue as a going concern.”
We intend to fund the operations of the Company for the next 12 months from, as of June 30, 2025, the cash and cash equivalents available of approximately $3.19 million, $400.00 thousand in subscription receivable from our offering under Regulation D, $247.23 thousand in subscription receivable from our offering under Regulation A, and from new licensing deals for our FDA-cleared medical devices or any payments from our existing license for the FleX Product. We will not receive any proceeds from our direct listing. We also have up to $85.0 million available under a Share Purchase Agreement with GEM Global Yields, under which we may put certain shares of common stock to the investor including immediately following direct listing, subject to certain volume and price restrictions. Under the GEM Agreements, GEM agreed to purchase up to $85.0 million in shares of our common stock subject to certain conditions and limitations, including the registration of our common stock on a national securities exchange. Accordingly, we may put shares of our common stock to GEM under the GEM Agreements following our listing on Nasdaq. See “Description of Capital Stock — Share Purchase Agreement” for a description of the GEM Agreements and “Risk Factors — Risks Related to Our Business and Industry — Even if we can raise additional funding, we have in the past and may in the future enter into financing agreements that lead to increased dilution, and which will result in sales of our common stock in the open market, which could adversely impact the trading price of our common stock.”
We expect to incur significant additional costs in operating our business, including, but not limited to, research and development, general and administrative expenses and marketing and advertisement expenses, and intend to continue to fund our operations through additional equity financings in the future and entry into additional strategic collaboration and licensing arrangements. We may also engage in additional debt and/or equity financings as determined to be necessary to fund our operations and planned research and development activities.
Capital Resources
We have incurred operating losses and negative operating cash flows before financing activities since inception and have primarily relied on equity financing to fund our operations and may need to continue to raise additional capital to continue operations. We are subject to risk associated with our relatively early stage, including the need to develop, demonstrate and refine our products and services, produce successful results from clinical trials, expand our management and technical team, obtain commercial partners and ultimately achieve and sustain our profitability. Management believes that with its plans to carry out clinical trials and obtain additional financing, it will be able to maintain operations and continue research and development into the fourth quarter of 2025. Failure to generate sufficient revenue or obtain financing could have a material adverse effect on our financial condition. The accompanying consolidated financial statements do not include any adjustments that might result from these uncertainties.
Off-Balance Sheet Obligations
During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.
Contractual Obligations, Commitments and Contingencies
We enter into contracts in the normal course of business with CROs, contract manufacturing organizations (“CMOs”), academic institutions and other third parties for preclinical and clinical research studies, testing and manufacturing services. These contracts generally do not contain minimum purchase commitments and are cancelable by us upon prior written notice, although purchase orders for preclinical materials are generally noncancelable or have cancellation penalties. Payments due upon cancellation consist primarily of payments for services provided or expenses incurred, including noncancelable obligations from the Company’s service providers, up to the date of cancellation or upon the completion of a manufacturing run.
Leases
We have an operating lease for office space for our corporate headquarters with a maturity date set for August 2027. Monthly payments range from $4.1 thousand to $4.4 thousand. Rent expense is recorded on a straight-line basis over the lease term. As of June 30, 2025, our future remaining operating lease payments were $50.78 thousand within the next twelve months and $61.37 thousand for the remainder of the lease’s term.

Quantitative and Qualitative Disclosure About Market Risks
Interest Rate Risk
The primary objectives of our investment activities are to ensure liquidity and to preserve capital. We are exposed to market risks related to changes in interest rates of our cash equivalents and other short-term investments. However, due to the nature of these cash equivalents and short-term investments, we do not believe that a hypothetical 10% increase or decrease in interest rates during any of the periods presented would have had a material effect on our audited consolidated financial statements included elsewhere in this prospectus.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor and research and development costs. We do not believe that inflation had a material effect on our business, results of operations, or financial condition, or on our audited consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Estimates
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those relating to stock-based compensation, revenue recognition, research and development expenses and determination of right-of-use assets under lease transactions and related lease obligations. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may materially differ from these estimates and assumptions.
Critical Accounting Policies
Revenue Recognition
Under ASC Topic 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that we determine are within the scope of Topic 606, we perform the following five steps: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services we transfer to a customer.
At contract inception, once the contract is determined to be within the scope of ASC 606, we assess whether the goods or services promised within each contract are distinct and, therefore, represent a separate performance obligation. Goods and services that are determined not to be distinct are combined with other promised goods and services until a distinct combined performance obligation is identified. We then allocate the transaction price (that is, the amount of consideration we expect to be entitled to from a customer in exchange for the promised goods or services) to each performance obligation and recognize the associated revenue when (or as) each performance obligation is satisfied. Our estimate of the transaction price for each contract includes all variable consideration to which we expect to be entitled, subject to the constraint on variable consideration. Variable consideration is not constrained if the potential reversal of cumulative revenue recognized at the contract level is not significant.
License Rights — If the license to our intellectual property is determined to be distinct from the other promises or performance obligations identified in the arrangement, which generally include research and development services, we recognize revenue from nonrefundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a license is distinct from the other promises, we consider relevant facts and circumstances of each arrangement, including the research and development capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, we consider whether the collaboration partner can benefit from the license for its intended purpose without the receipt of the remaining promises, whether the value of the license is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises and whether it is separately identifiable from the remaining promises.
For licenses that are combined with other promises, we utilize judgment to assess the nature of the combined performance obligation and whether the license is the predominant promise within the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. If the license is the predominant promise, and it is determined that the license represents functional intellectual property, revenue is recognized at the point in time when control of the license is transferred. If it is determined that the license does not represent functional intellectual property, revenue is recognized over time using an appropriate method of measuring progress.
Milestone Payments — At the inception of an arrangement that includes development milestone payments, we evaluate whether the milestones are considered likely to be achieved and estimate the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue recognized would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control, such as regulatory approvals, are not considered probable to be achieved until those approvals are received. We evaluate factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each subsequent reporting period, we re-evaluate the probability of achievement of all milestones subject to constraint and, if necessary, adjust its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.
Royalties — For arrangements that include sales-based royalties, including milestone payments based on a level of sales, where the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, we have not recognized any royalty revenue resulting from licensing agreements.
Amounts due to us for satisfying the revenue recognition criteria or that are contractually due based upon the terms of the collaboration agreements are recorded as accounts receivable on the consolidated balance sheets. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue. Amounts expected to be recognized as revenue within the one year following the balance sheet date are classified as current deferred revenue. Amounts not expected to be recognized as revenue within the one year following the balance sheet date are classified as deferred revenue, net of current portion.
Income Taxes
Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal and state net deferred tax assets, and, as a result, a full valuation allowance has been set against its net deferred tax assets as of the six months ended June 30, 2025 and June 30, 2024 and the year ended December 31, 2024 and December 31, 2023. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carry-forward period are reduced or increased. For the fiscal year ended December 31, 2024, the Company had federal cumulative NOL carryforwards of approximately $8.59 million, and the Company had state NOL carryforwards of approximately $7.35 million. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

The Company is taxed as a “Corporation” for both federal and state income tax purposes. We account for income taxes using the asset and liability approach promulgated by ASC 740, Income Taxes, for financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce the deferred tax assets to an amount expected to be realized.
Stock-Based Compensation
We account for stock-based compensation for both employees and nonemployees in accordance with ASC 718, Compensation — Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.
Recently Adopted Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.
Emerging Growth Company Status
We qualify as an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include: (i) being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (ii) reduced disclosure about our executive compensation arrangements; (iii) not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved; (iv) an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (v) an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the consolidated financial statements.
We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this direct listing; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

BUSINESS
Overview
We are a pharmaceutical and medical device development company built around a proprietary platform technology designed to enhance drug performance. Our patented mixing process — commercially referred to as PermaFusion — enables stable suspension of polar, water-soluble APIs in oil-based carriers without the use of emulsifiers. This innovation reduces the quantity of required API inclusion by improving its bioavailability. Reduced API load reduces the likelihood of adverse events. Our proprietary platform has been validated across multiple FDA-cleared medical devices.
Our primary development programs focus on dermatological diseases, including moderate to severe eczema and onychomycosis. Our company’s origin is rooted in the personal journey of our founder, who developed a topical ointment to heal his own chronic, treatment-resistant wounds using the PermaFusion platform he developed. His initial formulation, now known as Hexagen, suspends certain antimicrobial/anti-inflammatory compounds in petrolatum without known cytotoxicity, irritation or sensitization. This formula has received three FDA clearances and has been utilized extensively in humans, which we believe demonstrates both technical proof of concept and meaningful therapeutic effects. The formula also has been demonstrated to provide anti-inflammatory immunological signaling (IL 36, IL 31, IL 4 inhibition), in-vivo nail penetration with fungal pathogen elimination, and other potential therapeutic benefits. These products are not presently on the market, and we are not currently generating revenue from these devices, as we focus on drug development of our core technology.
A growing amount of provider feedback, patient case studies, and in-vivo/in-vitro data on our technology, in particular the Hexagen formula, suggest consistent and meaningful results in conditions such as moderate to severe eczema and onychomycosis. For example, in regard to dermatitis, we have received white paper patient case studies from providers that demonstrate rapid resolution of inflammation and visible healing in two types of inflammatory dermatitis with the use of our GX-03 formula in real-world settings. In a 2016 case study called Diaper Dermatitis, independent provider Erin Koprince, MA, documented the use of our topical antimicrobial formulation in an infant with persistent diaper dermatitis unresponsive to barrier creams. Within days of initiating treatment, the subject demonstrated reduced erythema, decreased maceration, and resolution of rash, with no adverse events reported. In another 2016 case study called Treatment of Phytophotodermatitis with Topical Antimicrobial: A Case Report, Ms. Koprince used our topical antimicrobial ointment in a patient with phytophotodermatitis resulting from exposure to citrus juice followed by direct sunlight. The treated area showed rapid reduction in erythema and blistering within 72 hours, with full resolution over approximately one week. Erin Koprince, MA, is not currently, and at the time of such studies was not, affiliated with us or compensated by us. We believe these early findings support our view that the underlying antimicrobial and anti-inflammatory properties of our formulation may have broad therapeutic potential across multiple forms of dermatitis, including atopic, irritant, and contact subtypes. Both our controlled preclinical and clinical studies in eczema have yielded positive results, and together with this growing body of provider-initiated data, we believe there is a compelling rationale for further clinical development in adjacent dermatologic conditions. With respect to onychomycosis, a former president of the American Podiatric Medical Association independently pursued data exploring Hexagen as a treatment for nail fungus. In a 2018 case study called A Novel Approach to Polymicrobial Nail Infection, independent provider Dr. Dan Davis conducted a series of case studies to evaluate the topical antimicrobial wound gel Hexagen for treating dystrophic, diseased nails caused by bacterial, fungal, yeast, or mixed infections. The study was based on emerging evidence that bacterial or bacterial — fungal co-infections are far more common causes of nail pathology than pure fungal infections, which he believes may account for less than 10% of cases. Over 100 patients with confirmed nail infections of varying etiologies were treated with Hexagen applied once or twice daily with no additional dressings. The goal was to create an infection-free environment that would allow healthy nail regrowth. The results showed that once-daily application of Hexagen produced clinical improvement rates close to 70%, while twice-daily application increased efficacy to over 85%. Patients experienced reductions in visible signs of infection along with the growth of healthier, non-dystrophic nail plates. No adverse effects were reported, and patient compliance was high. Based upon Dr. Davis’ findings, we believe that Hexagen may be an effective topical option for polymicrobial nail infections, offering a potential alternative to existing oral or topical antifungal treatments. Dr. Dan Davis is not, and at the time of such study was not, affiliated with us. Dr. Davis was not paid prior to or during the study. After the study was complete, we engaged Dr. Davis to collate and deliver the underlying data of these study results for further analysis at an hourly rate. These real-world observations and in-vivo/in-vitro data provided early insight into the therapeutic potential of our platform. As a result, we selected these two conditions as the focus of our lead drug development programs. We have identified the mechanisms of action for both programs through in-vivo work: specifically, cytokine inhibition in eczema (specifically, inhibition of IL-36a, IL-36γ, IL-31, and IL-4), and fungal pathogen elimination in onychomycosis via the demonstrated penetration of nails by the oil-based carrier and API.
In addition to our dermatology and wound programs, we are exploring broader applications of our PermaFusion technology. In partnership with a leading global nonprofit organization, we are attempting to develop intranasal vaccines with sufficient thermostability to withstand distribution without deep-freeze. Our goal is to eliminate the need for frozen storage and, thus, enable deployment and delivery to low-resource settings that do not maintain suitable cold storage infrastructure required for administration of modern-day vaccines. Furthermore, if we are successful in this initial program, we believe there may be opportunities to develop additional vaccines in thermostable, intranasal form. By reducing cold-storage infrastructure requirements and therefore enabling standard shipping of such vaccines, we believe intranasal vaccines have the potential to enhance patient uptake by enabling immunization in a broader variety of settings including in clinic, hospital and home-health settings. We believe this initiative highlights our platform’s versatility and its potential to unlock new therapeutic categories beyond dermatology.
We have also completed preclinical, in-vivo xenograft studies for herpes zoster opthalmicus (shingles of the eye) and basal cell carcinoma. A mildly reformulated version of the Hexagen formula was employed for the ocular study and compared this reformulation with placebo as a topical ocular agent intended to reduce viral load of herpes zoster in an animal model. Results obtained showed an 85% reduction in viral load compared to placebo without adverse events. For the basal cell carcinoma xenograft study, the Hexagen formula was compared to both placebo and 5-Fluorouracil (standard of care topical chemotherapy) as a topical treatment intended to reduce basal cell tumor size. The Hexagen formula showed an approximate 29% comparative reduction in tumor size to the placebo and an approximate 20% comparative reduction in tumor size compared to 5-Fluorouracil. We believe these preclinical in-vivo studies suggest meaningful potential in these indications, which we may continue to explore at the conclusion of our lead drug programs. We believe such exploratory results further underscore the potential breadth of opportunity enabled by our platform.
Our Solutions
Our founder obtained 510(k) FDA clearance for the Hexagen formula under product category FRO in November 2016 (K160872). To achieve this clearance, extensive animal, laboratory and manufacturing testing was conducted to demonstrate that the formula was as well-tolerated and effective as “predicate products” with comparable form and function. Additional 510(k) clearance was granted in August 2017 (K171191) to manage the skin and symptoms of various skin conditions, including atopic, irritant, and radiation dermatitis. In October 2019, a third clearance was obtained for a porous antimicrobial gauze saturated with the Hexagen formula (K183681), following further testing, including packaging and sterilization validations.
In 2020, our founder developed the FleX Product, designed for use in wound and burn care. The rights to this medical device formulation were licensed to MiMedx prior to FDA clearance. MiMedx subsequently elected to pursue a De Novo classification pathway for truly novel innovations rather than a traditional 510(k) route and assumed responsibility for all remaining product testing and regulatory interactions for the FleX Product. For more information with respect to the license agreement with MiMedx, see “— Marketing — MiMedx Agreement.”
Our current business model is to license and/or sell medical device products through commercial partners which allows us to focus our internal efforts on drug development. From 2017 to 2019, Hexagen was commercially distributed by McKesson for wound care. Following physician reports and case studies suggesting positive outcomes in patients with eczema and onychomycosis, we voluntarily ceased internal wound care sales in 2019 to pursue new drug approvals related to these results. We continue to explore additional licensing opportunities for device applications, especially with respect to our K183681 antimicrobial gauze and other wound care opportunities, as well as antimicrobial personal care products. We maintain a business model that strategically leverages contractors and vendors while employing a comparatively small internal team in order to minimize cash burn rate. We believe this reduces the amount of cash needed for internal operations, reduces waste and results in a larger proportion of available capital that can be spent toward furthering clinical development.
We are focused now on seeking new drug approvals for the GX-03/Hexagen formula as a treatment for both eczema and onychomycosis, two skin conditions which require FDA drug approval for marketing. The drug candidate is based on Hexagen’s inclusion of PHMB, a well-characterized polymer that, despite its long history of being well-tolerated in wound care, has never been formally submitted or approved as an API for a drug product within the United States. PHMB has demonstrated strong antimicrobial, anti-inflammatory, and immunomodulating properties and has an established profile with no known adverse effects. We are pursuing its use as a drug active in indications such as inflammatory skin diseases and fungal nail infections. PHMB has no demonstrated or documented systemic uptake.
Our proposed drug formulation for GX-03/Hexagen is identical to the Hexagen formula employed in previously cleared devices. It has the same active ingredient concentration, petrolatum base, and employs the same proprietary mixing process. Our decision to tackle eczema and onychomycosis is supported by physician feedback, and case studies as discussed above, as well as sponsor initiated in-vivo and in-vitro data. We believe such signals, along with PHMB’s well-documented antimicrobial and anti-inflammatory properties, which have been validated by scientific literature and in-vivo studies, form a sound scientific basis for cross-indication effectiveness across these two dermatologic conditions.
Core Products and Programs
The following pharmaceuticals and medical devices incorporating the core Hexagen formula described above are in development or complete:
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GX-03/Hexagen for Wounds (Hexagen (K160872)): Medical device for treating wounds and burns. Product development and clinical research are complete; FDA-cleared in 2016.

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GX-03/Hexagen for Derm (AtopX (K171191)): Medical device for managing dermatitis. Development and clinical stages are complete; FDA-cleared in 2017.

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Sterile Gauze Impregnated with GX-03/Hexagen (XEAL (K183681)): Medical device for wound care and post-surgical dressing. Development and clinical stages are complete; FDA-cleared in 2018.

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Sterile Collagen/Hexagen Powder (FleX Product): Medical device for wounds and burns. Development complete; partner currently finalizing in-vivo/in-vitro data for de-novo review per agency recommendations; out-licensed to MiMedx (see “— Marketing — MiMedx Agreement” for more information on the licensing arrangement).

•
GX-03/Hexagen for Moderate-Severe Eczema: Drug candidate for eczema treatment. Development complete; human trials initiated which are Phase 2-equivalent.

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GX-03/Hexagen for Onychomycosis: Drug candidate for nail fungus. IND not yet submitted; leveraging human data from eczema studies.

PIND Meetings Summary and Drug Programs:
The FDA has provided a regulatory pathway for GX-03’s drug development programs. Following two early PIND meetings to discuss clinical development programs for conditions of the nails and skin (PIND 137155 and PIND 138686 on January 17, 2018 and May 9, 2018, respectively), the FDA confirmed that we may leverage existing 510(k) clinical data to bypass Phase 2 studies and proceed directly to pivotal Phase 3 trials for these indications, including eczema and onychomycosis.
While the FDA has permitted us to bypass Phase 2 studies, we are currently conducting an approximately 114-patient double-blind, randomized, vehicle-controlled trial within the United States on moderate-to-severe eczema to provide insight into Phase 3 design on clinical signal. Patient dosing commenced in mid-July 2025. While we have completed the majority of CMC work required for IND submission, we are able to conduct this trial with significant cost savings by utilizing the existing 510(k) clearance (K171191) for the candidate formula (GX-03) that permits its use to manage the skin of human subjects with atopic dermatitis.

Although we are running this trial as a Phase 2-equivalent, we are simultaneously leveraging the cleared status of the formula. Thus, this trial was only required to meet institutional review board approval. This trial is designed to (i) generate high-quality tolerability and efficacy data that, if successful, we expect to file with an IND program to open a Phase 3 study and (ii) provide insight to stakeholders regarding the clinical efficacy of our product candidate.
At the conclusion of this study and subsequent IND submission, our present plan is to advance to Phase 3 trials for moderate-to-severe eczema and onychomycosis. We intend to conduct additional nonclinical and clinical studies, such as PK max-use and additional healthy volunteer exposure trials. We anticipate requesting permission to conduct the additional studies in parallel with the Phase 3 trials.
Clinical Highlights for GX-03:
Turn’s in-vivo and clinical data from the studies it has conducted to date, which are described in more detail under “— Clinical Results” in this prospectus, have demonstrated:
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67% reduction in Investigator’s Global Assessment (IGA) scores within 7 days in eczema models, with no reported adverse events.

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Significant inhibition of key cytokines involved in eczema pathophysiology, including IL-36α, IL-36γ, IL-31, and IL-4.

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Effective penetration of fungal nails and elimination of dermatophytes in live onychomycosis models, confirming GX-03’s antifungal activity.

Vaccine Delivery Platform & Collaboration with an International Non-profit Organization specializing in Medicines for Emerging Infectious Diseases and other Global Health Threats
In addition to our Hexagen-based dermatology programs, we are actively advancing vaccine delivery technologies through our PermaFusion suspension platform aimed at extending the availability of critical vaccines to remote and underserved regions. This technology, if successful, may additionally enable the delivery of standard immunizations, such as influenza and shingles, to patients in clinic, hospital, and home-health settings, thereby increasing the availability of immunization while minimizing patient burden.
In collaboration with the Organization, we are developing a stabilized, intranasal formulation of the Organization’s live Marburg virus vaccine that addresses significant limitations of current vaccine candidates which require deep-frozen storage and offer limited room-temperature stability.
In May 2025, we achieved a key technical milestone — the successful 100% recovery of a live VSV based vaccine vector. Viral vectors are base viruses used to make vaccines via strategic modifications. For example, the Organization’s Marburg candidate is a modified VSV with surface glycoproteins specific to the Marburg disease. As we established that we could recover 100% of the VSV suspended in our carrier, the result suggested we could then recover 100% of the Organization’s Marburg candidate, as it is simply a modified VSV. In this study, unmodified VSV was successfully suspended in our petrolatum-based carrier for 72 hours at room temperature, with all of the VSV being “recovered,” a measurement term for surviving. These findings suggest that lipid-enveloped live viruses may remain viable in our viscous suspension system without degradation, thereby offering preliminary evidence that challenges prior assumptions about incompatibility between lipid carriers and live, lipid-enveloped viruses.
On June 6, 2025, we began a parallel stability analysis of the Marburg live vaccine candidate (suspended in our carrier) and the standard vaccine in traditional, solution form. Both forms, along with an unmodified VSV control, were stored at ambient temperature and refrigerated (4°C) for 28 days. Evaluations of viability took place at 3, 7, 14, and 28 days. That trial has been completed and produced results demonstrating that the live vaccine in our delivery system was 100% recoverable at up to 14 days in ambient storage and 100% recoverable at up to 28 days in refrigerated storage.
Along with publishing the results of this stability study, we now intend with our partner to attempt an animal model of the intranasal Marburg candidate in which we hope to achieve an antibody response. Simultaneously, given that the 28-day stability of the 4C Marburg candidate remained 100%, we will be starting an additional stability test of the Marburg candidate in which both ambient and 4C arms will be taken out to 90 days. We continue to endeavor to extend the storage interval between factory and patient.
The near-term objective of this collaboration was to complete such stability data and publish this proof of concept for the platform as a non-cold chain limited delivery solution for live vaccines, including unstable, lipid-enveloped vaccines such as those based upon VSV. We intend to now pursue the remaining preclinical, clinical, and regulatory steps with the Organization acting as our research partner to bring the stabilized intranasal Marburg vaccine to market, thereby attempting to establish a viable regulatory pathway in the United States for this new technology upon which additional formulations and indications (such as intranasal influenza and shingles vaccines) may be built.
We now plan to conduct a preclinical immunogenicity study of our intranasal Marburg vaccine candidate in a live animal model before the end of 2025. This study will be designed to assess whether administration of the live, intranasal vaccine at multiple dose levels can elicit an antibody response in a live animal model. We anticipate evaluating both systemic immune responses, through blood analysis, and mucosal immune responses, through analysis of nasal and respiratory tract tissues. Given the inherent limitations of live animal models — including anatomical differences in nasal structures, interspecies variability in mucosal immunity, differences in susceptibility to filovirus antigens, and challenges in administering viscous, petrolatum-based formulations at small volumes — this study may not be definitive. As such, a lack of measurable immune response in the intended animal model would not necessarily preclude further development or clinical testing of the candidate in humans.
Based upon the regulatory precedent established by Merck’s Ervebo (the first FDA-approved vaccine for Ebola Zaire virus), we expect our intranasal Marburg virus vaccine candidate to be eligible for approval under the FDA’s Animal Rule pathway (21 CFR 601.90–95), which permits demonstration of efficacy in appropriate animal models when human challenge trials are not ethical or feasible. Like Ervebo, our candidate targets a high-fatality filovirus with potential use in outbreak response and biodefense. However, our intranasal formulation introduces a novel delivery route that may improve ease of use and deployment during emergencies.
We anticipate conducting a preclinical development program including GLP toxicology studies and non-human primate challenge studies to establish immune correlates of protection. If our IND filing is successful, we would expect to initiate Phase 1 and Phase 2 clinical trials in healthy adult volunteers to evaluate safety, tolerability, and immunogenicity. These trials are expected to enroll approximately 300–500 subjects across both phases and include dose-ranging and immunobridging to the protective immune responses observed in animal models. We would expect to use immunobridging as the basis for licensure under the Animal Rule, similar to the strategy used for Ervebo.
If successful, we expect to submit a BLA to the FDA, supported by our clinical data, nonclinical efficacy data, and CMC information. We believe the vaccine candidate may qualify for multiple FDA expedited programs, including Fast Track designation, Priority Review, and a PRV, which may be sold or redeemed for future regulatory advantage.
Competitive Strengths
Proprietary Platform Technology Enabling Broad Formulation Capabilities Across Multiple Therapeutic Categories
We have developed a proprietary formulation platform, PermaFusion, that enables the stable suspension of polar APIs in lipid-based carriers such as petrolatum and oil, without the use of surfactants or emulsifiers. This advancement allows for reduced API concentrations while maintaining bioavailability, chemical stability, and dose uniformity — offering a valuable solution to a well-documented limitation in topical and mucosal drug delivery. The platform has broad potential applications across pharmaceutical and medical device categories and underpins our pipeline programs in dermatology, infectious disease, and thermostable vaccines.
Improved Therapeutic Profile for Onychomycosis and Other Dermatologic Indications
Current topical therapies for onychomycosis, such as Jublia® (efinaconazole), are associated with long treatment durations, low complete cure rates (often below 20% in real-world use), and limited penetration into the nail bed. Oral antifungals offer better efficacy but carry systemic risks, including hepatotoxicity, drug interactions, and the need for liver monitoring. Our topical antifungal product candidate, developed using the PermaFusion platform, is designed to overcome these limitations by enhancing delivery through the nail plate while avoiding systemic exposure. We believe our candidate represents a potentially attractive topical therapy with a differentiated tolerability and efficacy profile.
Needle-Free, Non-Systemic Approach Aligned with Patient and Caregiver Preferences
There is increasing demand — particularly among pediatric, geriatric, and chronic care populations — for therapies that avoid injections, steroids, and systemic immunosuppression. Our pipeline is focused on non-steroidal, non-injectable, and non-biologic product candidates with localized activity. This approach is intended to maximize safety and convenience without compromising therapeutic effect, addressing a growing preference for treatments that are easier to administer and better tolerated over long-term use.
Immunomodulatory Activity Without the Cost and Risks of Biologics
Many immunomodulatory therapies rely on injectable and topical biologics that target pathways such as IL-4, IL-13, IL-31, and IL-36. While these agents tend to show effectiveness in clinical trials, they come with tradeoffs: high cost, systemic immunosuppression, higher incidence of side effects, and, for injectables, low patient adherence due to injection burden. Our non-biologic, non-systemic candidates have demonstrated cytokine modulation without the need for injections or systemic absorption. Cytokine modulation refers to the alteration — either reduction, increase, or normalization — of the levels of signaling proteins (cytokines) that regulate immune and inflammatory responses. In inflammatory skin diseases such as eczema, certain cytokines (e.g., IL-36α, IL-36γ, IL-31, and IL-4) are overproduced, driving redness, swelling, and itch. Modulating these cytokines can reduce the inflammatory response and improve disease symptoms.
GX-03 (Hexagen) has demonstrated cytokine modulation in pre-clinical (animal) studies. In a murine model of Staphylococcus aureus — induced eczema, topical pretreatment with GX-03 significantly reduced protein expression of IL-36α (−50%, p=3.08×10⁻¹³), IL-36γ (−49%, p=4.35×10⁻⁸), IL-31 (−68%, p=1.12×10⁻⁶), and IL-4 (−17%, p=2.87×10⁻⁵) compared to untreated controls, as measured by quantitative Western blot analysis. These findings were associated with a statistically significant improvement in Investigator’s Global Assessment (IGA) scores (mean 0.8 vs. 2.4; p=7.93×10⁻¹⁰), indicating reduced clinical signs of skin inflammation. This may provide a potential new therapeutic class to compete in biologic-driven markets while avoiding the limitations inherent to biologic therapy.
Established Real-World Tolerability Record Across Commercial and Pre-Commercial Products
Based upon early sales to McKesson and extensive sampling, we estimate that products developed using our platform have been used in over 200,000 real-world applications for wound care and dermatology without a single adverse event reported to the FDA. While rates of occurrence of adverse events cannot be established with reports to the FDA and should not be used as an indicator of the safety profile of a product or to determine the likelihood of a side effect occurring due to the use of a product, and prior safety and tolerability data in the medical device context may not translate to drug development, we believe this favorable track record in real-world uses supports higher likelihoods of success for future regulatory submissions and provides a strong foundation for physician and patient confidence as we advance our therapeutic programs.
Intellectual Property Protecting Core Technology and Product Candidates
We hold numerous issued patents and multiple pending applications across major jurisdictions, covering composition, manufacturing methods, and delivery mechanisms. These patents are expected to provide coverage for our lead product candidates into the 2040s. Our intellectual property strategy includes both product-specific and platform-level claims, supporting both internal development and potential licensing opportunities. For more information, see “— Intellectual Property.”
Notwithstanding our numerous issued patents and pending applications, we have been party to, and may in the future become involved in, proceedings in the United States or in foreign jurisdictions challenging the validity, priority or other features of patentability of our patent rights or those of third parties that conflict with our own. For example, we filed a derivation proceeding in 2017 before the USPTO against Marc Selner, alleging that Selner improperly and without authorization filed a patent application for an invention conceived by Bradley Burnam. The USPTO did not name Mr. Burnam sole inventor of Selner’s application or cancel Selner’s patent application, as we requested, and the U.S. Court of Appeals for the Federal Circuit affirmed the USPTO’s decision. The derivation proceeding was to determine the party that was first inventor of the claims of Selner’s application. As a result, Selner’s application may contain claims similar in scope to those of certain of our issued patents and patent applications that cover the ingredients in the Hexagen formula and methods of manufacture. However, we own multiple issued patents for which Mr. Burnam is an inventor that cover the invention at issue in the derivation proceeding (and related subject matter). Should Selner’s patent application ultimately issue as a patent, he may attempt to seek royalties or try to prevent our development and commercialization of Hexagen and products that contain Hexagen, or otherwise seek damages from us. For more information, see “Risk Factors — Risk Related to Our Intellectual Property, Data Privacy and Cybersecurity.”
Capital-Efficient Operating Model Designed for Scalable Growth
We operate with a lean infrastructure, leveraging expert consultants and outsourced manufacturing to minimize fixed overhead and preserve capital for high-value activities. Our pipeline strategy is informed by independent clinical observations, peer-reviewed publications, and identified gaps in the standard of care. This model allows us to advance multiple assets in parallel while maintaining operational discipline.
Positioned to Capitalize on Market Disruption and Patent Expirations
Several incumbent therapies across dermatology and antifungal markets are nearing the end of their patent protection periods. We believe this shift creates an opportunity to introduce differentiated, formulation-driven therapies into markets with stagnant innovation and increasing generic pressure. Our products are designed to compete not just on efficacy, but also on tolerability, usability, and alignment with evolving patient and provider expectations.
Our Growth Strategy
Our growth strategy is built around a dual-path model that focuses on the longer-term value creation of pharmaceutical drug development as supplemented by the near-term revenue potential of medical device partnerships. We are committed to our drug candidates and their potential to tap large markets. Our dual-path approach enables us to undergo the more rigorous U.S. drug approval process while pursuing proprietary formulations through regulated medical device channels. Our strategy is designed to preserve capital efficiency and commercial optionality.

Internally, we are currently focusing our resources on the research, development, and advancement of pharmaceutical assets derived from our core petrolatum-based formulation platform and the active ingredient polyhexanide (PHMB), a new chemical entity (NCE). Our lead drug candidates target high-burden dermatologic conditions such as atopic dermatitis and onychomycosis, with development paths informed by preclinical efficacy data, investigator-initiated studies, agency meetings, historic tolerability profiles, and known limitations of current standard-of-care treatments. We are also exploring additional applications in vaccine delivery and mucosal immunization, thus leveraging the unique physical and chemical properties of our platform.
Our pipeline strategy emphasizes regulatory efficiency through shared formulation backbones, allowing for platform extensions across multiple indications. In some cases, we anticipate pursuing dual or sequential indications for a single formulation — for example, seeking simultaneous approval in eczema and onychomycosis, both topical, indications with similar safety testing requirements — thereby attempting to maximize the efficiency of clinical development investment.
We have historically licensed cleared medical device technologies — including wound dressings and antimicrobial platforms — to commercial partners, and expect to continue to do so in the future. These licensing arrangements have included, and in the future may include, upfront payments, milestone-based compensation, royalties on net sales, and commitments by our partners to support manufacturing, distribution, and marketing efforts. By outsourcing commercialization to third-party licensees, our goal is to generate recurring revenue without incurring the fixed costs typically associated with sales infrastructure. Such revenue streams have in the past and may in the future provide funding support for our internal R&D and regulatory programs. While we have generated such revenue in the past, in our prior two fiscal years, we have not generated these revenues and are not currently party to a revenue-sharing agreement for a commercialized product.
We believe this hybrid model of licensing and internal drug development positions us to grow while minimizing capital risk. Our ability to generate non-dilutive cash flow from commercial device agreements is designed to support our pharmaceutical programs and extend our operational runway. At the same time, successful advancement of one or more drug candidates could unlock significant long-term value through regulatory milestones, product approvals, and eventual market entry.
Looking ahead, we intend to deepen our network of strategic partners, expand the indications addressed by our technology platform, and pursue regulatory milestones that support broader commercialization opportunities both in the U.S. and internationally.
The company intends to retain rights to Hexagen-specific indications that intend for use of the product in its primary physical form (topical ointment form), including prescription and over the counter.
Clinical Results
Previous in-vivo and in-vitro work for Hexagen/GX-03, as well as Hexagen/GX-03 derived technology indicate a favorable tolerability profile, including a lack of cytotoxicity, irritation, and/or sensitization, as well as a lack of systemic uptake.
These results culminated in our previous FDA clearances for the Hexagen/GX-03 formula and its derivative products in 2016, 2017, and 2019 (K160872, K171191, and K183681, respectively). These 510k FDA clearances were filed and cleared as FRO classification combination products and subject to performance testing including ISO-10993 cytotoxicity, irritation, and sensitization studies. All studies were conducted in GLP and received passing scores per ISO-10993 guidelines.
In support of our onychomycosis development program, we conducted an in-vivo study titled “Efficacy In Vivo Onychomycosis (Trichophyton mentagrophytes) Study” at Altogen Labs (Austin, Texas), under IACUC protocol LC03456, initiated in May 2019 and completed in June 2019. The study employed a well-characterized rabbit onychomycosis model, using Trichophyton mentagrophytes to mimic clinically relevant fungal infections of the nail, as described in a peer-reviewed protocol published in Antimicrobial Agents and Chemotherapy (2011). In the study, infected rabbits were treated topically with our GX-03 formulation (0.5% PHMB in petrolatum) once daily for 30 days. Fungal burden was quantified using qPCR on nail clippings, targeting T. mentagrophytes DNA. The treatment group showed a statistically significant reduction in fungal DNA expression relative to untreated controls (p = 0.0005), with no adverse events or animal deaths observed. These findings demonstrate that the GX-03 topical formulation was able to penetrate the nail plate and exert antifungal activity against organisms located in the deeper layers of the nail — a capability not typically achieved by conventional topical therapies — and support further development of the product for onychomycosis and related fungal skin conditions.
In June 2024, we completed an in vivo efficacy study titled “In Vivo Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025486; protocol LC-04761) at Altogen Labs in Austin, Texas, designed to evaluate the therapeutic potential of GX-03 (Hexagen) in a mouse model of Staphylococcus aureus — induced skin inflammation. The study utilized a published eczema induction protocol established by Liu et al. (Cell Host & Microbe, 2017) and enrolled 30 mice randomized across three treatment arms. Following a 7-day course of GX-03 topical application, the treatment group demonstrated a mean ISGA score of 1.44, compared to 3.00 in untreated controls, representing a 57% reduction in disease severity. No adverse events or clinical signs of toxicity were observed. We believe these data support rapid skin-calming and anti-inflammatory effects of GX-03 and may provide early validation for its use in inflammatory skin conditions such as eczema.
In July 2024, we completed a second in vivo study titled “In Vivo Pretreatment Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025491; protocol LC-04785), also conducted at Altogen Labs, to assess the immunological impact of GX-03 in a cytokine-driven model of eczema. In this study, 40 C57BL/6 mice received a 4-day topical pretreatment with GX-03 prior to disease induction. Skin inflammation was evaluated by blinded ISGA scoring and protein-level analysis of key inflammatory markers. Mice treated with GX-03 showed a mean ISGA score of 0.83, compared to 2.44 in controls, with a highly significant p-value (p = 7.93 × 10⁻¹⁰). Western blot analysis of skin tissue samples revealed suppression of eczema-related cytokines, including:
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IL-31: 67.7% reduction (p = 1.12 × 10⁻⁶)

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IL-36α: 50% reduction (p = 3.08 × 10⁻¹³)

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IL-36γ: 49% reduction (p = 4.35 × 10⁻⁸)

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IL-4: 17% reduction (p = 2.87 × 10⁻⁵)

No adverse reactions or health concerns were noted throughout the study. Together, these findings demonstrate that GX-03 is capable of downregulating multiple upstream inflammatory cytokines associated with atopic dermatitis in animal model.
We are currently conducting a randomized, double-blind, vehicle-controlled clinical trial to evaluate the tolerability and effectiveness of its topical investigational product, GX-03, in adult subjects with moderate-to-severe eczema. The study is titled: “A Double-Blind, Vehicle-Controlled Study to Assess the Efficacy of GX-03 When Used in a Population of Adult Individuals with Moderate to Severe Eczema”, and is classified as a Phase 2/4 trial, reflecting that the topical formulation has previously received marketing clearance for other dermatologic indications.
The study is being conducted at a Center of Excellence in Franklin, Texas, operated by Australia Laboratory Sciences (ALS), a multinational contract research organization. The study investigators are Barry Reece, MS, Dr. Max Adler, and Dr. Gene Ream.
The study is designed to enroll 114-120 adult subjects aged 18 to 70, with a target of at least 100 subjects completing the full protocol. Participants are randomized to receive either GX-03 or a matched vehicle control, applied topically in blinded form. The primary objective is to evaluate clinical improvement in eczema relative to baseline and vehicle control.
The primary endpoint is the change in Eczema Area and Severity Index (EASI) scores from baseline to weeks 4 and 8. Secondary endpoints include changes in Validated Investigator Global Assessment for Atopic Dermatitis (vIGA-AD™) and Peak Pruritus Numeric Rating Scale (PP-NRS) scores over the same period. Tolerability and effectiveness are assessed throughout the study by monitoring treatment-emergent adverse events and evaluating potential causal associations with the study drug.

This trial is designed to generate controlled data on the potential clinical utility of GX-03 in treating inflammatory skin disease, particularly in non-steroidal management of moderate-to-severe atopic dermatitis. We intend to include these findings in our investigational new drug application package. Additionally, we expect findings from this study to inform the broader development strategy and potential regulatory submissions for GX-03.
Clinical Products
XEAL (K183681)
Xeal represents the first antimicrobial version of Adaptic®-style non-adherent wound dressings, incorporating liquid antimicrobials including PHMB to provide both moisture retention and antimicrobial protection in wound dressing changes and post-surgical management. Xeal is FDA cleared to include these antimicrobial claims in both name and indications, and we are currently attempting to secure an exclusive partner to market Xeal in the United States and globally. We have identified a potential partner and are in active negotiations regarding the terms of a potential out-licensing agreement. We have not previously out-licensed this product, and there can be no assurance that these negotiations will result in a definitive partnership or that any such agreement, if executed, will be on favorable terms or produce the results we expect.
Onychomycosis (Fungal Nail Infection)
Turn is pursuing indications for GX-03/Hexagen as a topical PHMB-based formulation for onychomycosis. The company has identified the mechanism of action via in-vivo data demonstrating nail plate penetration and antifungal activity within the nail. This ability to effectively penetrate the keratin clinically differentiates this candidate from other topicals on the market, which studies have shown lack effective nail penetration capabilities.
AtopX (K171191)
Turn has received FDA clearance for the GX-03/Hexagen formula as a medical device indicated to manage the symptoms of atopic, radiation, and irritant dermatitis. Sampling for human use under this labeling confirmed patient and clinician satisfaction. Mechanism of action studies later confirmed meaningful reductions in inflammatory cytokines without the use of systemic biologics, including IL-4, IL-31, and IL-36 variants, which are implicated in eczema pathogenesis. These findings are complemented by reductions in Investigator’s Global Assessment (IGA) scores in animal models of atopic dermatitis. AtopX operates through multiple mechanisms of action: direct antimicrobial activity of excess inflammatory staph aureus common in eczema patients’ skin, buildup of the fractured skin mantle facilitated said excess staph aureus colonization, as well as modulation of inflammatory pathways that lead to the symptoms of eczema. The product is currently being studied under this labeling in a double-blind RCT for its safety and effectiveness in moderate-severe eczema patients. Leveraging this data, its previous FDA clearance in atopic dermatitis management, and other clinical and preclinical data, the company intends to move from this RCT to IND submission under which Phase 3’s and any additional human testing would be conducted prior to a potential new drug approval submission. We have not currently out-licensed this product but are actively identifying potential partners for distribution outside the United States.
Hexagen (K160872)
Hexagen is an FDA cleared medical device indicated for acute and chronic wound management that has been used on thousands of patients to accelerate healing of advanced wounds, including traumatic and diabetic wounds. It has been proven to cause no damage to healthy cells while offering broad antibacterial, antifungal, and anti-yeast activity. Hexagen’s petrolatum base does not macerate wounds and can be left in place for days between dressing changes. Hexagen has been the subject of many publications, including peer-reviewed publications such as “A Novel Approach to the Treatment of Necrotizing Fasciitis” in Acta Scientific Orthopaedics in 2023. We have not out-licensed this product.

Marketing
We strategically license and commercialize our medical device technologies through commercial partners while we concentrate on the research, development and regulatory advancement of new drug indications, a model intended to provide financing flexibility to the company via passive revenue streams generated by our intellectual property.
MiMedx Agreement
In November 2022, we entered into the MiMedx Agreement wherein we granted MiMedx an exclusive, sublicensable license under certain of our intellectual property, technology and biomaterials, including as related to the FleX Product, to develop, manufacture and commercialize (i) the FleX Product in the Territory and (ii) certain other biological products worldwide, in each case, in the wound care, burn care and surgical care fields only. We also granted MiMedx certain exclusive and non-exclusive licenses under specified trademarks. We retain exclusive development and commercialization rights for the FleX Product outside the Territory with MiMedx having the right of first refusal to acquire, subject to certain procedures, exclusive development, manufacturing and commercialization rights. We are responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to the FDA with respect to initial marketing approval.
We received a $1.0 million milestone payment upon the execution of the MiMedx Agreement and payments totaling $450.0 thousand as part of the letter of intent entered into with MiMedx in February 2022, as amended. The $450.0 thousand payments will be deducted from the next milestone payment that becomes due under the agreement.
In the event development and commercialization of the FleX Product in the Territory is successful, we are eligible to receive milestone payments of up to $69.55 million specifically related to the development and commercialization of the FleX Product (subject to a deduction for the $450.0 thousand already received). However, if the FleX Product is not launched within four months after receiving FDA marketing approval or the execution of the supply agreement for the FleX Product, then, provided the delay is not caused by us, MiMedx must also pay us monthly payments in the low hundreds of thousands of dollars, to be deducted from a specified milestone. In addition, we are entitled to receive milestone payments of $1.0 million for each additional product developed and commercialized under the agreement.
Subject to the terms and conditions of the MiMedx Agreement, MiMedx is required to pay a mid-single digit royalty of net sales on a quarterly basis. The MiMedx Agreement includes certain adjustments for third party royalties. If MiMedx reasonably believes it must obtain or maintain a third-party license to manufacture or commercialize the FleX Product or another licensed product in a territory, it may generally credit up to 50% of the total royalty payments it must pay the third-party licensee against royalties payable to us. We are eligible to receive royalty payments on a country by country basis for each product commercialized under the agreement, for a period beginning upon the first commercial sale of the product and expiring ten years after launch of the product. We have determined that we have one combined performance obligation remaining under the MiMedx Agreement related to the development and commercialization of the FleX Product in the Territory, which primarily includes knowledge and bio-materials transfer to MiMedx, assisting and coordinating the regulatory approvals with the FDA and ongoing access and upkeep of intellectual property during the term of the MiMedx Agreement and related development and regulatory services. Development and commercialization milestones were not considered probable at inception and therefore were excluded from the initial transaction price. The royalties were excluded from the initial transaction price because they relate to a license of intellectual property and are subject to the royalty constraint.
The term of the MiMedx Agreement runs until the last date on which any licensed product is covered by a valid claim of any of the licensed patents, the earliest of which is currently expected to expire in 2044. Following the expiration of the term of the MiMedx Agreement, the licenses granted become fully paid-up and perpetual, but to the extent MiMedx continues to commercialize the FleX Product after the expiration of the term of the MiMedx Agreement, and such commercialization requires use of our trade secrets, MiMedx must continue to pay us a reduced royalty for a period expiring 10 years after the launch of the FleX Product.

The agreement allows for termination under specific circumstances. Either party may terminate the agreement if the other party materially breaches the agreement and fails to cure the breach within 90 days of receiving written notice, or if the other party becomes bankrupt or insolvent. MiMedx also has the right to terminate (i) the agreement in its sole discretion with three months’ prior written notice and (ii) the license to the FleX Product at any time. We retain the right to terminate the agreement if MiMedx fails to launch the FleX Product in the United States within 10 months of receiving FDA marketing approval or executing the supply agreement for the FleX Product, whichever is later, provided the delay is not caused by us.
Sales Process
For medical device products and indications, we intend to partner with existing organizations with established sales forces and commercial channels. We intend to serve as an educational and sales resource as well as a contract manufacturer given our established production chain. We intend to seek partners for drug programs during the approval process timeline, but we will prepare to commercialize if management deems it a superior choice for the company.
Our Market
According to Market Research Future, the global advanced wound care market was estimated at approximately $18.72 billion in 2024 and is projected to grow to $30.76 billion by 2034, reflecting a CAGR of 5.09% over the forecast period. Advanced wound care products are essential for treating chronic wounds such as diabetic foot ulcers, pressure ulcers, and burns. However, current offerings are frequently limited by short duration of action, wound cytotoxicity, and vulnerability to microbial colonization. The advanced wound care market encompasses a diverse range of solutions, including negative pressure wound therapy, advanced dressings, tissue engineered skin substitutes, wound cleansers and irrigants, and wound closure devices. Significant revenue growth is occurring across various regions, with North America demonstrating the highest expected growth rate, with revenue valued at $7.2 billion in 2023 and projected to reach approximately $11.0 billion by 2032. Effective products that minimize risk and maximize healing rate while reducing the rate of microbial infiltration to the wound/dressing(s) would meet significant unmet needs in this space.
According to Fact MR, the global market for the treatment of atopic dermatitis, commonly known as eczema, is estimated at approximately $12.0 to $18.0 billion. The market is expected to expand, largely driven by rising awareness of eczema, quick detection and rising use of harsh sanitary products. Moderate-to-severe cases represent an estimated 40% of the total market. According to the National Eczema Association, it is estimated that 6.6 million adults and 3.2 million children in the United States have moderate-to-severe eczema. Dupixent® (dupilumab), an injectable biologic, currently leads the market in sales and revenue. Despite its success, Dupixent’s injectable format remains a barrier for certain patient populations, particularly pediatric patients, underscoring demand for noninvasive, effective alternatives.
According to Grand View Research, the global market for the treatment of onychomycosis (fungal nail infections) was valued at approximately $3.81 billion in 2024, with North America representing 40.3% of the global market in 2024. Despite the high prevalence of onychomycosis, a majority of affected individuals do not seek treatment. This is largely due to factors such as lack of awareness, the need for confirmed diagnosis through nail samples, and expensive treatments often not covered by insurance. Topical antifungals have demonstrated limited efficacy, with success rates ranging from 6.5% to 17.9%; CDC only suggests oral therapies for onychomycosis based on limited efficacy of topicals, yet oral terbinafine (LAMISIL®), the oral/primary systemic alternative, is associated with hepatotoxicity risks and typically requires ongoing liver function monitoring. The market presents substantial opportunity for novel, safe, and efficacious topical therapies.
Vaccines represent a crucial segment, particularly for diseases requiring robust, long-lasting immunity, and the vaccine market has been expanding, especially to tackle diseases predominantly in developing countries. However, challenges such as cold-chain logistics and limited thermostability have historically hindered access for developing countries and remote military outposts. Innovations in thermostable, intranasal vaccines can address these issues, opening significant opportunities to improve global immunization coverage and penetrate untapped markets. The market uplift potential for respiratory vaccines is 25%. Furthermore, leading players have engaged in mergers and acquisitions for strategic reasons such as expanding their product line and market potential. We anticipate the primary market for our Marburg vaccine candidate will consist of governmental and military agencies seeking to stockpile vaccines for biodefense purposes, as well as public health organizations aiming to distribute the vaccine in remote or underserved regions where cold chain logistics are limited or unavailable. In addition, we expect to be eligible to receive a transferrable priority review voucher from the FDA for pursuing a neglected tropical disease indication. While the market value of such vouchers varies, recent transactions have valued priority review vouchers in the range of approximately $80 million to $120 million.
The U.S. government has historically prioritized the development and stockpiling of medical countermeasures for Category A bioterrorism threats through multi-year procurement agreements. A notable example is the long-standing relationship between the U.S. Department of Health and Human Services and Emergent BioSolutions, which supplies BioThrax to the SNS and U.S. military personnel. According to publicly available data, Emergent BioSolutions has received over $2 billion in cumulative federal contracts related to anthrax vaccine production, distribution, and stockpile replenishment, including recent awards in excess of $200 million per year.
We believe this procurement history provides a relevant benchmark for the potential commercial pathway of our investigational intranasal Marburg virus vaccine, which targets a similarly classified Category A pathogen with high mortality and recognized potential for weaponization. Like anthrax, Marburg virus is designated by CDC as a Category A biological threat, warranting preparedness through vaccine stockpiling and rapid deployment capabilities.
Our vaccine candidate is formulated for needle-free, intranasal delivery and incorporates thermostability features, potentially enabling more efficient distribution, self-administration in field settings, and reduced reliance on cold-chain logistics. These attributes may offer operational advantages over injectable vaccines, particularly for military and emergency response use cases.
Subject to successful clinical development and regulatory approval, we believe our Marburg vaccine candidate could be eligible for multi-year procurement contracts from government agencies including BARDA and the Department of Defense, as well as international public health stakeholders such as the WHO and the CEPI.
While the scope and timing of such contracts will ultimately depend on future demand, regulatory progress, and government funding priorities, historical procurement data for the anthrax vaccine suggest that successful Category A countermeasures may be positioned to generate annual revenues ranging from $100 million to $300 million, with additional revenue from allied government purchases, international stockpiling, and use in civilian emergency preparedness programs.
Eczema / Atopic Dermatitis: Market Overview and Unmet Needs
Atopic dermatitis, commonly referred to as eczema, is a chronic inflammatory skin condition characterized by pruritus (itching), erythema (redness), and skin barrier dysfunction. According to the National Eczema Association, it is one of the most prevalent skin disorders globally, affecting an estimated 10-20% of children and up to 10% of adults in developed countries. In the United States, approximately 16.5 million adults are impacted by eczema, with moderate-to-severe eczema accounting for 40% of these patients.
Current treatment paradigms for atopic dermatitis include topical corticosteroids, calcineurin inhibitors, systemic immunosuppressants, and more recently, biologic therapies targeting specific cytokines involved in disease pathogenesis. While biologics such as Dupixent® (dupilumab) have demonstrated efficacy in moderate-to-severe cases, they are associated with high costs, require systemic administration, and may present risks of immune modulation. Additionally, topical corticosteroids are limited by concerns over long-term skin thinning, irritation, and sensitization. While newer biological topicals, such as JAK inhibitors like Vtama®, have demonstrated some efficacy in moderate-severe eczema, they are hindered by high cost and poor safety profiles that often lead to so-called “black-box” warnings.
There remains unmet need for effective, non-steroidal, non-systemic topical therapies that can address both microbial burden and inflammatory pathways without the adverse effects commonly associated with existing treatments. Turn Therapeutics has initiated human trials for GX-03/Hexagen as a topical, non-steroidal, non-biologic immunotherapy for moderate-severe eczema, leveraging its dual mechanism of action: direct antimicrobial activity and inhibition of pro-inflammatory cytokines implicated in atopic dermatitis. Data and FDA clearances indicate the Hexagen formula is non-cytotoxic, non-irritating, and non-sensitizing, which we believe will help address key tolerability concerns as compared to current therapies.
Nail Fungus / Onychomycosis: Market Overview and Unmet Needs
Onychomycosis is a common fungal infection of the nails, primarily caused by dermatophytes, yeasts, and non-dermatophyte molds. The condition results in nail discoloration, thickening, and separation from the nail bed, leading to pain, discomfort, and cosmetic concerns. According to CDC, onychomycosis is estimated to effect approximately 14% of the U.S. and global population, with prevalence increasing in older adults and individuals with comorbidities such as diabetes or peripheral vascular disease. Most patients with onychomycosis do not seek professional treatment due to the limitations of current therapeutic options, detailed below.
Current treatment options include oral antifungal medications (e.g., terbinafine, itraconazole) and topical therapies (e.g., ciclopirox, efinaconazole). Oral therapies demonstrate higher efficacy but are associated with systemic side effects, including hepatotoxicity and drug-drug interactions, limiting their use in certain patient populations. Treatment durations are long, often requiring 12 weeks or more, and recurrence rates remain high.
Topical therapies offer a safer route of administration but are limited by poor nail penetration and suboptimal efficacy. Clinical cure rates for topicals are typically below 20%, with efinaconazole (Jublia®), one of the leading products, demonstrating complete cure rates of approximately 15-18% in pivotal trials. These limitations underscore the need for novel topical treatments capable of effectively penetrating the nail plate and delivering therapeutic concentrations to the site of infection without systemic exposure.
Turn Therapeutics is advancing GX-03/Hexagen as a PHMB-based topical formulation for onychomycosis, designed to overcome nail penetration challenges while leveraging its established antimicrobial properties. In-vivo data support the formulation’s ability to reach the nail bed and exhibit fungicidal activity against dermatophytes, addressing key shortcomings of current topical therapies. Additionally, data from a 100 plus patient, independent investigation entitled “A Novel Approach to Polymicrobial Nail Infection” conducted by R. Daniel Davis, DPM in 2018-2019, suggests that Turn’s formulation may achieve clinical clearance (based on visible evidence of the development of a Beau’s line with progression of a clear nail plate to the distal end of the nail) as high as 70-85% in diverse patient populations (including diabetic patients) when applied topically once or twice daily. This data suggests favorable outcomes among patients beyond Turn’s in-vivo models as conducted by Altogen Laboratories. Data generated by any independent investigators may not predict the results of later clinical trials of any of our current or future product candidates. “A Novel Approach to Polymicrobial Nail Infection” involved no placebo or comparator group, and was an investigator-initiated trial, meaning that Turn has less control over the protocols, administration or conduct of the trial as compared to its own trials, including follow-up with patients and ongoing collection of data after treatment.
Our Competition
The biopharmaceutical industry utilizes rapidly advancing technologies and is characterized by intense competition. There is also a strong emphasis on intellectual property and proprietary products. In our segment of the biopharmaceutical industry, competition from different sources including major biopharmaceutical companies, academic institutions, government agencies and public and private research institutions will continue. Many of our competitors have significantly greater financial resources and expertise in product candidate development and may have progressed further toward approval and marketing. In addition, smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.
Regulatory Environment
We are subject to extensive federal, state and local government regulation, including those relating to public health and safety, labeling and disclosure requirements and drug and device safety regulations. Failure to obtain or retain necessary licenses, registrations, clearances, approvals or exemptions could adversely affect the operation of our business. We are also subject to federal and state labor and employment laws, including the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, and the Americans with Disabilities Act, among others, which regulate matters such as minimum wage, overtime, employment tax rates, workers’ compensation, citizenship requirements and workplace accommodations.
In the United States, the FDA regulates the safety of food, drugs, medical devices, and cosmetics under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the Public Health Services Act and implements related regulations. Failure to comply with applicable FDA requirements can result in a range of penalties, from warnings and product recalls to significant fines and even criminal prosecution. The products in our portfolio and pipeline require either FDA clearance as a medical device or FDA approval as a drug or biologic. The FDA regulatory process varies depending on whether a product is classified as a medical device or pharmaceutical (drug) and biologic, as discussed below.
Drugs and Biologics
The FDA extensively regulates pharmaceutical products in the United States. Pharmaceutical drugs and biologics undergo a rigorous NDA or BLA process, which includes multiple stages:
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Preclinical Testing — Completion of laboratory and animal studies assess the safety and efficacy of the product before human trials in accordance with applicable regulations such as the FDA’s Good Laboratory Practice Regulations.

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IND Application — The company must submit an IND to the FDA, detailing results of pre-IND data and proposed additional studies intended to be used for new drug approval, such as phase 3 studies. The IND must become effective before beginning human clinical trials as an investigational drug candidate.

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Clinical Trials — Conducting adequate and well-controlled human clinical trials according to IND and good clinical practice regulations. Trials are conducted in three phases unless specified by the agency in meetings/interactions; these phases may overlap or be combined:

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Phase 1: The product is initially introduced into a small number of healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product is suspected or known to be unavoidably toxic, the initial human testing may be conducted in patients.

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Phase 2: Involves clinical trials in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage and schedule.

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Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit relationship of the product and provide an adequate basis for product labeling.

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NDA or BLA — Following successful clinical trials, a formal application is submitted for FDA approval.

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Pre-Approval Inspection — Successful completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the product is, or will be, produced. This inspection verifies that the facilities, methods, and controls used in the production of the drug are in compliance with the FDA’s cGMP regulations.

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Clinical Trial Site Audit — Potential audits of the clinical trial sites that generated the data supporting the NDA or BLA, which help ensure the accuracy and reliability of the data used to evaluate the safety and effectiveness of the drug.

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NDLA/BLA Review and Approval — Prior to commercial marketing and sale, the FDA will review the NDA or BLA submitted by the drug manufacturer. If the application meets all the necessary requirements and the FDA deems the drug safe and effective, it will approve the application.

There is no assurance that the FDA will ultimately approve a product for marketing in the United States, and we may encounter significant difficulties or costs during the review process. If a product receives marketing approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling or may condition the approval of the NDA or BLA on other changes to the proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-market testing or clinical trials and surveillance to monitor the effects of approved products.
Our Drug and Biologic Programs
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Eczema and Onychomycosis Program: Assuming success of the clinical programs, these submissions will be NDAs incorporating a new chemical entity (NCE) as its active ingredient (polyhexanide).

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Thermostable Vaccine Program: We expect to submit this vaccine candidate following successful IND filing, Phase 1 and Phase 2 clinical trials as a drug product under an NDA or a BLA for a rare tropical disease (Marburg Virus) and a critical pathogen. The regulatory pathway will be determined based on classification as a drug or biologic and it may qualify for priority review, accelerated approval, and extended Hatch-Waxman protection based upon the rare tropical disease and critical pathogen designations.

Medical Devices
Medical devices are tools, machines, implants, or instruments used to diagnose or manage medical conditions without altering the body’s chemical structure. The FDA regulates medical devices under the FDCA and classifies them into three categories based on their risk profile:
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Class I and II devices typically require pre-market notification through the 510(k) process, demonstrating that the device is substantially equivalent to an already legally marketed device. Our existing medical device clearances were obtained via the 510(k) process.

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Class III devices and novel devices that lack a predicate device may require De Novo classification or a pre-market Approval (“PMA”), which involves more extensive clinical testing and a comprehensive review of safety and efficacy. Our partner has elected to pursue De Novo classification for the FleX Product, which requires more testing.

As discussed above, authorization to commercially distribute a new medical device in the United States can be obtained via either (i) pre-market notification (also known as the 510(k) process), (ii) De Novo classification and (iii) PMA, depending on the specific classification determined by the FDA.
Wound dressings, such as the ones for which we previously received FDA clearance, including those under device classification FRO, have historically been designated as unclassified devices. These legacy devices were first marketed prior to the Medical Device Amendments of 1976 and, while cleared for use, have not been formally classified into Class I, II or III. However, the FleX Product is being submitted through the De Novo classification process, as we expect it represents a novel device without a direct predicate. Because the FleX Product is derived from biologically sourced collagen and may incorporate features such as enhanced healing support or bioresorbability, we anticipate the FDA will classify it as a Class II medical device, subject to special controls. This expectation aligns with prior FDA treatment of collagen-based wound dressings submitted through De Novo or 510(k) pathways, particularly under product code KGN, which is now commonly associated with Class II classification.
During a pre-submission meeting with FDA attended by MiMedx and us, we indicated our desire to submit the FleX Product as a 510(k) under the FRO product code in order to obtain antimicrobial claims available to products in said device category. We presented proposed predicate products to suit the FRO category in a 510(k) submission. At the meeting, FDA suggested that the novelty of the product lent itself better to a De Novo submission. While the product is physically similar to KGN collagen powders, KGN is not an antimicrobial category. Therefore, while the product could likely achieve KGN indications under 510(k) via removal of specific antimicrobial claims, those claims are desired by our partner. And while the product, when applied as directed (premixed with saline to form a paste), resembles a wound dressing physically similar to FRO products such as Hexagen, the agency believed it too novel to suit a particular predicate. Therefore, the agency recommended the De Novo category, as well as suggested additional antimicrobial tests that included three validated production lots aged in real time (one to two years) tested before and after aging for antimicrobial activity. The agency also suggested a human factor test to include potential users mixing the product as would be intended in the directions for use (premixing with saline) which would verify the capability to consistently mix across the users. We produced these validated production lots and MiMedx chose to facilitate the antimicrobial testing with their validated labs. At least one year of aging has been completed and we expect both antimicrobial and human factors testing to be completed before the end of 2025. We expect MiMedx to submit this data by the end of 2025 for review as a De Novo submission. De Novo clearances vary in review time from six to nine months. After any De Novo request is accepted, the FDA will conduct a substantive review to determine if the device meets the criteria for De Novo classification. There can be no assurance as to the FDA’s final determination.
Post-Marketing Requirements
Following FDA approval or clearance , we are subject to a comprehensive set of post-marketing surveillance and regulatory compliance obligations intended to ensure continued safety, efficacy, and regulatory adherence throughout the commercial life of the product, which includes:
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Adverse event reporting and post-market safety monitoring. We will be required to monitor and report adverse events and product complaints to the FDA in accordance with applicable regulations. This includes submission of Medical Device Reports (MDRs) for devices and Adverse Event Reports or Field Alert Reports (FARs) for drugs and biologics.

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Post-market studies (if required by the FDA for additional safety or efficacy data). Post-approval trials (also referred to as Phase 4 clinical trials) may be conducted after a drug or device has received regulatory approval and is commercially available. These trials focus on monitoring the long-term safety, effectiveness, and potential risks of the drug in a broader, real-world patient population.

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Compliance with cGMP for drugs and Quality System Regulations (“QSR”) for medical devices. We will be expected to maintain full compliance with cGMP for drugs and biologics and QSR for medical devices. These frameworks govern all aspects of manufacturing, testing, labeling, packaging, storage and distribution to ensure consistent product quality and prevent contamination, mislabeling or product failure. The FDA regularly inspects manufacturing and quality control facilities to verify compliance, and significant violations may result in warning letters, fines, import alerts or shutdowns.

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Marketing and advertising regulations to ensure promotional materials do not mislead consumers or misrepresent safety and effectiveness. Our promotional activities, including advertising, product labeling, websites, and educational materials, will be subject to FDA regulation and oversight to ensure they are not false, misleading, or unsubstantiated. All claims regarding a product’s safety, effectiveness, or performance must be consistent with the product’s approved labeling.

Failure to fully comply with post-marketing requirements can result in a range of enforcement actions by the FDA or other regulatory agencies. These actions may include the issuance of Form 483 inspectional observations, warning or untitled letters, civil monetary penalties, seizure of products, injunctions, product recalls or withdrawal of product approval or clearance.
Intellectual Property
Our success depends in part upon our ability to protect our intellectual property. To protect our intellectual property rights, we primarily rely on patents and trade secret laws, confidentiality procedures, and invention assignment language binding on our employees. Our intellectual property is critical to our business and we strive to protect it through a variety of approaches, including by obtaining and maintaining patent protection in various countries for our products, product candidates and other inventions that are important to our business.
Patents
Our patents cover, among other things, our methods of mixing, chemical compositions, and uses of such compositions. The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Changes in the patent laws and rules, either by legislation, judicial decisions, or regulatory interpretation in other countries may diminish our ability to protect our inventions and enforce our intellectual property rights, and more generally could affect the value of our intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell, importing or otherwise commercializing any of our patented inventions, either directly or indirectly, will depend in part on our success in obtaining, defending and enforcing patent claims that cover our technology, inventions and improvements. We cannot be sure that any patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our products and product candidates and the methods used to manufacture them. Moreover, our issued patents and those that may issue in the future may not guarantee us the right to practice our technology in relation to the commercialization of our products. The area of patent and other intellectual property rights in the biotechnology and pharmaceutical industries is an evolving one with many risks and uncertainties which may prevent us from commercializing our products or product candidates.
Our issued and future potential patents may be challenged, narrowed, circumvented or invalidated, which could limit our ability to stop competitors from marketing related platforms or product candidates or limit the length of the term of patent protection that we may have for our products of product candidates. In addition, the rights granted under any issued patents may not provide us with complete protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies that achieve similar outcomes but with different approaches. For these reasons, we may have competition for our products and product candidates. Moreover, the time required for development, testing and regulatory review of our products and product candidates may shorten the length of effective patent protection following commercialization.
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. In the United States, the patent term of a patent that covers an FDA-approved drug or biologic may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug or biologic is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug or biologic may be extended and only those claims covering the approved drug or biologic, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug or biologic. In the future, if our products or product candidates receive FDA approval, we expect to apply for patent term extensions where applicable on patents covering those products. We plan to seek patent term extensions to any of our issued patents in any jurisdiction where these are available, however there is no guarantee that the applicable authorities, including the USPTO in the United States, will agree with our assessment of whether these extensions should be granted, and if granted, the length of these extensions.
Our Patent Portfolio
As of June 30, 2025, we own 13 issued U.S. patents, four pending U.S. non-provisional patent applications, one pending U.S. provisional patent applications, two issued foreign patents, in the E.U. and Japan, five pending foreign patent applications, in the E.U. and Canada, and one pending Patent Cooperation Treaty application. These patents and patent applications cover, among other things, oil-based compositions that incorporate the PermaFusion process (including Hexagen), as well as compositions and methods for the treatment of inflammatory skin disease, eczema, and onychomycosis. These patents and patent applications (including any patent applications that we timely file based on our pending provisional patent applications), if issued, are expected to expire between 2036 and 2045, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
Trademarks, Trade Secrets and Other Proprietary Information
We also have several registered trademarks for ATOPX, CurX, PermaFusion and Turn Therapeutics. In addition, we have various proprietary mixing processes and compositions maintained as trade secrets. We take steps to protect our proprietary information and trade secrets, including through contractual means with our employees, advisors and consultants. We also take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. In addition, the agreements we enter into with our employees provide that all inventions conceived of by the individual during the course of employment, and which relate to or are reasonably capable or being used in our current or planned business or research and development are our exclusive property.
There can be no assurance, however, that these agreements will not be breached, or that these agreements, measures, and policies will provide meaningful protection of our trade secrets or adequate remedies, including for our trade secrets, in the event of unauthorized use or disclosure of such information. In addition, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. As a result, we may not be able to meaningfully protect our trade secrets.
For more information regarding the risks related to our intellectual property, see “Risk Factors — Risks Related to Our Intellectual Property, Data Privacy and Cybersecurity.”
Manufacturing and Supply
We currently utilize a U.S.-based, FDA-compliant CMO for the final manufacture and packaging of our Hexagen formulation, including our proprietary PermaFusion mixing process and final drug product fill/finish. The selected CMO has extensive experience producing FDA-regulated drug products and has successfully implemented our validated formulation protocols, including release testing, batch-to-batch consistency verification, and stability assessments.
All analytical methods used in the manufacturing process, including assays to quantify the active biocide and other release criteria, have been validated and applied across multiple lots. Stability studies, both real-time and accelerated, have been conducted. As of the date of this filing, we have completed up to five years of real-time stability testing and two years of accelerated stability studies.
The manufacturing site has previously produced drug and device products and is fully compliant with current cGMP. In addition, Turn has identified and conduct test batches with a secondary manufacturing site in the United States to support risk mitigation and ensure uninterrupted product supply. In the event of a disruption at the primary site, raw material procurement and validation at the secondary site is estimated to take approximately six weeks, with an additional four weeks required to complete three validation batches.
We operate under ISO 13485–compliant quality systems, ensuring alignment with international standards for both medical device and combination product manufacturing. All raw materials are sourced and validated by our CMOs, and in-process testing is performed in accordance with validated protocols to ensure product consistency and safety.
Turn retains full ownership of the proprietary PermaFusion mixing process at all manufacturing sites. This proprietary know-how is protected via confidentiality and quality agreements executed with each site, ensuring that our intellectual property and trade secrets remain secure.
For medical device applications of Hexagen, including Hexagen-impregnated gauze, we utilize in-house sterilization services provided by SCAPA via gamma irradiation (GAMMA). This sterilization process has been validated and reviewed by the FDA.
All manufacturing, packaging, and sterilization for Turn’s Hexagen-based products is currently performed in the United States.
Employees
We currently have two full time employees, with various contractors serving in manufacturing, regulatory, IT, quality and laboratory/clinical testing functions.
Property
We lease 1,788 square feet of office space in Westlake, California, the term of which extends through August 2027. We pay approximately $4.1 thousand per month.

Legal Proceedings
We are involved in legal proceedings from time to time in the ordinary course of our business. Based on information currently available and established reserves, we have no reason to believe that the ultimate resolution of any known legal proceeding will have a material adverse effect on our financial position, liquidity or results of operations. However, there can be no assurance that the outcome of any such legal proceeding will be favorable, and adverse results in certain of these legal proceedings could have a material adverse effect on our financial position or results of operations. See “Risk Factors — Risks Related to Our Intellectual Property, Data Privacy and Cybersecurity — If we are unable to obtain, maintain and enforce patent protection for our current products and product candidates, and any future products or product candidates we may develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products and product candidates similar or identical to ours and our ability to successfully develop and commercialize our products and product candidates may be adversely affected.”

MANAGEMENT
Executive Officers, Directors and Director Nominees
The following table sets forth information regarding our executive officers and directors.
Name	Age	Position(s)
Bradley Burnam	46	Chief Executive Officer & Director
Zuraiz Chaudhary	30	Interim Chief Financial Officer, Vice President of Finance & Chief Accounting Officer
Dr. Neil Ghodadra	45	Chief Medical Officer & Director
Andrew Gengos	60	Director
Arthur Golden	79	Director Nominee
Dr. Kent Kester	65	Director Nominee
Bradley Burnam has served as our Chief Executive Officer and as a director since October 2018. Mr. Burnam is an innovator and entrepreneur with a proven track record in developing groundbreaking healthcare solutions. Mr. Burnam has driven the development of transformative medical products and achieving three FDA clearances. He holds over 10 issued patents, reflecting his expertise in formulation and innovation. His deep regulatory knowledge has allowed him to navigate FDA approval processes independently and as a consultant. Mr. Burnam has served as a director of Baropace, LLC since December 2020. Mr. Burnam holds a Bachelor of Arts from the University of California, Los Angeles (“UCLA”) and a Master of Education from Stanford University. We believe Mr. Burnam’s experience in healthcare makes him well qualified to serve as our Chief Executive Officer and as a director.
Zuraiz Chaudhary has served as our Interim Chief Financial Officer since August 2025 and our VP of Finance and Chief Accounting Officer since May 2025. Mr. Chaudhary has a decade of public accounting and advisory services background and is a licensed CPA. From March 2024 to March 2025, Mr. Chaudhary was an Audit Director at SetApart, a public accounting firm. From June 2023 to March 2024, Mr. Chaudhary served as an Audit Manager of UHY LLP, a public accounting firm. Prior to joining UHY LLP, from September 2021 to March 2023, Mr. Chaudhary was a Senior Consultant at CrossCountry Consulting, a business advisory firm. From June 2020 to August 2021, he served as Managing Director at BlackStone Consultants, a business advisory firm. Mr. Chaudhary has a Bachelor of Business Administration (Accounting) from Asia-e University, Malaysia and is a member of Institute of Chartered Accountants of Pakistan since 2021.
Dr. Neilesh “Neil” Shailesh Ghodadra has served as our Chief Medical Officer and a Director since October 2018. Since July 2011, Dr. Ghodadra has served as the President of Neil Ghodadra MD Inc. Dr. Ghodadra is a board-certified orthopedic surgeon specializing in minimally invasive, arthroscopic surgeries of the knee, shoulder, elbow and hip. He possesses extensive expertise in cartilage restoration and joint-preserving osteotomies, focusing on complex shoulder conditions such as instability and rotator cuff repairs. Dr. Ghodadra holds a Bachelor of Science from Duke University and a Doctor of Medicine from Duke University, Dr. Ghodadra completed his residency at Rush Medical Center in Chicago and a Sports Medicine Fellowship, during which he served as an associate team physician for the Chicago Bulls and Chicago White Sox. Beyond his clinical practice, he consults with multiple medical companies to develop innovative products, drawing on his lengthy experience in clinical trials. We believe Dr. Ghodadra’s experience in medicine makes him well qualified to serve as our Chief Medical Officer and as a director.
Andrew Gengos has served as a director since January 2020. Since February of 2025, Mr. Gengos serves as Chief Financial Officer for Terns Pharmaceuticals where he manages finance, accounting, and investor relations. Prior to Terns, he served as the Chief Financial Officer and Chief Business Officer at Athira Pharma between May 2023 and October 2024, where he managed finance, accounting, business development, corporate strategy, investor and public relations. Between January 2020 and February 2023, Mr. Gengos served as Chief Business Officer at Cytier Therapeutics, where he managed finance, accounting, business development, corporate strategy and IT. Mr. Gengos is a seasoned executive with over 30 years of experience in the life sciences and biotechnology industries, specializing in finance, corporate strategy, and business development. His earlier career includes serving as Vice President of Strategy and Corporate Development at Amgen and Senior Engagement Manager at McKinsey & Company where he was a member of the healthcare practice. Mr. Gengos has served as a director of Seneca Therapeutics since March 2025. Mr. Gengos holds a Bachelor of Science in Chemical Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the UCLA Anderson School of Management. We believe Mr. Gengos’s experience in finance, accounting and business development makes him well qualified to serve as a director.
Arthur Golden is currently a director nominee and will join our board of directors as an independent director upon the effectiveness of the registration statement of which this prospectus forms a part. Since January 2020, Mr. Golden has served as Senior Counsel at Davis Polk & Wardwell LLP. Prior to that role, Mr. Golden was the global co-chairman of Davis Polk’s Mergers and Acquisitions practice. He has extensive experience representing companies with respect to acquisition-related transactions and advising clients on corporate governance, shareholder activism, and defensive matters. From 2000 to 2024, Mr. Golden served on the board of directors of Emerson Electric. Mr. Golden currently serves as Chairman Emeritus at Rensselaer Polytechnic Institute (“RPI”). Mr. Golden holds a Bachelor of Science in Mathematics from RPI and a J.D. from New York University School of Law. We believe Mr. Golden’s legal expertise and extensive transactional experience makes him well qualified to serve as a director.
Dr. Kent Kester is currently a director nominee and will join our board of directors as an independent director upon the effectiveness of the registration statement of which this prospectus forms a part. Since 1997, Dr. Kester has served as an active clinician at the University of Maryland Shock Trauma Center in Baltimore. He has also led vaccine research and development at CEPI, the Coalition for Epidemic Preparedness Innovations, since August 2024. Dr. Kester holds a Bachelor of Science in Biology from Bucknell University and an M.D. from Jefferson Medical College. We believe Mr. Kester’s experiences in medicine and infectious diseases make him well qualified to serve as a director.
Relationships
There are no familial relationships between any of our executive officers and directors.
Board Structure and Compensation of Directors
Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will consist of five members. Our directors will be divided into three classes serving staggered three-year terms. Class I directors (being Bradley Burnam and Dr. Neil Ghodadra), Class II directors (being Andrew Gengos and Arthur Golden), and Class III directors (being Dr. Kent Kester) will serve until our annual meetings of stockholders in 2026, 2027, and 2028, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Our board has determined that each of Andrew Gengos, Arthur Golden and Dr. Kent Kester, is independent under applicable Nasdaq listing standards. In making this determination, our board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our board deemed relevant in determining their independence, including beneficial ownership of our common stock.
Upon the effectiveness of this direct listing, each of our non-employee directors will be entitled to receive cash and equity compensation in accordance with our non-employee director compensation program. See “Executive and Director Compensation — Director Compensation” below for more details.
Controlled Company Status
Upon the effectiveness of the registration statement of which this prospectus forms a part, our founder and Chief Executive Officer will control more than 50% of our outstanding shares of common stock on a fully diluted basis. As a result, we will be a “controlled company.” Under Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock, we have a:
•
board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•
compensation committee that is composed entirely of independent directors; and

•
nominating and corporate governance committee that is composed entirely of independent directors.

Following the effectiveness of the registration statement of which this prospectus forms a part, we may rely on these exemptions. As a result, we may not have a majority of independent directors on our Board. In addition, our compensation committee and nominating and corporate governance committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements. See “Risk Factors — Risks Related to Our Direct Listing and Ownership of Our Common Stock — We expect to be a ‘controlled company’ within the meaning of the corporate governance rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.”
Board Committees
Our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
The members of our audit committee are Andrew Gengos, Arthur Golden and Dr. Kent Kester. Andrew Gengos is the chairperson of our audit committee. The composition of our audit committee meets the requirements for independence under applicable Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Andrew Gengos is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:
•
selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
considering the adequacy of our internal controls and internal audit function; and

•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
The members of our compensation committee are Andrew Gengos and Dr. Kent Kester. Andrew Gengos is the chairperson of our compensation committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an independent director, as defined pursuant to Section 162(m) of the Code, and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:
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administering our stock and equity incentive plans;

•
reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•
reviewing our overall compensation philosophy.

Nominating and Governance Committee
The members of our nominating and governance committee are Andrew Gengos, Arthur Golden and Dr. Kent Kester. Arthur Golden is the chairperson of our nominating and governance committee. Andrew Gengos, Arthur Golden and Dr. Kent Kester meet the requirements for independence under the current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:
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identifying and recommending candidates for membership on our board of directors;

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reviewing and recommending our corporate governance guidelines and policies;

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reviewing proposed waivers of the code of conduct for directors and executive officers;

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overseeing the process of evaluating the performance of our board of directors;

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reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

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reviewing material related party transactions or those that require disclosure; and

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assisting our board of directors on corporate governance matters.

Code of Ethics
In connection with the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will adopt a code of ethics that applies to all of our employees, officers and directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the full text of our codes of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to our codes of business conduct and ethics, or any waivers of such code, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
The Company’s named executive officers (“NEOs”) for its fiscal year ended December 31, 2024, are as follows:
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Bradley Burnam, Chief Executive Officer and Director; and

•
Dr. Neilesh Ghodadra, Chief Medical Officer and Director.

Summary Compensation Table
The following table sets out the compensation paid or payable to each of our named executive officers during the fiscal years ended December 31, 2023 and 2024:
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Bradley Burnam Chief Executive Officer	2024	$429,320	$—	$—	$—	$—	$—	$—	$429,320
	2023	$429,321	$—	$—	$—	$—	$—	$—	$429,321
Dr. Neilesh Ghodadra(1) Chief Medical Officer and Director	2024	$—	$—	$—	$—	$—	$—	$—	$—
	2023	$—	$—	$—	$—	$—	$—	$—	$—

(1)
Dr. Ghodadra did not receive any compensation for services rendered in fiscal years 2023 and 2024. Dr. Ghodara is not a full time employee of the Company. He devotes approximately 4-6 hours per week to the Company.

Narrative Disclosure to Summary Compensation Table
Employment Agreements
The Company previously entered into an employment agreement with Mr. Burnam, dated as of August 9, 2017 (the “2017 Employment Agreement”). Pursuant to 2017 Employment Agreement, Mr. Burnam is entitled to a base salary which automatically increases by 5% on January 1 of each year. In addition, Mr. Burnam is entitled to participate in the Company’s bonus programs as set forth by the Company’s board of directors in its sole discretion and to receive equity awards subject to the terms and conditions specified by the Board. Mr. Burnam did not receive any bonus or equity awards during fiscal years 2023 and 2024. The 2017 Employment Agreement further provides that Mr. Burnam is entitled to participate in the Company’s employee benefit programs and a monthly car allowance. Mr. Burnam did not receive any car allowance during fiscal years 2023 and 2024.
Under the 2017 Employment Agreement, if Mr. Burnam’s employment is terminated by the Company without “cause” or due to Mr. Burnam’s death or disability, or if Mr. Burnam terminates his employment with the Company for “good reason”, then subject to Mr. Burnam’s (or his estate’s) execution and non-revocation of a general release of claims against the Company, Mr. Burnam (or his estate) will be entitled to receive, in addition to any accrued pay and benefits: (i) continued payment of his then current base salary for 6 months following the date of termination, payable in substantially equal installments in accordance with the Company’s regular payroll practices and (ii) continued payment of the Company portion of health insurance premiums for Mr. Burnam and his qualified dependents covered by the Company’s medical insurance for up to 6 months.
In connection with this direct listing, the Company intends to enter into a new employment agreement with Mr. Burnam, which will become effective as of the date this listing becomes effective, and which will supersede and replace the 2017 Employment Agreement (the “2025 Employment Agreement”). Pursuant to the 2025 Employment Agreement, Mr. Burnam will be entitled to a base salary of $575,000 and a target annual cash bonus opportunity equal to 50% of his base salary. In addition, commencing with the Company’s 2026 fiscal year, Mr. Burnam will be eligible to participant in the Company’s annual equity incentive award program, with an annual targeted grant date fair value equal to 50% of his base salary for each of the applicable fiscal years of the Company. The 2025 Employment Agreement further provides that Mr. Burnam is entitled to participate in the Company’s employee benefit programs, including health insurance coverage, reimbursement of reasonable business expenses, paid time-off and liability insurance, and reimbursement of premiums for coverage under a private health insurance plan for Mr. Burnam.
Under the 2025 Employment Agreement, if Mr. Burnam’s employment is terminated by the Company without “cause” or if Mr. Burnam resigns for “good reason,” he will be entitled to receive (i) continued payment of his base salary for 12 months following the termination date, (ii) a prorated bonus for the year of termination based on actual performance and (iii) reimbursement of health insurance premiums for 12 months following the termination date. In addition, if Mr. Burnam’s employment is terminated by the Company without “cause” or if Mr. Burnam resigns for “good reason,” in each case, within three months prior to, or 12 months following, a “change of control” of the Company, Mr. Burnam will instead be entitled to receive (i) a lump sum payment equal two times his then base salary, (ii) his target bonus for the year of termination (not prorated), and (iii) an amount equal to 24 months of health insurance premiums. The 2025 Employment Agreement also sets forth non-solicit and non-compete covenants that will continue to apply for one year following the termination of Mr. Burnam’s employment.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for the NEOs as of December 31, 2024. The number of options and the exercise price and the number of stock awards are shown in the table below before giving effect to the Stock Split.
	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Dr. Neilesh Ghodadra	500,000(1)	$2.50	10/11/2028

(1)
Represent fully vested options issued under the 2018 Stock Plan.

Benefit and Retirement Plans
The Company sponsors a group health plan in which Mr. Burnam and his eligible dependents participate.
Equity Incentive Plans
2018 Stock Option Plan
The Company maintains the 2018 Stock Plan (the “2018 Plan”) that provides for awards of stock options to eligible participants. The 2018 Plan is administered by the Board. As of December 31, 2024, no shares were available for future grant under the 2018 Plan, and 754,467 shares were subject to outstanding options under the 2018 Plan, (1,508,934 shares after giving effect to the Stock Split) all of which were vested and exercisable as of December 31, 2024. This includes 500,000 shares subject to outstanding options held by Dr. Ghodadra as of December 31, 2024 (1,000,000 shares after giving effect to the Stock Split).
Upon the occurrence of a “change of control” (which will not be triggered by the consummation of this Offering), the plan administrator may provide for, in its discretion, acceleration of the right to exercise an option, assumption or substitution of or adjustment to each outstanding option by the successor corporation, termination of options if not exercised within a specified period of notice, or termination of options on such other terms and conditions as the plan administrator deems appropriate (including the cancellation of options for cash payments).

2024 Equity Incentive Plan
In July 2024, the Company adopted the 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to eligible participants. Under the 2024 Plan, the plan administrator (either the Board or a committee designated by the Board) has the authority to select plan participants, grant awards, prescribe award agreements and rules and regulations for the administration of the 2024 Plan, construe and interpret the 2024 Plan and award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations necessary for the administration of the 2024 Plan.
Under the 2024 Plan, upon the occurrence of a “change in control” (which will not be triggered by the consummation of this Offering), the plan administrator has the discretion to determine the treatment of outstanding awards, including to accelerate the vesting of any unvested options.
There are 445,533 shares of common stock reserved for issuance under the 2024 Plan (891,066 shares after giving effect to the Stock Split). As of December 31, 2024, 360,473 shares were available for future grant, and 85,060 shares were subject to outstanding, vested and unvested options under the 2024 Plan (720,946 shares and 170,120 shares, respectively, after giving effect to the Stock Split). Neither of our NEOs were granted any awards under the 2024 Plan. Shares withheld to satisfy tax withholding obligations or to pay the exercise price of options, as well as shares underlying awards that are forfeited, expire or are terminated without delivery of shares, will again become available for issuance under the Plan. In addition, awards or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted under the Plan will not reduce the number of shares reserved for issuance under the Plan.
2025 Omnibus Incentive Plan
In connection with the consummation of this direct listing, the Company intends to adopt the 2025 Omnibus Incentive Plan (the “2025 Plan”), which will be effective on the date this listing becomes effective. The following is a summary of the material terms of the 2025 Plan, which is qualified in its entirety by the full text of the 2025 Plan, a copy of which is filed as an exhibit to this Registration Statement. The Company does not intend to grant any future awards under the 2018 Plan or 2024 Plan following the date this listing becomes effective.
Purpose.   The purpose of the 2025 Plan is to attract, motivate, retain and reward eligible participants by providing them with the opportunity to acquire a proprietary interest in the Company as a performance incentive.
Eligibility.   Awards may be granted to eligible employees, directors, consultants and other service providers of the Company, as determined in the discretion of the compensation committee. The basis for participation in the 2025 Plan is the compensation committee’s (or its authorized delegate’s) decision, in its sole discretion, that an award to an eligible participant will further the 2025 Plan’s purposes as described above.
Administration.   The compensation committee of the Board will administer the 2025 Plan. However, the Board may exercise any power or authority granted to the compensation committee under the 2025 Plan.
Authority.   The compensation committee has full and final authority to, among other actions, select participants, grant awards and determine the type of awards, number of shares and terms and conditions of such awards. To the extent permitted by law, the compensation committee may delegate authority to members of the Board or the Company’s officers to take certain actions under the 2025 Plan. The compensation committee may interpret and administer the 2025 Plan or any award thereunder and make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration of the 2025 Plan.
Shares reserve.   The maximum number of shares of common stock available for issuance under the 2025 Plan will be 1,500,000 Shares in the aggregate (3,000,000 shares after giving effect to the Stock Split). Shares underlying awards that are forfeited, cancelled, expired, terminated or are otherwise lapsed, in whole or in part without the issuance of shares or awards that are settled in cash without the issuance of shares will again become available for issuance under the 2025 Plan. In addition, shares withheld in respect of taxes relating to any award and shares tendered or withheld to pay the exercise price of options and other awards will again become available for issuance under the 2025 Plan. On the first day of January of each year after the 2025 Plan becomes effective, the maximum number of shares of common stock available for issuance under the 2025 Plan will automatically increase by the lesser of (i) 5% of the outstanding number of shares of common stock on the date immediately preceding December 31 or (ii) such number of shares as determined by the compensation committee. This limit on the number of shares of common stock available for issuance under the 2025 Plan does not apply to awards granted or shares issued in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or with which the Company combines.
Adjustments.   In the event of certain changes in the corporate structure, including any extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, or other similar corporate transaction or event affecting the Company’s common stock, or changes in applicable laws, regulations or accounting principles, the compensation committee will make appropriate adjustments to the number and type of shares of common stock subject to awards, to the grant, purchase, exercise or hurdle price for any award, and any other aspect the award that the compensation committee deems appropriate to prevent undue enrichment or harm.
Non-employee Director Limit.   Under the 2025 Plan, any non-employee director may not receive equity and cash compensation for a single fiscal year in excess of $750,000 in the aggregate.
Stock options.   Under the 2025 Plan, the compensation committee may grant incentive stock options to employees and nonstatutory stock options to all eligible participants. The exercise price of stock options will be determined by the compensation committee but may not be less than the fair market value of the Company’s share of common stock on the grant date. The term of an option may not exceed ten years. The compensation committee will determine the method of payment of the exercise price, the form of exercise notice to be used and the term of the options. The compensation committee may provide in an applicable award agreement that any in-the-money options will be deemed automatically exercised immediately before its expiration.
Stock appreciation rights.   Under the 2025 Plan, the compensation committee may grant stock appreciation rights, which entitle the holder to receive shares of common stock or cash having an aggregate value equal to the appreciation in the fair market value of one share on the date of exercise over the grant price of the stock appreciation right as determined by the compensation committee. A stock appreciation right may be granted in tandem with or without regard to a stock option. The grant price of stock appreciation rights may not be less than the fair market value of the Company’s share of common stock on the date of grant. The compensation committee may provide in an applicable award agreement that any in-the-money stock appreciation rights will be deemed automatically exercised immediately before its expiration.
Restricted stock.   Under the 2025 Plan, the compensation committee may grant restrict stock, which may be subject to restrictions on transferability, risk of forfeiture and other restrictions as the compensation committee may impose. Except to the extent restricted under the terms of the 2025 Plan and any award agreement, the participant who was granted restricted stock will have all of the rights of a shareholder, including the right to vote and receive dividends.
Restricted stock units.   Under the 2025 Plan, the compensation committee may grant restricted stock units, which may be settled in shares of common stock and/or cash as the compensation committee may determine. Restricted stock units may be subject to service- or performance-based vesting conditions and other restrictions as the compensation committee may impose. Prior to their settlement, restricted stock units carry no voting or dividend rights. The compensation committee may, in its discretion, provide for the accrual of dividend equivalent with respect to restricted stock units.
Performance awards.   Under the 2025 Plan, the compensation committee may grant performance awards, which are payable upon the achievement of performance goals determined by the compensation committee. Upon the grant of each performance award, the compensation committee will determine the performance criteria and length of the performance period. The compensation committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a performance award.
Other cash-based awards and other stock-based awards.   Under the 2025 Plan, the compensation committee may grant other cash-based and other stock-based awards, the terms and conditions of which will be determined by the compensation committee and specified in the applicable award agreement. These awards may be granted to participants as standalone or an addition to other awards granted under the 2025 Plan.
Separation from service.   In the event of a participant’s separation from service, as defined in the 2025 Plan, the compensation committee may determine the extent to which an award may be exercised, settled, vested, paid or forfeited prior to the end of a performance period, or the effect of such separation on the vesting, exercise or settlement of an award.
Change of control.   In the event of a “change of control” of the Company (as defined in the 2025 Plan), the compensation committee may take certain actions with respect to outstanding awards, including the continuation or assumption of awards, substitution or replacement of awards by a successor entity, acceleration of vesting and lapse of restrictions (either immediately upon the consummation of the “change of control” or upon a qualifying termination of employment in connection therewith), determination of the attainment of performance conditions for performance awards or cancellation of awards in consideration of a payment.
Tax withholding.   Under the 2025 Plan, the Company has the authority to withhold from any award granted or any payment in respect of any award amounts to satisfy withholding or tax obligations relating to such award by withholding an amount in cash, shares otherwise deliverable pursuant to an award, or through a “broker-assisted”or “sell-to-cover” procedure or any other process or procedure as determined by the compensation committee in its discretion.
Clawback.   Under the 2025 Plan, awards (including any amounts or benefits arising from such awards) will be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the compensation committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and will, to the extent required, cancel or require reimbursement of any awards or any shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares underlying such awards, including any policies necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory requirements.
Plan amendment or suspension.   The Board may amend, suspend, discontinue or terminate the 2025 Plan, provided that no such action may be taken without the approval of the Company’s shareholders if approval is necessary to comply with a tax or regulatory requirement or other applicable law. No amendment may in general adversely and materially affect a participant’s rights under any award without such participant’s written consent.
Term of the plan.   No awards may be granted under the 2025 Plan after the earlier of the following events: (i) the board of directors terminates the plan, (ii) the maximum number of shares available for issuance has been issued or (iii) ten years from the effective date of the 2025 Plan.
Director Compensation
For 2024, none of our directors received compensation for their services on our Board. In connection with the consummation of this direct listing, the Company has adopted via board resolutions a non-employee director compensation program (the “Non-Employee Director Compensation Program”), which will be effective as of the date this listing becomes effective.
Under the Non-Employee Director Compensation Program, each non-employee director serving in such capacity on the date this direct listing becomes effective will receive an initial grant of restricted stock units pursuant to the 2025 Plan with a grant date fair value of $100,000. Following the first anniversary of the effective date of this listing, each non-employee director will be eligible to receive an annual grant of restricted stock units with a grant date fair value of $70,000. The restricted stock units will vest on the earlier of (i) the first-year anniversary of the grant date or (ii) a “change of control” of the Company (as defined in the 2025 Plan).
In addition, following the first anniversary of the effective date of this listing, each non-employee director will be eligible to receive an annual cash retainer of $30,000, payable in equal quarterly installments in arrears and prorated for partial quarter of service. The lead independent director of the Board and the chair of the audit committee will each receive an additional annual cash retainer of $25,000 for their service in such roles, in cash or restricted stock units. The non-employee directors will be eligible to elect to receive all or a portion of their cash retainer in the form of restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120.0 thousand; and

•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management — Board Structure and Compensation of Directors” and “Executive and Director Compensation.”
Voting Proxy
In connection with our offering of common stock under Regulation A of the Securities Act, certain investors granted a voting proxy to our Chief Executive Officer pursuant to the subscription agreement under which such investors purchased our common stock in such offering that will limit such investors’ ability to vote their common stock until the occurrence of events specified in the proxy.
The voting rights granted via the proxy are not limited and, include, among other things, the right to vote on the election of our directors, amendments to our organizational documents, and major corporate transactions. So long as the holder is an individual, the proxy will survive the death, incompetency and disability of the holder and, so long as the holder is an entity, the proxy will survive the merger or reorganization of the holder or any other entity holding the common stock. The proxy will also survive transfers of the common stock and shall be binding on any transferee. The proxy is granted to the person holding the title of Chief Executive Officer, in his capacity as an officer of the company, and not in his personal capacity, and so would survive his death or removal. Our founder and Chief Executive Officer, in his sole discretion, may assign the voting proxy to any of our future officers.
The voting proxy granted under the subscription agreement will terminate upon the effectiveness of this registration statement.
Indemnification Agreements
We expect to enter into indemnification agreements with each of our directors and executive officers. These agreements provide that we will hold harmless and indemnify each indemnitee against all expenses and losses actually and reasonably incurred by him or her by reason of the fact that he or she is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case, to the fullest extent permitted under applicable law.
Registration Rights Agreement with Bradley Burnam
In connection with this direct listing, we intend to enter into a registration rights agreement with Bradley Burnam, our founder and Chief Executive Officer. Under the terms of this agreement, Bradley Burnam will be entitled to request that we register his shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Bradley Burnam will also be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of Mr. Burnam, certain of our existing equity holders will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. See the section titled “Description of Capital Stock — Share Purchase Agreement — Registration Rights.”
We will agree to pay all registration expenses (including certain expenses of counsel for selling stockholders) in connection with effecting any demand registration and piggyback registration. These registration rights will also be for the benefit of any permitted transferees of registrable securities; provided that any particular securities will cease to be registrable securities if (i) they have been registered and sold pursuant to an effective registration statement, (ii) they have been transferred in a transaction in which the registration rights are not assigned, (iii) they are sold pursuant to Rule 144 under the Securities Act without limitation thereunder with respect to holding period requirements, volume or manner of sale and the holder of such securities does not beneficially own more than 1% of our outstanding common stock, or (iv) they have ceased to be outstanding.
Stockholders Agreement with Bradley Burnam
In connection with this direct listing, we will enter into a stockholders agreement with our founder and Chief Executive Officer, Bradley Burnam, and his affiliated entity, BEB Holdings LLC. The stockholders agreement will also provide that for so long as Mr. Burnam beneficially owns at least 10% of the issued and outstanding shares of our common stock, certain actions by us will require the approval of Mr. Burnam in addition to any other required vote by our board of directors or stockholders, including, among others:
•
any transaction or series of related transactions resulting in the merger, consolidation or sale of all, or substantially all, of our assets; any dissolution, liquidation or reorganization (including filing for bankruptcy) or any acquisition of any asset for consideration in excess of 20% of our total assets;

•
any transaction or series of related transactions resulting in the issuance of equity securities, or any other ownership interests, for consideration exceeding $50 million, other than under any equity incentive plan that has received the prior approval of our board of directors;

•
any amendments to our certificate of incorporation or bylaws;

•
the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in each case in excess of 20% of our total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 20% of our total assets);

•
any capital or other expenditure in excess of 20% of our total assets;

•
the declaration or payment of dividends on our common stock;

•
the adoption of any “poison pill” or similar shareholder rights plan; and

•
any hiring, termination, or replacement of, or establishing the compensation or benefits payable to, or making any other significant decisions relating to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or any other senior management or key employee.

Policy Concerning Related Party Transactions
In connection with this registration statement, our board of directors will adopt a written policy for the review of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) or any proposed transaction, arrangement, or relationship, in which we are or will be a participant and in which a related party has or will have a direct or indirect material interest, and the aggregate amount involved exceeds $120.0 thousand. If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related-party transaction, such related party will be required to report the proposed related-party transaction to our audit committee. The policy will call for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee will be required to consider relevant facts and circumstances. The audit committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the audit committee is not a disinterested person with respect to the related-party transaction under review, that member will be excluded from the review and approval or rejection of such related-party transaction. If we become aware of an existing related-party transaction which has not been approved under the policy, the matter will be referred to the audit committee. The audit committee will evaluate all options available, including ratification, revision, or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the audit committee to consummate a related-party transaction, the chair of the audit committee may approve such transaction in accordance with the related-party transaction policy. Any such approval must be reported to the audit committee at its next regularly scheduled meeting.

PRINCIPAL AND REGISTERED STOCKHOLDERS
The following table sets forth:
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information regarding beneficial ownership of our common stock as of June 30, 2025, by:

•
each person whom we know to own beneficially more than 5% of our common stock;

•
each of the directors and named executive officers individually; and

•
all directors and executive officers as a group.

•
the number of shares of common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.

The Registered Stockholders include certain stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their capital stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days. The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on Nasdaq at prevailing trading prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur. See the section titled “Plan of Distribution.” The number of shares of common stock being registered does not represent the number of shares of common stock eligible for future sale in the public market following our listing on Nasdaq. See the section titled “Shares Eligible for Future Sale.”
Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The Registered Stockholders may sell all, some, or none of the shares of common stock covered by this prospectus, and therefore, we cannot determine the number of such shares of common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock that will be held by the Registered Stockholders upon consummation of any particular sale.
In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. The Registered Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See the sections titled “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.
After the listing of our common stock on Nasdaq, certain of the Registered Stockholders are entitled to registration rights with respect to their shares of common stock, as described in the section titled “Description of Capital Stock — Share Purchase Agreement — Registration Rights” at any time beginning six months after the listing of our common stock on Nasdaq.
We currently intend to use our reasonable efforts to keep the Registration Statement effective for a period of at least 90 days after the effectiveness of the Registration Statement. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of common stock by the Registered Stockholders. However, we have engaged a financial advisor with respect to certain other matters relating to our listing. See the section titled “Plan of Distribution.”
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of June 30, 2025. Shares issuable pursuant to stock options and warrants are deemed outstanding for computing the percentage of the person holding such options and warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 28,022,826 shares of common stock outstanding as of June 30, 2025, and gives effect to the Stock Split as if such Stock Split occurred as of June 30, 2025. Unless otherwise indicated, the business address for each listed stockholder is: c/o Turn Therapeutics, 250 N. Westlake Blvd., Westlake Village, CA 91362. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
	Shares Beneficially Owned(1)		Shares of Common Stock Being Registered(1)
Name of Beneficial Owner	Number	Percent
Directors, Director Nominees and Named Executive Officers
Bradley Burnam(2)	16,016,260	57.2%	16,016,260
Dr. Neil Ghodadra(3)	1,000,000	3.4%	1,000,000
Andrew Gengos(4)	508,934	1.8%	508,934
Arthur Golden	—	—	—
Dr. Kent Kester	—	—	—
Zuraiz Chaudhary	—	—	—
All directors and executive officers as a group (6 persons)	17,525,194	62.5%	17,525,194
Greater than 5% Stockholders:
BEB Holdings, LLC(2)	16,016,260	57.2%	16,016,260
ANC CARLSON FAMILY LP(5)	1,432,982	5.1%	—
YJA INVESTMENT FAMILY LP(6)	1,432,982	5.1%	—
Other Registered Stockholders:
Clear Street LLC(7)	54,466	*	54,466
Certain other registered stockholders that purchased shares of common stock in our Regulation CF offering on or after October 1, 2024(8)	251,194	*	248,976

*
Represents less than one percent (1%).

(1)
After giving effect to the Stock Split.

(2)
Bradley Burnam is the sole member of BEB Holdings, LLC, and therefore has sole voting and dispositive power with regard to the shares held by BEB Holdings, LLC. Shares held by Mr. Burnam and BEB Holdings, LLC will be subject to a contractual lock-up agreement. See “Shares Eligible for Future Sale — Lock-up Agreements.”

(3)
Represents 1,000,000 shares underlying stock options to purchase common stock that are exercisable within 60 days of June 30, 2025

(4)
Represents 508,934 shares underlying stock options to purchase common stock that are exercisable within 60 days of June 30, 2025

(5)
Abraham Chesed and Natalie Chesed are the managing members of the ANC CARLSON FAMILY LP and have joint voting and dispositive power over the shares beneficially owned by ANC CARLSON FAMILY LP. Abraham Chesed was our director from October 2018 to September 2025, and resigned from the board of directors on September 11, 2025. The business address of the stockholder is 25200 Prado Del Grandioso, Calabasas, CA 91302.

(6)
Yehuda Avganim is the sole general partner of the YJA INVESTMENT FAMILY LP and has sole voting and dispositive power over the shares beneficially owned by YJA INVESTMENT FAMILY LP. The business address of the stockholder is 17137 Rancho Street, Encino, CA 91316.

(7)
Clear Street LLC, a Delaware limited liability company (“CS LLC”), is wholly owned by Clear Street Holdings LLC, a Delaware limited liability company (“CSH LLC”). CSH LLC is wholly owned by Clear Street Group Inc., a Delaware corporation (“CSG Inc.”). A majority of the voting power of CSG Inc. is held by Clear Street Holdings USVI Inc., a U.S. Virgin Islands corporation (“CSH USVI”). Accordingly, CSH LLC, CSG Inc. and CSH USVI may be deemed to beneficially own the shares held by CS LLC. CSH LLC, CSG Inc. and CSH USVI disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The business address of Clear Street LLC is 150 Greenwich Street, 45th Floor, New York, NY 10007.

(8)
Consists of stockholders not otherwise listed in this table who collectively own less than 1% of our common stock

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.
General
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Common stock outstanding.   As of June 30, 2025 (but giving effect to the Stock Split), there were 28,022,826 shares of common stock outstanding which were held of record by 865 stockholders. As of June 30, 2025 (but giving giving effect to the Stock Split), there were options outstanding to purchase an aggregate of 1,742,214 shares of common stock, with a weighted average exercise price of $2.37 per share. As of June 30, 2025 (but giving effect to the Stock Split), we also had 657,786 shares of common stock reserved for issuance upon the exercise of stock options that may be granted in the future. As of June 30, 2025 (but giving effect to the Stock Split), there were outstanding warrants to purchase 40,124 shares of commons stock at an exercise price of $3.25 per share. All outstanding shares of common stock are fully paid and non-assessable.
Stock Split.   In accordance with the Delaware General Corporate Law, in connection with the effectiveness of the registration statement of which this prospectus forms a part and before the completion of this offering, a 2-for-1 forward stock split of our common stock will be effected, whereby each share of our common stock held in treasury or issued and outstanding will automatically and without any further action by the holder thereof or us, be subdivided into two shares of common stock. No fractional shares of common stock shall be issued upon the Stock Split. If the Stock Split would result in any fractional share (after aggregating all fractional shares a holder would otherwise be entitled to receive in connection with the Stock Split), such fractional share will be rounded to the nearest whole share.
Voting rights.   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend rights.   Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.”
Rights upon liquidation.   In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights.   The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

Election and Removal of Directors
Our board of directors will initially consist of five directors. The exact number of directors thereafter will be fixed from time to time by resolution of the board. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.
Our board of directors will be divided into three classes serving staggered three-year terms. Class I, Class II, and Class III directors will serve until our annual meetings of stockholders in 2026, 2027, and 2028, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Stockholder Meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called by the Chief Executive Officer, the chairperson of our board of directors or the board of directors acting or pursuant to a resolution adopted by a majority of our board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws will specifically deny any power of any other person to call a special meeting.
Amendment of Certificate of Incorporation
The provisions of our amended and restated certificate of incorporation may be amended only by the affirmative vote of holders of at least 66-2/3% of the voting power of our outstanding shares of voting stock, voting together as a single class.
Amendment of Bylaws
Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:
•
the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors, committees of the board of directors and indemnification of directors and officers, requires the affirmative vote of not less than 66-2/3% of all directors in office at a meeting called for that purpose; or

•
the affirmative vote of holders of not less than 66-2/3% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice.
In order to submit a nomination for our board of directors, a stockholder must submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitation of Liability of Directors and Officers
Our amended and restated certificate of incorporation will provide that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
•
a director’s or officer’s breach of the director’s or officer’s duty of loyalty to our company or our stockholders;

•
a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•
a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;

•
a director or officer for any transaction from which the director or officer derived an improper personal benefit; and

•
an officer in any action by or in the right of our company.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated bylaws will provide that, to the fullest extent permitted by law, we will indemnify any director or officer of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Forum Selection
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officer or other employee to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that the foregoing provision does not apply to claims under the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. The federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these forum selection provisions.
These forum selection provisions may impose additional costs on shareholders if they elect to pursue certain litigation against us, particularly if the shareholders do not reside in or near the State of Delaware, and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees (although our shareholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder).
These forum selection provisions may also limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While Delaware courts have determined that forum selection provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the forum selection provisions contained in our amended and restated bylaws are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the forum selection provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Corporate Opportunities
Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of our officers, directors, agents, shareholders, members, partners and affiliates (each, a “Specified Party”). Notwithstanding the foregoing, our director or officer who is offered a business opportunity in his or her capacity as our director or officer (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to us, provided, however, that all of the protections under Article 10 of our amended and restated certificate of incorporation shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.
Delaware Business Combination Statute
We will elect to be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
•
the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Some Provisions
Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•
acquisition of control of us by means of a proxy contest or otherwise, or

•
removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. Further, our stockholders agreement will provide that, until the Substantial Ownership Requirement, which is defined in our stockholders agreement as requiring 10% of the aggregate number of issued and outstanding shares of our common stock to be beneficially held by the parties to the stockholders agreement, is no longer met, any transaction or series of transactions resulting in the merger, consolidation or sale of all, or substantially all, of our assets, and any dissolution, liquidation, reorganization or acquisition of any asset having consideration in excess of 20% of our total assets, must be approved by the parties to the stockholders agreement. See “Certain Relationships and Related Party Transactions — Stockholders Agreement with Bradley Burnam” for more information on our stockholders agreement.
Share Purchase Agreement
Following the effectiveness of the registration statement of which this prospectus forms a part, certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Under the GEM Agreements, GEM agreed to purchase up to $85.0 million in shares of our common stock subject to certain conditions and limitations, including, but not limited to, the registration of our common stock on a securities exchange. The principal terms of the GEM Agreements are set forth below:
•
Drawdowns:   From time to time, we may issue a drawdown notice to GEM, in which case, GEM will be obligated, subject to certain conditions and limitations, to purchase shares of our common stock at a purchase price equal to 90% of the average daily closing price of our common stock for the 15 consecutive trading days beginning on the date specified in the drawdown notice (the “pricing period”). The requested drawdown amount may not exceed 300% of the average daily trading volume of our common stock for the 15 trading days immediately preceding the date of the drawdown notice. GEM is not required to purchase shares pursuant to any drawdown notice if, as a result of the issuance of such shares, GEM would beneficially own, directly or indirectly, over 9.99% of our outstanding shares of common stock as of the date of such proposed issuance. In addition, we may issue an initial draw down notice to GEM for an amount not to exceed $10.0 million, provided that GEM reserves the right to subscribe for between 50% and 200% of the initial draw down amount. The notice for the initial $10.0 million can only be issued on the date that the resale registration statement (as defined below) has been declared effective by the SEC. The pricing period for such initial drawdown shall consist of ten consecutive trading days commencing on the first trading day specified in the drawdown notice. GEM retains the right to shorten the pricing period at its sole discretion by providing us with notice, in writing, within six hours after the closing of trading of any securities on the date of the drawdown notice or any trading day during the initial pricing period.

•
Commitment Fee:   Regardless of whether we exercise our rights to draw down under the GEM Purchase Agreement, we shall pay GEM a commitment fee of 1% of the aggregate limit in cash or freely tradeable common stock (the “Commitment Fee Shares”). On the date when the resale registration statement is declared effective by the SEC, we must either deposit the full commitment fee in cash into an escrow account, or issue GEM a number of freely trading shares of common stock as calculated by dividing the Commitment Fee by the lower of (A) quotient of (i) the total equity value as set forth in the independent valuation report prepared by a third-party valuation agent and delivered to Nasdaq in connection with the direct listing (or, if such valuation report includes a range of our total equity value, the midpoint of such range), and (ii) the total number of our outstanding common stock on a fully diluted basis as of the public listing date without give effect to the issuance of the warrant (as described below) and (B) the closing price of our common stock on Nasdaq on (x) if the resale registration statement is declared effective after market close, such date or (y) if the resale registration statement is declared effective prior to market open, the business day immediate preceding such date.
•
Warrant:   When our shares are publicly listed on a securities exchange, we are required to issue GEM a warrant, to purchase a number of shares of common stock equal to 4% of our fully diluted outstanding shares immediately following the public listing, at an exercise price equal to the lesser of (i) the closing bid price of the common stock on the date of the public listing, or (ii) the quotient obtained by dividing $150.0 million by the total outstanding fully diluted common stock as of such date, subject to certain adjustments as set forth in the GEM Purchase Agreement. The warrant will expire on the date that is the third anniversary of our public listing date.

•
Registration Rights:   Pursuant to the GEM Rights Agreement, as soon as practicable after the filing of the registration statement of which this prospectus forms a part, we are required to submit a registration statement to register the resale of the shares of common stock issued to GEM and underlying the warrant (the “resale registration statement”) and to use our commercially reasonable efforts to have the resale registration statement declared effective by the SEC promptly after our common stock begins trading on the national securities exchange. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders (other than on Form S-8 (as promulgated under the Securities Act) or its equivalent relating to equity securities to be issued solely in connection with equity securities issuable in connection with our option or other employee benefit plans), GEM will be entitled to certain piggyback registration rights allowing each to include its shares in the registration.

Listing
We have applied to list our common stock on Nasdaq under the symbol “TTRX.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Odyssey Transfer and Trust Company.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our common stock acquired in this direct listing, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), federal income tax regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling from the Internal Revenue Service (the “IRS”), has been, or will be, sought with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.
This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the application of the Medicare contribution tax on net investment income or any tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:
•
banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies, or real estate investment trusts;

•
tax-exempt organizations or governmental organizations;

•
controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;

•
brokers or dealers in securities or currencies;

•
traders in securities or other persons that elect to use a mark-to-market method of accounting for U.S. federal income tax purposes with respect to holdings in our stock;

•
U.S. expatriates or certain former citizens or long-term residents of the United States;

•
entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•
persons who hold our common stock as a position in a “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code; or

•
persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below).

In addition, if an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors about the particular U.S. federal income tax consequences to them of acquiring, holding and disposing of our common stock.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not a partnership (or entity or arrangement treated as a partnership or any other entity treated as a pass-through entity for U.S. federal income tax purposes) and is not any of the following:
•
an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or other entity treated as such for U.S. federal income tax purposes;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(3) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends on our capital stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Taxable Disposition of Our Common Stock.”
Except as otherwise described below in the discussions of effectively connected dividends (in the next paragraph), backup withholding and FATCA, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must timely provide us or our paying agent with an applicable IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally, you will be required to update such Forms and certifications from time to time as required by law. If your shares of our common stock are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under an applicable income tax treaty.
Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us or our paying agent with an applicable IRS Form W-8, including any required attachments and your taxpayer identification number; additionally, you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are includable on your U.S. income tax return and generally taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.
Gain on Taxable Disposition of Our Common Stock
Except as otherwise described below in the discussion of backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:
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the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

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you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or taxable disposition occurs, and other conditions are met; or

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our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our common stock at any time during the foregoing period.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion assumes this is the case. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.
If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the taxable disposition under regular graduated U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty, on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.
If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and your country of residence) on the gain derived from the sale or other taxable disposition, which gain may be offset by certain U.S. source capital losses (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor with respect to whether any applicable income tax or other treaties may provide for different rules.
You should consult your tax advisor regarding the application of the foregoing rules in light of your particular facts and circumstances.

Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. These information reporting requirements apply even if no withholding was required (because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty).
Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by timely and properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner. If any amount is withheld under the backup withholding rules, you should consult with your tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against your U.S. federal income tax liability, if any.
FATCA
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none, or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our common stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax advisor regarding the possible implications of FATCA on your investment in our common stock.
Federal Estate Tax
Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. You should consult your tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.
THE PRECEDING SUMMARY AND DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR

REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES OF ANY CHANGE IN APPLICABLE LAWS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to the effectiveness of the registration statement of which this prospectus forms a part, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares of common stock will be available for sale shortly after the effectiveness of the registration statement of which this prospectus forms a part due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon the effectiveness of the registration statement of which this prospectus forms a part, we will have 28,022,826 shares of common stock outstanding after giving effect to the Stock Split and assuming no exercise of any options and warrants outstanding as of June 30, 2025. All shares sold using this registration statement will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act) except for securities sold in our Regulation A offering. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Substantially all of our common stock may be sold after our initial listing on Nasdaq, either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
Persons who have beneficially owned shares of our common stock that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of shares of common stock that does not exceed the greater of either of the following:

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1% of the number of shares of our common stock then outstanding, which will equal approximately 280,228 shares (after giving effect to the Stock Split) immediately after the effectiveness of the registration statement of which this prospectus forms a part; or

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the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this registration statement is entitled to resell such shares 90 days after such effective date, in reliance on Rule 144. Under Rule 701, an affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after we become subject to the reporting requirements of the Exchange Act.
Registration Statement on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock issued or issuable pursuant to the exercise of outstanding options and reserved for issuance under our stock-based compensation plans. We expect to file the registration statement or statements, which will become effective immediately upon filing, upon or shortly after the date of this prospectus. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions and any applicable holding periods, any applicable lock-up agreements and Rule 144 limitations applicable to affiliates.
Lock-up Agreements
Our founder and other stockholders and their respective affiliates, holding an aggregate of 18,679,256 shares of common stock after giving effect to the Stock Split, (collectively, the “Restricted Stockholders”), have agreed with us, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (“Lock-Up Securities”), for a period of time following the date our common stock is listed for trading (the “Lock-Up Period”). Certain Restricted Stockholders (holding an aggregate of 2,142,872 shares of common stock) are locked up for a period of 30 days with respect to 1,124,920 shares of common stock. Our CEO and founder is subject to a 90 day lock-up and the remaining Restricted Stockholders (who hold an aggregate of 2,102,904 shares of common stock) may not, for a period of 30 days following the date our common stock is listed for trading, sell, transfer, or otherwise dispose of an aggregate of 1,192,866 shares of common stock. Of these, an aggregate of 680,172 shares will be subject to an additional 30-day restriction (totaling 60 days), and 167,480 shares will be subject to a further 30-day restriction (totaling 90 days) following the listing date.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between us and the Restricted Stockholders do not apply, subject in certain cases to various conditions, to certain transactions, including: (a) transactions relating to securities acquired in open market transactions after the completion of the Direct Listing; (b) transfers of securities as a bona fide gift or for bona fide estate planning purposes; (c) transfers of securities to a charitable organization or educational institution; (d) transfers by will, intestacy, or other testamentary document; (e) transfers to any member of the immediate family of the Restricted Stockholders, any trust for the direct or indirect benefit of the Restricted Stockholders or the immediate family of the Restricted Stockholders, or if the Restricted Stockholders is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (f) either of (i) any transfers of securities to another corporation, partnership or other business entity that controls, is controlled by or is under common control with the Restricted Stockholders or the immediate family of the Restricted Stockholders or (ii) distributions of securities to members, partners, shareholders, subsidiaries or affiliates of the Restricted Stockholders; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c), (d), (e), or (f), any such transfer shall not involve a disposition for value, and in the case of any transfer pursuant to the foregoing clauses (b), (e), or (f), each transferee shall sign and deliver to us a lockup agreement for the remainder of the lock-up period; (g) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-Up Securities, provided that (i) such plan does not provide for the transfer of Lock-Up Securities during the Lock-Up Period except in compliance therewith and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the Restricted Stockholders or the Company regarding the establishment of such plan, such public announcement or filing shall include a statement to the effect that no transfer of Lock-Up Securities may be made under such plan during the Lock-Up Period in contravention of the lock-up agreement; (h) the transfer of Lock-Up Securities that occurs by operation of law; (i) the transfer of Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of common stock involving a change of control of the Company after the Listing Date and approved by the Company’s board of directors; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities owned by the Restricted Stockholder shall remain subject to the lock-up restrictions; and (j) the exercise of warrants, stock options, or settlement of restricted stock units or other equity awards granted under the Company’s equity plans or otherwise outstanding as of the date hereof or issued after the date hereof pursuant to equity incentive plans described in this prospectus or approved by the Board; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the lock-up restrictions.
Registration Rights
Upon the effectiveness of this registration statement, our founder and Chief Executive Officer, GEM and their respective permitted transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. See the section titled “Description of Capital Stock — Share Purchase Agreement —  Registration Rights” for a description of the registration rights of GEM and “Certain Relationships and Related Party Transactions — Registration Rights Agreement with Bradley Burnam” for a description of the registration rights of Bradley Burnam. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. If we register any of our securities under the Securities Act for ourselves or other security holders, we have agreed with GEM to provide piggyback registration rights allowing GEM to include its shares in the registration.

SALE PRICE HISTORY OF OUR CAPITAL STOCK
We have applied to list our common stock on Nasdaq under the symbol “TTRX.” This prospectus relates to the registration of the resale of up to 17,828,636 shares of our common stock by the Registered Stockholders. Prior to the listing of our common stock on Nasdaq, there has been no public market for our common stock. Our common stock has a limited history of trading in private transactions and is not quoted on any over-the-counter market.
In 2023, we issued 72,150 shares of common stock under the exemption of Regulation D with an offering price of $6.93 per share (144,300 shares of common stock at an offering price of $3.46 per share after giving effect to the Stock Split). In May 2024, we issued 283,590 shares of common stock under the exemption of Regulation CF with an offering price of $9.18 per share (567,180 shares of common stock at an offering price of $4.59 per share after giving effect to the Stock Split). In March 2025, we issued 41,805 shares of common stock under the exemption of Regulation D with an offering price of $11.65 per share (83,610 shares of common stock at an offering price of $5.83 per share after giving effect to the Stock Split). In March 2025, we issued 387,734 shares of common stock under the exemption of Regulation D with an offering price of $9.18 per share, which does not reflect the Stock Split (775,468 shares of common stock at an offering price of $4.59 per share after giving effect to the Stock Split).
While Clear Street, in its capacity as our financial advisor, is expected to consider this information in connection with setting the opening public price of our common stock, this information may have little or no relation to broader market demand for our common stock and thus the opening public price and subsequent public price of our common stock on Nasdaq. Clear Street’s dual roles as our financial advisor and a Registered Stockholder in this direct listing may create a conflict of interest. See “Risk Factors — Risks Related to Our Business and Industry — Even if we can raise additional funding, we have in the past and may in the future enter into financing agreements that lead to increased dilution, and which will result in sales of our common stock in the open market, which could adversely impact the trading price of our common stock.” As a result, you should not place undue reliance on this historical private sale price as it may differ materially from the opening public price and subsequent public price of our common stock on Nasdaq. See the section titled “Risk Factors — Risks Related to Our Direct Listing and Ownership of Our Common Stock — The public price of our common stock, upon listing on Nasdaq, may have little or no relationship to the historical sales prices of our common stock in private transactions.”

PLAN OF DISTRIBUTION
The Registered Stockholders, and their pledgees, donees, transferees, assignees, or other successors in interest may sell their shares of common stock covered hereby pursuant to brokerage transactions on Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after our common stock is listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of common stock by the Registered Stockholders, except we have engaged a financial advisor with respect to certain other matters relating to the registration and listing of our common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of their shares of common stock covered by this prospectus.
We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders. We will recognize costs related to this direct listing and our transition to a publicly-traded company consisting of professional fees and other expenses. We will expense these amounts in the periods incurred and therefore we will not deduct these costs from net proceeds to the issuer as they would be in an initial public offering involving a primary offering by an issuer.
We have engaged Clear Street as our financial advisor to advise and assist us with respect to certain matters relating to its engagement with our direct listing. The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring and planning the direct listing, developing and assisting with our investor communication strategy in relation to the direct listing, and being available to consult with Nasdaq, including on the day that our shares of common stock are initially listed on Nasdaq Global Market. Clear Street’s dual roles as our financial advisor and a Registered Stockholder in this direct listing may create a conflict of interest. See “Risk Factors — Risks Related to Our Business and Industry — Even if we can raise additional funding, we have in the past and may in the future enter into financing agreements that lead to increased dilution, and which will result in sales of our common stock in the open market, which could adversely impact the trading price of our common stock.”
In addition, the Advisor will determine when our shares of common stock are ready to trade and to approve proceeding with the opening of trading at the Current Reference Price (as defined below). However, the Advisor has not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our common stock in consultation with us, except as described herein.
On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will calculate the Current Reference Price for our shares of common stock in accordance with Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with the Advisor if the price bands need to be modified and to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of our shares of common stock on Nasdaq will commence.
Under Nasdaq rules, the Current Reference Price means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder.
In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of common stock at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 shares of common stock at an entered bid price of $10.01 per share and a limit order to sell 200 shares of common stock at an entered asking price of $10.00 per share — the Current Reference Price would be selected as follows:
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Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

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Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e., minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 shares would not be matched.

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Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for shares of common stock at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 shares of the 500-share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price, because orders for shares at such entered price will remain unmatched. The above example (including the prices) is provided solely by way of illustration.

The Advisor, as the designated financial advisor under Nasdaq Rule 4120(c)(8), will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade.
Further, in the highly unlikely event that Nasdaq consults with the Advisor as described in clause (iv) of the definition of Current Reference Price, the Advisor would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii) or (iii) of the definition of the Current Reference Price. Under Nasdaq rules, in the event of such delay, prior to terminating such delay, there will be a 10-minute “Display Only” period during which market participants may enter quotes and orders in shares of our common stock in Nasdaq systems. In addition, beginning at 4:00 a.m., market participants may enter orders in shares of our common stock on Nasdaq. Such orders will be accepted and entered into the system. After the conclusion of the 10-minute “Display Only” period, our common stock will enter a “Pre-Launch” period of indeterminate duration. The “Pre-Launch” period will end and shares of our common stock will be released for trading by Nasdaq when certain conditions are met, including Nasdaq’s receipt of notice from the Advisor that our shares of common stock are ready to trade, after which the Nasdaq system will calculate the Current Reference Price at that time and display it to the Advisor. If the Advisor then approves proceeding, the Nasdaq system will conduct certain validation checks. The Advisor, with concurrence of Nasdaq, may determine at any point during the delay process up through the conclusion of the “Pre-Launch” period to postpone and reschedule the direct listing. Neither we nor the Registered Stockholders (except the Advisor) will be involved in Nasdaq’s price-setting mechanism nor will we or they coordinate or be in communication with the Advisor including with respect to any decision by the Advisor to delay or proceed with trading.
Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our shares of common stock, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator (the “Net Order Imbalance Indicator”), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares of common stock that can be paired off the Current Reference Price, the number of shares of common stock that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.
However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book building process (that is, an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level). Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the price of our shares of common stock may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly.
In addition, to list on Nasdaq, we are also required to have at least three registered and active market makers. We expect that the Advisor will act as a registered and active market maker and will engage other market makers.
In addition to sales made pursuant to this prospectus, the shares of common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.
A Registered Stockholder may from time to time transfer, distribute (including distributions in kind by Registered Stockholders that are investment funds), pledge, assign, or grant a security interest in some or all the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under applicable provisions of the Securities Act amending the list of the Registered Stockholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Stockholders under this prospectus. The Registered Stockholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
A Registered Stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.
If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such Registered Stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.

In connection with its engagement as our financial advisor, the Advisor received an advisory fee of $250.0 thousand upon execution of the engagement letter, which was paid in 54,466 shares of our common stock, which is equal to 0.2% of our outstanding common stock, after giving effect to the Stock Split, on a fully diluted basis. These shares are registered for resale on this prospectus. See “Principal and Registered Stockholders” for more information.
In addition, the Advisor will be entitled to a $500.0 thousand listing fee to be paid in U.S. dollars upon consummation of the direct listing, provided, however, that we may defer payment of up to $150.0 thousand to a day that is no later than 90 days after the listing. The Advisor will also be entitled to an expense reimbursement for all reasonable, documented expenses incurred by the Advisor in connection with its engagement, provided that such expenses may not exceed $150.0 thousand in the aggregate without our approval, which approval shall not be unreasonably withheld.
In addition, pursuant to our agreement with the Advisor, for a period of 12 months following the termination of the engagement letter agreement, the Advisor shall have the right to participate as an underwriter, placement agent, or financial advisor to us, as the case may be, with respect to any public or private offering of equity, equity-linked or debt securities or similar debt financings for which we engage an underwriter, placement agent or financial advisor and, in connection therewith, to receive a minimum of 40% of the aggregate economics paid to underwriters, placement agents, or financial advisors in such additional transactions. If we decide to pursue any such additional transactions and the Advisor exercises its right to participation provided hereunder, we expect to pay the Advisor certain customary fees in connection therewith.
The Advisor will not be engaged to otherwise facilitate or coordinate price discovery activities or the solicitation or sales of shares of our common stock in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.
Prior to the financial advisory services provided by the Advisor to us in connection with the listing of our securities, neither the Advisor nor any affiliates of the Advisor have provided services of any kind to us.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
Effective March 31, 2025, SetApart Accountancy Corp (the “Former Auditor”) was dismissed as our independent accountant. Our board of directors recommended the dismissal of the Former Auditor. The Former Auditor’s report on our financial statements for the year ended December 31, 2023 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and through the subsequent interim period preceding the Former Auditor’s dismissal, (i) there were no “disagreements” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) between us and the Former Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the subject matter of the disagreement in their reports on the financial statements for such years; and (ii) there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). We provided the Former Auditor with a copy of the disclosures that we are making in this “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” section. We have requested that the Former Auditor furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in this “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” section, a copy of which is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.
Effective April 1, 2025, our board of directors appointed WithumSmith+Brown, PC (the “New Auditor”) as our new independent registered public accounting firm. During our two most recent fiscal years and the subsequent interim period, neither we nor anyone acting on our behalf has consulted with the New Auditor with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that New Auditor concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of either a “disagreement” or a “reportable event” within the meaning of Item 304(a)(1) of Regulation S-K.
LEGAL MATTERS
Davis Polk & Wardwell LLP, which has acted as our counsel in connection with the effectiveness of the registration statement of which this prospectus forms a part, will pass upon the validity of the shares of our common stock registered by this prospectus. Nelson Mullins Riley & Scarborough LLP is legal advisor to Clear Street.
EXPERTS
The consolidated financial statements and schedules of Global Health Solutions, Inc., dba Turn Therapeutics and its subsidiaries as of December 31, 2024 and 2023, and for the two years ended December 31, 2024 and 2023 included in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.
Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain an Internet site at https://turntherapeutics.com/. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Condensed Consolidated Balance Sheets
	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,189,943	$872,599
Prepaid expenses and other current assets	204,018	225,325
Total current assets	3,393,961	1,097,924
Right-of-use asset	99,989	120,452
Intangible assets, net	828,770	821,931
Security deposit	8,582	8,582
TOTAL ASSETS	$4,331,302	$2,048,889
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,017,347	$667,272
Current portion of operating lease liability	43,405	40,660
Total current liabilities	1,060,752	707,932
Operating lease liability, net of current portion	58,041	80,376
Deferred revenue	1,438,013	1,438,013
TOTAL LIABILITIES	2,556,806	2,226,321
Commitments and contingencies (Note 9)
STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock, $0.0001 par value, 20,000,000 shares authorized at June 30, 2025 and December 31, 2024, 14,011,413 and 13,422,845 shares issued at June 30, 2025 and December 31, 2024, respectively	1,401	1,342
Additional paid-in capital	23,185,396	19,017,239
Subscription receivable	(647,316)	—
Accumulated deficit	(20,764,985)	(19,196,013)
Total stockholders’ equity (deficit)	1,774,496	(177,432)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,331,302	$2,048,889
See accompanying notes to condensed consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
General and administrative	$1,303,846	$286,198	$1,679,591	$712,260
Research and development	62,678	73,982	71,937	82,907
Total operating expenses	1,366,524	360,180	1,751,528	795,167
Loss from operations	(1,366,524)	(360,180)	(1,751,528)	(795,167)
Other income:
Interest income	5,134	8,244	10,296	16,330
Other income	120,975	—	172,260	—
Total other income	126,109	8,244	182,556	16,330
NET LOSS	$(1,240,415)	$(351,936)	$(1,568,972)	$(778,837)
Basic and diluted net loss per common share	$(0.09)	$(0.03)	$(0.12)	$(0.06)
Weighted average common shares outstanding, basic and diluted	13,743,900	13,249,555	13,602,173	13,248,398
See accompanying notes to condensed consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Condensed Consolidated Statements of Changes in Stockholders’
Equity (Deficit)
(Unaudited)
	Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
As at December 31, 2024	13,422,845	$1,342	$19,017,239	$—	$(19,196,013)	$(177,432)
Issuance of common stock under Regulation Crowdfunding, net of issuance costs	107,986	11	777,792	—	—	777,803
Issuance of common stock under Regulation A+, net of issuance costs	41,805	4	280,488	(247,234)	—	33,258
Issuance of common stock under Regulation D, net of issuance costs	387,734	39	2,735,863	(400,082)	—	2,335,820
Issuance of stock in exchange for advisory services	27,233	3	249,997	—	—	250,000
Issuance of common stock upon exercise of warrants	23,810	2	236	—	—	238
Stock-based compensation expense	—	—	123,781	—	—	123,781
Net loss	—	—	—	—	(1,568,972)	(1,568,972)
As at June 30, 2025	14,011,413	$1,401	$23,185,396	$(647,316)	$(20,764,985)	$1,774,496
	Common Stock		Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
As at December 31, 2023	13,247,241	$1,324	$17,512,042	$—	$(17,427,598)	$85,768
Issuance of common stock under Regulation Crowdfunding, net of issuance costs	52,069	5	306,707	—	—	306,712
Stock-based compensation expense	—	—	64,952	—	—	64,952
Net loss	—	—	—	—	(778,837)	(778,837)
As at June 30, 2024	13,299,310	$1,329	$17,883,701	$—	$(18,206,435)	$(321,405)
See accompanying notes to condensed consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,568,972)	$(778,837)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	24,912	22,988
Stock-based compensation expense	123,781	64,952
Common stock issued in exchange for services	250,000	—
Non-cash operating lease expense	873	(396)
Changes in operating assets and liabilities:
Prepaids and other current assets	21,307	1,930
Accounts payable and accrued expenses	350,075	134,860
Net cash used in operating activities	(798,024)	(554,503)
Cash flows from investing activities:
Purchases of intangible assets	(31,751)	(48,183)
Net cash used in investing activities	(31,751)	(48,183)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	3,147,119	306,712
Net cash provided by financing activities	3,147,119	306,712
Net increase (decrease) in cash and cash equivalents	2,317,344	(295,974)
Cash and cash equivalents at beginning of the period	872,599	1,180,997
Cash and cash equivalents at end of the period	$3,189,943	$885,023
See accompanying notes to condensed consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1.
NATURE OF OPERATIONS

Global Health Solutions Inc. dba Turn Therapeutics (hereinafter referred to as the “Company”, “we”, “us” or “our”), a Delaware Corporation, was initially formed on January 6, 2015, as Global Health Solutions, LLC, a Delaware limited liability company. On October 12, 2018, Global Health Solutions, LLC converted to a Delaware corporation under the name Global Health Solutions, Inc. dba Turn Therapeutics. On March 17, 2020, we organized a wholly-owned subsidiary, Turn Consumer LLC, a Delaware limited liability company. The Company’s headquarters are located in Westlake Village, California.
The Company is a clinical-stage biopharmaceutical company pioneering drug and device research, development and commercialization with focus on eczema and onychomycosis and other broader indications in the related field.
2.
BASIS OF PRESENTATION, PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) applicable to interim financial information and pursuant to the instructions of the Securities and Exchange Commission (SEC) on Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Further, the results of our operations for any interim periods are not necessarily indicative of the results that may be expected for any other interim period or the full fiscal year. In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation have been included. The condensed consolidated balance sheet as of December 31, 2024, has been derived from our audited consolidated financial statements but does not include all disclosures required by U.S. GAAP. Because all of the disclosures required by U.S. GAAP for complete financial statements are not included herein, these unaudited condensed consolidated financial statements and the accompanying notes should be read in conjunction with the Company’s Audited Annual Financial Statements.
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Liquidity and Going Concern
As of June 30, 2025, we had approximately $3.19 million of cash and cash equivalents and working capital of approximately $2.33 million. We have a relatively limited operating history, and the revenue and income potential of our business and market are unproven. We have experienced net losses and negative cash flows from operations since inception and, as of June 30, 2025, we had an accumulated deficit of $20.76 million. During the six months ended June 30, 2025, we incurred a net loss of $1.57 million and had negative cash flows from operations of $0.79 million. We will continue to incur costs and expenses related to our ongoing operations until we successfully commercialize, develop, obtain regulatory approval for and gain market acceptance of products and product candidates and achieve revenues adequate to support our operations.
From inception through June 30, 2025, we have funded our operations primarily with proceeds from the sale of common stock, including through exempt offerings under Regulation Crowdfunding, Regulation A+ and Regulation D, as well as through proceeds from license and collaboration agreements. Based on our current operating plan, we estimate that our cash and cash equivalents as of June 30, 2025 will be sufficient to fund our operating expenses and research and development expenditure requirements into the fourth quarter of 2025. We have based this estimate on assumptions that may prove to be wrong, and could deplete our capital resources sooner than we currently expects. Our capital resources may not be

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
sufficient to fund operations through at least the next 12 months from the date that these unaudited condensed consolidated financial statements as of June 30, 2025 are issued based on our expected cash needs, which raises substantial doubt about our ability to continue as a going concern.
As we continue to pursue our business plan, we expect to finance our operations through potential public or private equity offerings, debt financings or other capital sources, including current or potential future collaborations, licenses and other similar arrangements. However, there can be no assurance that any additional financing or strategic arrangements will be available to us on acceptable terms, if at all. If events or circumstances occur such that we are not able to obtain additional funding, it may be necessary to significantly reduce our scope of operations to reduce the current rate of spending through actions such as reductions in staff and the need to delay, limit, reduce or terminate product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourself, which could have a material adverse effect on the our business, results of operations or financial condition.
The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Summary of Significant Accounting Policies
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those relating to stock-based compensation, revenue recognition, research and development expenses and determination of right-of-use assets under lease transactions and related lease obligations. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may materially differ from these estimates and assumptions.
Concentration of Credit Risk
Financial instruments which potentially subject the Company to significant concentration of credit risk consist of cash and cash equivalents. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We have not experienced any losses in such accounts, and management believes that we are not exposed to significant credit risk due to the nature of the instruments held in the depository institutions. As of June 30, 2025 and December 31, 2024, cash and cash equivalents exceeded FDIC insured limits by approximately $2.66 million and $0.34 million, respectively.
The majority of our accounts payable and accrued expenses is concentrated with two vendors having balances of approximately $181.49 thousand and $164.05 thousand which represents approximately 34% of our accounts payable and accrued expenses as of June 30, 2025. The amount owed to these vendors as of December 31, 2024 was approximately $291.00 thousand and $144.00 thousand, which represents approximately 65% of our accounts payable and accrued expenses.
Cash and Cash Equivalents
Cash and cash equivalents are considered to be highly liquid investments with maturities of three months or less at the date of purchase. Cash equivalents primarily represent funds invested in readily available money market accounts. As of June 30, 2025 and December 31, 2024, we had cash balances of approximately

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
$2.68 million and $0.37 million, respectively, and cash equivalents balances of approximately $0.51 million and $0.50 million, respectively, deposited at multiple major financial institutions.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. We manage our operations as a single reportable segment for the purposes of assessing performance and making operating decisions.
Stock-Based Compensation
We account for stock-based compensation for both employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.
Fair Value of Financial Instruments
Financial assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price we would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy or levels that prioritizes the inputs to valuation techniques used to measure fair value. These levels, in order of the highest to lowest priority, are described below:
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2 — Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and are unobservable (i.e. supported by little or no market activity).
Comprehensive Loss
We have no components of other comprehensive loss other than net loss, and accordingly, our comprehensive loss is equivalent to our net loss for the periods presented.
Net Loss Per Share
We calculate basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock and common stock equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The Company’s potentially dilutive securities, including outstanding stock options under the Company’s equity incentive plans and 2022 warrants, have been excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position.
Emerging Growth Company Status
We qualify as an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not an EGC. We may take advantage of these exemptions until we are no longer an EGC under Section 107 of the JOBS Act and we have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our unaudited condensed consolidated financial statements may not be comparable to companies that comply with public company FASB standards’ effective dates.
Recently Adopted Accounting Principles
In November 2023, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses on an interim and annual basis. All disclosure requirements of ASU 2023-07 are required for entities with a single reportable segment. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods for the fiscal years beginning after December 15, 2024, and should be applied on a retrospective basis to all periods presented. We adopted the guidance in the fiscal year beginning January 1, 2024.
Issued Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 is effective for public entities with annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this guidance on our condensed consolidated financial statements.
In November 2024, the FASB issued ASU No 2024-03 — Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses (“ASU 2024-03”), which is intended to require more detailed disclosures about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to all prior periods presented in the financial statements. We are currently evaluating the impact of this new guidance on our condensed consolidated financial statements.
Although there were several other new accounting pronouncements issued or proposed by the FASB, we do not believe any of those accounting pronouncements have had or will have a material impact on our financial position or operating results.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
3.
FAIR VALUE MEASUREMENTS

The following table present the financial instruments carried at fair value on a recurring basis:
	As at June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$508,583	$—	$—	$508,583
	As at December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$498,286	$—	$—	$498,286
Cash equivalents include highly liquid investments in money markets with maturities of three months or less at the date of purchase.
The carrying amounts reflected in the condensed consolidated balance sheets for prepaid expenses, accounts payable and accrued expenses and other liabilities are shown at their historical values which approximate their fair values.
4.   CAPITALIZATION AND EQUITY TRANSACTIONS
Common Stock
Our amended and restated certificate of incorporation authorizes the issuance of up to 20,000,000 shares of Common Stock with a par value of $0.0001 per share. As of June 30, 2025 and December 31, 2024, 14,011,413 and 13,422,845 shares of our common stock were issued and outstanding, respectively.
2024 Crowdfunding Offering
In May 2024, we launched a crowdfunding campaign pursuant to Regulation Crowdfunding with StartEngine as our registered platform. We were offering Common Stock to accredited and non-accredited investors with an offering price of $9.18. The offering closed on March 15, 2025 and we sold 283,590 shares of our Common Stock with par value of $0.0001 against net proceeds of approximately $1.93 million, net of offering costs and platform fees.
2025 Regulation A+ Offering
On March 31, 2025, Securities and Exchange Commission qualified our Regulation A+ offering with StartEngine as our registered platform. We were offering Common Stock to accredited and non-accredited investors with an offering price of $11.26. The offering closed on June 27, 2025 and we sold 41,805 shares of our Common Stock with par value of $0.0001 against net proceeds of $33.26 thousand, net of offering costs and platform fees and a subscription receivable of approximately $247.23 thousand. In July 2025, subsequent to period end, we received $194.57 thousand in subscription receivable.
2025 Regulation D Offering
In March of 2025, our Board authorized a private offering pursuant to Regulation D. We were offering Common Stock to accredited with a minimum investment of $100,000, an offering price of $9.18 per share and certain warrants with exercise price of $0.01. The offering closed on June 27, 2025 and we issued 298,239 shares of our Common Stock with par value of $0.0001 against gross proceeds of approximately $2.34 million and subscription receivable as of June 30, 2025 of approximately $400.00 thousand. All the

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
investors in this offering simultaneously exercised the warrants and we issued 89,495 shares of our Common Stock upon exercise of warrants against cash proceeds of $820 and subscription receivable as of June 30, 2025 of $82. The subscription receivable balance of approximately $400.09 thousand as of June 30, 2025 was received in July 2025, subsequent to period end.
Shares Issued in Exchange for Advisory Services
In March 2025, subsequent to year end, we engaged Clear Street LLC (“Clear Street”) as an exclusive financial advisor for certain services including advisory services with respect to listing of our Common Stock on a registered stock exchange. As part of the engagement, we issued 27,233 shares of our Common Stock to Clear Street against advisory services amounting to $250,000. The related expense was recorded as period cost in general and administrative expenses.
Warrant Grants, Exercises, Expirations and Modifications
In 2017, we issued warrants to a certain investor to purchase 23,810 Common Stock in the Company at an exercise price of $0.01. Upon conversion to a Corporation in 2018, the warrants were amended to purchase 23,810 shares of Common Stock with all other terms and conditions being unchanged. In May 2025, the warrants were exercised by the holder and we issued 23,810 shares of our Common Stock against proceeds of approximately $238.
In 2022, we issued warrants to a certain party, as success fee for issuance and conversion of convertible notes, to purchase 20,062 of our Common Stock at an exercise price of $6.50.
During the period ended June 30, 2025, new warrants were granted pursuant to our private offering under Regulation D and all of the warrants granted were exercised by the investors. The fair value of the warrants was estimated on the grant date using the Black-Scholes option pricing model (the “Valuation Model”) and the related expense was recognized as equity issuance cost on the grant date as the warrants did not have a vesting period.
As of June 30, 2025, and December 31, 2024, there were 20,062 and 43,872 warrants outstanding and expected to vest to purchase Common Stock, respectively.
As of June 30, 2025, the following common stock warrants were outstanding:
Number of Common Shares underying warrants	Exercise price per share	Expiration date
20,062	$6.50	July 29, 2029
The weighted average exercise price of all outstanding warrants as of June 30, 2025 is $6.50 and no outstanding warrants are subject to any down-round anti-dilution protection features. All outstanding warrants are exercisable by the holder only by payment in cash of the stated exercise price per share.
We evaluated the terms of the warrants issued and outstanding and determined that they should be classified as equity instruments within additional paid-in capital.
Share Purchase Agreement
In December 2024, we entered into a share purchase agreement with a certain investor for sale of our Common Stock of up to $75,000,000 (the “Aggregate limit”) contingent upon the Company achieving a public listing of its Common Stock. The agreement allows us to put Common Stock to the investor, within three (3) years from public listing, at 90% of the average daily closing price during the draw-down pricing period and the draw down amount not exceeding 300% of the average trading volume of 15 days immediately preceding the draw down exercise date. The agreement allows us to put restrictions on stock sales volume by investor, prohibitions on short selling by investor and us being able to set a threshold ‘floor’

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
price during draw-down periods. On the public listing date, we will issue a warrant to the investor granting the right to purchase our Common Stock representing 4% of the total equity interest. The investor is entitled to a 1% commitment fee of the Aggregate limit, either in cash or Common Stock within six (6) months from the public listing date. If the Company is sold in a private transaction, a fee of 1% of the total consideration received by the Company shall be paid to the investor.
In April 2025, the Share Purchase Agreement was amended to increase the Aggregate Limit from $75,000,000 to $85,000,000 with the additional $10,000,000 available only via a day-one draw-down. Moreover, the draw-down pricing period for this day-one draw-down was reduced to 10 trading days with the investor having an option to shorten with a six (6) hour notice to the Company. The initial draw-down amount with reduced draw-down pricing period is capped at $10,000,000.
In August 2025, the Share Purchase Agreement was further amended to make changes to the registration rights of the investor and the timing of such registrations. This amendment did not materially change any key terms including the aggregate limit, the commitment fee, underlying warrants issuable under the agreement and the draw-down pricing and timing including the initial draw-down.
5.
STOCK-BASED COMPENSATION

Stock Option Plans
2018 Stock Option Plan
In 2018, the Board authorized the Stock Option Plan (which may be referred to as the “2018 Plan”). 1,000,000 shares of our Common Stock were originally reserved to be issued under the Plan and in July 2024, the Board amended the 2018 Plan to decrease the shares reserved to 754,467. As of June 30, 2025, no options to purchase shares of our common stock were available for grant and 754,467 shares of our common stock were outstanding under the 2018 Plan.
2024 Equity Incentive Plan
In 2024, the Board authorized a new equity incentive plan (which may be referred to as the “2024 Plan”). 445,533 shares of our Common Stock were reserved to be issued under the 2024 Plan, which provides for the grant of shares of stock options to employees, non-employee directors, and non-employee consultants. As of June 30, 2025, 328,893 options to purchase shares of our common stock were available for grant and 116,640 shares of our common stock were outstanding under the 2024 Plan.
The following table summarizes option activity for six months ended June 30, 2025:
	Options	Weigheted Average Exercise Price per Share (USD)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (USD)
Outstanding at January 1, 2025	839,527	$4.56	4.60	$3,876,925
Granted	31,580	9.18	—	—
Excercised	—	—	—	—
Cancelled/expired	—	—	—	—
Outstanding at June 30, 2025	871,107	$4.73	4.30	$5,688,828
Excercisable at June 30, 2025	807,572	$5.10	4.30	$5,688,828

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Stock-Based Compensation Expense
We use the Black-Scholes option pricing model with the following assumptions to estimate the stock-based compensation expense:
	For Six Months Ended June 30, 2025	For Six Months Ended June 30, 2024
Weighted-average risk-free interest rate	4.40% – 4.43%	—*
Dividend yield	—	—*
Expected holding period (years)	5.6	—*
Weighted-average volatility	86.71%	—*
Estimated forefeiture rates for options granted	—	—*

*
No options were granted during the six months ended June 30, 2024.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.
The dividend yield assumption for options granted is based on our history and expectation of dividend payouts. We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.
Due to lack of historical exercise data, the expected holding period for employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.
We determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s Common Stock. We will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that our Common Stock has enough market history to use historical volatility.
We estimated the fair value of common stock based on recent sales to third parties. Forfeitures are recognized as incurred.
Stock based compensation expense for the six months period ended June 30, 2025 and 2024 was $123,781 and $64,952, respectively which was recognized in general and administrative expenses. As of June 30, 2025, the unrecognized stock-based compensation expense was $409,255 which is expected to be recognized over a weighted-average period of approximately 2.2 years.
6.
INCOME TAXES

We had no current or deferred federal and state income tax expense or benefit for the periods presented, because we generated net operating losses, and currently we do not believe it is more likely than not that the net operating losses will be realized. We have evaluated the positive and negative evidence bearing upon the realizability of the Company’s net deferred tax assets and has determined that it is more likely than not that the Company will not recognize the benefits of the net deferred tax assets. As a result, the Company has recorded a full valuation allowance for the periods presented.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
7.
LICENSING AGREEMENTS

The following table presents changes in the balances of contract liabilities related to strategic collaboration agreements during the period ended June 30, 2025:
	As at December 31, 2024	Additions	Deductions	As at June 30, 2025
Contract liabilities:
Deferred revenue	$1,438,013	$—	$—	$1,438,013
MiMedx Agreement
In 2022, we entered into a licensing and distribution agreement with MiMedx Group Inc. (NASDAQ: MDXG, hereinafter referred to as “MiMedx”) wherein we granted MiMedx rights and licenses to our IP, technologies and biomaterials related to FleX product and other additional products (“additional products”) to be developed using the same IP, technologies and biomaterials in the field of wound care, burn care and surgical care.
Under the MiMedx Agreement, we granted MiMedx an exclusive license to develop and commercialize FleX in United States, Australia, Canada, Japan, Kuwait, New Zealand, Saudi Arabia, Singapore, South Korea, Taiwan and UAE (collectively called the “Territory”) and certain non-exclusive rights to trademarks in the Territory. We retain exclusive development and commercialization rights for FleX outside the Territory with MiMedx having the right-of-first refusal.
We have received $1,000,000 milestone payment which was due upon signing of the license agreement and $450,000 as part of the “Letter of Intent”. The $450,000 received is to be adjusted from the next milestone payment due upon later of: i. marketing approval from the FDA, ii. MiMedx entering into a supply agreement, or iii. our completion of the regulatory and quality activities. We have concluded that our primary obligation under the contract has not been satisfied and therefore, the amounts received have been recorded as deferred revenue in the condensed consolidated balance sheets presented.
We are responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to the Federal Drug Administration (“FDA”) with respect to initial marketing approval.
Under the terms of the MiMedx Agreement, MiMedx paid us non-refundable $450,000 during the letter-of-intent phase and an upfront license payment of $1,000,000. Additionally, upon successful development and commercialization of Flex in the Territory, we are eligible to receive milestone payments of up to $69,550,000 and $1,000,000 for each additional product developed and commercialized. Furthermore, we are eligible to receive royalty payments on a country-by-country basis based on net sale for the later of ten years or the expiration of patent or regulatory exclusivity in the jurisdiction.
We have determined that we have one combined performance obligation under the agreement which primarily includes knowledge and bio-materials transfer to MiMedx, assisting and coordinating the regulatory approvals with the FDA and ongoing access and upkeep of intellectual property during the term of the agreement and related development and regulatory services. Development and commercialization milestones were not considered probable at inception and therefore were excluded from the initial transaction price. The royalties were excluded from the initial transaction price because they relate to a license of intellectual property and are subject to the royalty constraint.
We recognize revenue as the combined performance obligation is satisfied over time using an output method. Significant management judgment is required to determine the level of effort attributable to the performance obligation included in the MiMedx Agreement and the period over which we expect to complete our performance obligation under the arrangement. The performance period or measure of progress was

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
estimated at the inception of the arrangement and is re-evaluated in subsequent reporting periods. This re-evaluation may shorten or lengthen the period over which we recognize revenue. Due to unpredictable outcomes and timelines of the FDA approval process which cannot be reasonably estimated, we have deferred all revenues under the MiMedx Agreement and no revenue has been recognized during the periods presented and the aggregate amount of the transaction price allocated to the remaining performance obligation (deferred revenue) is $1,438,013 which will be recognized as revenue as our performance obligation is satisfied.
8.
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic and diluted net loss per share was calculated as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Numerator:
Net loss attributable to common stockholders	$(1,240,415)	$(351,936)	$(1,568,972)	$(778,837)
Denominator:
Weighted-average common shares outstanding, basic and diluted	13,743,900	13,249,555	13,602,173	13,248,398
Net loss per share attributable to common stockholders, basic and diluted	$(0.09)	$(0.03)	$(0.12)	$(0.06)
Our potentially dilutive securities, which include or have included outstanding stock options and certain warrants, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.
We excluded the following from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:
	As at June 30,
	2025	2024
Oustanding options under the Company’s Amended and Restated 2018 Stock Option Plan	754,467	754,467
Oustanding options under the Company’s 2024 Stock Option Plan	116,640	—
Outstanding 2022 warrants	20,062	20,062
	891,169	774,529

9.
COMMITMENTS, CONTINGENCIES, GUARANTEES & INDEMNIFICATIONS

Contractual Commitments
We enter into contracts in the normal course of business with contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), academic institutions and other third parties for preclinical and clinical research studies, testing and manufacturing services. These contracts generally do not contain minimum purchase commitments and are cancellable by us upon prior written notice, although purchase orders for preclinical materials are generally non-cancellable or have cancellation penalties. Payments due upon cancellation consist primarily of payments for services provided or expenses incurred, including non-cancellable obligations from the Company’s service providers, up to the date of cancellation or upon the completion of a manufacturing run.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Litigation and Claims
From time to time, we may be party to litigation, arbitration, claims or other legal proceedings in the course of our business. The outcome of any such legal proceedings, regardless of the merits, is inherently uncertain. In addition, litigation and related matters are costly and may divert the attention of our management and other resources that would otherwise be engaged in other activities. If we were unable to prevail in any such legal proceedings, our business, results of operations, liquidity, and financial condition could be adversely affected.
Indemnifications Obligations
The Company has entered into indemnification agreements with its officers and directors that require the Company to indemnify such individuals for certain events or occurrences while each such officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential future payments the Company could be required to make is, in many cases, unlimited. The Company has directors’ and officers’ liability insurance coverage that limits its exposure and enables the Company to recover a portion of any future amounts to be paid.
10.
SEGMENT REPORTING

Our Chief-operating decision maker (“CODM”) is our Chief Executive Officer. The CODM uses net loss, as reported on our condensed consolidated statements of operations, in evaluating performance and determining how to allocate resources. The CODM does not review assets in evaluating the results and therefore, such information is not presented.
The following table provides the segment expenses and incomes:
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating Expenses
Personnel-related expenses	$(197,155)	$(158,528)	$(390,099)	$(360,586)
Research and development expenses	(62,678)	(73,982)	(71,937)	(82,907)
Legal, professional and consulting expenses	(997,864)	(54,073)	(1,067,729)	(193,908)
Corporate expenses	(108,827)	(73,597)	(221,763)	(157,766)
Other Income
Other segment income	126,109	8,244	182,556	16,330
Segment net loss	$(1,240,415)	$(351,936)	$(1,568,972)	$(778,837)
Other segment income includes total other income, net on the condensed consolidated statements of operations.
11.
SUBSEQUENT EVENTS

We have evaluated subsequent events from June 30, 2025 through August 29, 2025, which is the date these unaudited condensed consolidated financial statements were available to be issued, and have identified the following material events and transactions that occurred:
In July 2025, subsequent to period end, we received $400.09 thousand subscription receivable from our Regulation D offering and $194.57 thousand subscription receivable from our Regulation A+ offering.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. This legislation includes changes to U.S. federal tax law, which may be subject to further clarification and the issuance of interpretive guidance. We are assessing the legislation and its effect on our condensed consolidated financial statements.
In August 2025, the Share Purchase Agreement (Note 4) was further amended to make changes to the registration rights of the investor and the timing of such registrations. This amendment did not materially change any key terms including the aggregate limit, the commitment fee, underlying warrants issuable under the agreement and the draw-down pricing and timing including the initial draw-down.

GLOBAL HEALTH SOLUTIONS, INC.
DBA TURN THERAPEUTICS
Consolidated Financial Statements
For The Years Ended
December 31, 2024
and
December 31, 2023
(Expressed in United States Dollars)

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
Global Health Solutions Inc. dba Turn Therapeutics
Opinion on the Consolidated Financial Statements
We have audited the accompanying balance sheets of Global Health Solutions Inc. dba Turn Therapeutics (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit at December 31, 2024 and, since inception, has suffered recurring operating losses and negative cash flows from operations. The Company expects to generate operating losses and negative operating cash flows in the future and will require additional funding to support the Company’s planned operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent concerning the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025
June 13, 2025

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Consolidated Balance Sheets
	As at December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$872,599	$1,180,997
Prepaid expenses and other current assets	225,325	20,820
Total current assets	1,097,924	1,201,817
Right-of-use asset	120,452	33,222
Intangible assets, net	821,931	769,939
Security deposit	8,582	8,582
TOTAL ASSETS	$2,048,889	$2,013,560
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$667,272	$464,623
Current portion of operating lease liability	40,660	25,156
Total current liabilities	707,932	489,779
Operating lease liability, net of current portion	80,376	—
Deferred revenue	1,438,013	1,438,013
TOTAL LIABILITIES	2,226,321	1,927,792
Commitments and contingencies (Note 11)
STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock, $0.0001 par value, 20,000,000 shares authorized at December 31, 2024 and 2023, 13,422,845 and 13,247,241 shares issued at December 31, 2024 and 2023, respectively	1,342	1,324
Additional paid-in capital	19,017,239	17,512,042
Accumulated deficit	(19,196,013)	(17,427,598)
Total stockholders’ equity (deficit)	(177,432)	85,768
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,048,889	$2,013,560
See accompanying notes to consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Consolidated Statements of Operations
	Years Ended December 31,
	2024	2023
Operating expenses:
General and administrative	$1,551,168	$2,300,649
Research and development	245,956	7,500
Total operating expenses	1,797,124	2,308,149
Loss from operations	(1,797,124)	(2,308,149)
Other income:
Interest income	28,709	15,882
Total other income	28,709	15,882
NET LOSS	$(1,768,415)	$(2,292,267)
Basic and diluted net loss per common share	$(0.13)	$(0.17)
Weighted average common shares outstanding, basic and diluted	13,422,845	13,247,241
See accompanying notes to consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

	Shares	Amount
As at December 31, 2022	13,175,091	$1,317	$16,371,785	$(15,135,331)	$1,237,771
Issuance of common stock	72,150	7	499,993	—	500,000
Stock-based compensation expense	—	—	640,264	—	640,264
Net loss	—	—	—	(2,292,267)	(2,292,267)
As at December 31, 2023	13,247,241	1,324	17,512,042	(17,427,598)	85,768
Issuance of common stock under regulation Crowdfunding, net of issuance costs	175,604	18	1,152,364	—	1,152,382
Stock-based compensation expense	—	—	352,833	—	352,833
Net loss	—	—	—	(1,768,415)	(1,768,415)
As at December 31, 2024	13,422,845	$1,342	$19,017,239	$(19,196,013)	$(177,432)
See accompanying notes to consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,768,415)	$(2,292,267)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	47,483	43,920
Stock-based compensation expense	352,833	640,264
Non-cash operating lease expense	8,650	662
Changes in operating assets and liabilities:
Prepaids and other current assets	(204,505)	1,653
Accounts payable and accrued expenses	202,649	208,663
Deferred revenue	—	19,425
Net cash used in operating activities	(1,361,305)	(1,377,680)
Cash flows from investing activities:
Purchases of intangible assets	(99,475)	(44,306)
Net cash used in investing activities	(99,475)	(44,306)
Cash flows from financing activities:
Proceeds from issuance of stock, net of issuance costs	1,152,382	500,000
Net cash provided by financing activities	1,152,382	500,000
Net decrease in cash and cash equivalents	(308,398)	(921,986)
Cash and cash equivalents at beginning of year	1,180,997	2,102,983
Cash and cash equivalents at end of year	$872,599	$1,180,997
Supplemental disclosure of non-cash activities
Right-of-use assets acquired against lease liability	$133,615	$—
See accompanying notes to consolidated financial statements.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
1.
NATURE OF OPERATIONS

Global Health Solutions Inc. dba Turn Therapeutics (hereinafter referred to as the “Company”, “we”, “us” or “our”), a Delaware Corporation, was initially formed on January 6, 2015, as Global Health Solutions, LLC, a Delaware limited liability company. On October 12, 2018, Global Health Solutions, LLC converted to a Delaware corporation under the name Global Health Solutions, Inc. dba Turn Therapeutics. On March 17, 2020, we organized a wholly-owned subsidiary, Turn Consumer LLC, a Delaware limited liability company. The Company’s headquarters are located in Westlake Village, California.
The Company is a clinical-stage biopharmaceutical company pioneering drug and device research, development and commercialization with focus on eczema and onychomycosis and other broader indications in the related field.
2.
BASIS OF PRESENTATION, PRINCIPLES OF CONSOLIDATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP), and reflect the operations of the Company and our wholly owned subsidiary. Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). All material intercompany accounts and transactions have been eliminated in consolidation
Liquidity and Going Concern
As of December 31, 2024, we had approximately $0.9 million of cash and cash equivalents and working capital of approximately $0.4 million. We have a relatively limited operating history, and the revenue and income potential of our business and market are unproven. We have experienced net losses and negative cash flows from operations since inception and, as of December 31, 2024, we had an accumulated deficit of $19.1 million. During the year ended December 31, 2024, we incurred a net loss of $1.77 million and had negative cash flows from operations of $1.36 million. We will continue to incur costs and expenses related to our ongoing operations until we successfully commercialize, develop, obtain regulatory approval for and gain market acceptance of products and product candidates and achieve revenues adequate to support our operations.
From inception through December 31, 2024, we have funded our operations primarily with proceeds from the sale of common stock, including through exempt offerings under Regulation Crowdfunding, Regulation A+ and Regulation D, as well as through proceeds from license and collaboration agreements. Based on our current operating plan, we estimate that our cash and cash equivalents as of December 31, 2024 will be sufficient to fund our operating expenses and capital expenditure requirements into the third quarter of 2025. We have based this estimate on assumptions that may prove to be wrong, and could deplete our capital resources sooner than we currently expects. Our capital resources may not be sufficient to fund operations through at least the next 12 months from the date that these audited consolidated financial statements as of December 31, 2024 are issued based on our expected cash needs, which raises substantial doubt about our ability to continue as a going concern.
As we continue to pursue our business plan, we expect to finance our operations through potential public or private equity offerings, debt financings or other capital sources, including current or potential future collaborations, licenses and other similar arrangements. However, there can be no assurance that any additional financing or strategic arrangements will be available to us on acceptable terms, if at all. If events or circumstances occur such that we are not able to obtain additional funding, it may be necessary to significantly reduce our scope of operations to reduce the current rate of spending through actions such as reductions in staff and the need to delay, limit, reduce or terminate product development or future

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourself, which could have a material adverse effect on the our business, results of operations or financial condition.
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Summary of Significant Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those relating to stock-based compensation, revenue recognition, research and development expenses and determination of right-of-use assets under lease transactions and related lease obligations. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may materially differ from these estimates and assumptions.
Concentration of Credit Risk
Financial instruments which potentially subject the Company to significant concentration of credit risk consist of cash and cash equivalents. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We have not experienced any losses in such accounts, and management believes that we are not exposed to significant credit risk due to the nature of the instruments held in the depository institutions. As of December 31, 2024, and December 31, 2023, cash and cash equivalents exceeded FDIC insured limits by $336,656 and $488,319, respectively.
Majority of our accounts payable and accrued expenses is concentrated with two vendors having balances of approximately $291,000 and $144,000 which represents approximately 65% of our accounts payable and accrued expenses as of December 31, 2024. The amount owed to these vendors as of December 31, 2023 was approximately $226,000 and $57,000 which represent approximately 61% of our accounts payable and accrued expenses.
Cash and Cash Equivalents
Cash and cash equivalents are considered to be highly liquid investments with maturities of three months or less at the date of purchase. Cash equivalents primarily represent funds invested in readily available money market accounts. As of December 31, 2024, we had cash and cash equivalents balances deposited at multiple major financial institutions.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Normal repairs and maintenance costs are expensed as incurred. Additions and major improvements which materially increase the value or extend useful lives are capitalized. The cost of assets retired or otherwise disposed of, and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to consolidated statements of operations.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method. The estimated service lives for property and equipment are as follows:
Category	Useful Lives (Years)
Machinery and equipment	8 Years
Computer equipment	3 Years
Intangible Assets
We capitalize costs associated with obtaining patents and trademarks. Intangible assets are amortized over the estimated useful life of 20 years and trademark costs are indefinite lived.
Impairment of Long-lived Assets
We evaluate our long-lived assets, which consist of property and equipment and identifiable intangibles, for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset or eventual disposal. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. To date, we have not recorded any impairment losses on long-lived assets.
Revenue Recognition
Under ASC Topic 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services we transfer to a customer.
At contract inception, once the contract is determined to be within the scope of ASC 606, we assess whether the goods or services promised within each contract are distinct and, therefore, represent a separate performance obligation. Goods and services that are determined not to be distinct are combined with other promised goods and services until a distinct combined performance obligation is identified. We then allocate the transaction price (that is, the amount of consideration we expect to be entitled to from a customer in exchange for the promised goods or services) to each performance obligation and recognize the associated revenue when (or as) each performance obligation is satisfied. Our estimate of the transaction price for each contract includes all variable consideration to which we expect to be entitled, subject to the constraint on variable consideration. Variable consideration is not constrained if the potential reversal of cumulative revenue recognized at the contract level is not significant.
License Rights — If the license to our intellectual property (IP) is determined to be distinct from the other promises or performance obligations identified in the arrangement, which generally include research and development services, we recognize revenue from non-refundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a license is distinct from the other promises, we consider relevant facts and circumstances of each arrangement, including the research and development capabilities of the collaboration

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
partner and the availability of the associated expertise in the general marketplace. In addition, we consider whether the collaboration partner can benefit from the license for its intended purpose without the receipt of the remaining promises, whether the value of the license is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises and whether it is separately identifiable from the remaining promises.
For licenses that are combined with other promises, we utilize judgment to assess the nature of the combined performance obligation and whether the license is the predominant promise within the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. If the license is the predominant promise, and it is determined that the license represents functional IP, revenue is recognized at the point in time when control of the license is transferred. If it is determined that the license does not represent functional IP, revenue is recognized over time using an appropriate method of measuring progress.
Milestone Payments — At the inception of an arrangement that includes development milestone payments, we evaluate whether the milestones are considered likely to be achieved and estimate the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue recognized would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our control, such as regulatory approvals, are not considered probable to be achieved until those approvals are received. We evaluate factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each subsequent reporting period, we re-evaluate the probability of achievement of all milestones subject to constraint and, if necessary, adjust its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.
Royalties — For arrangements that include sales-based royalties, including milestone payments based on a level of sales, where the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, we have not recognized any royalty revenue resulting from licensing agreements.
Amounts due to us for satisfying the revenue recognition criteria or that are contractually due based upon the terms of the collaboration agreements are recorded as accounts receivable on the consolidated balance sheets. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue. Amounts expected to be recognized as revenue within the one year following the balance sheet date are classified as current deferred revenue. Amounts not expected to be recognized as revenue within the one year following the balance sheet date are classified as deferred revenue, net of current portion.
Research and Development Expenses
Research and development expenses are composed of both internal and external costs. Internal costs include salaries and employment-related expenses of scientific personnel and direct project costs. External research and development expenses consist primarily of costs associated with clinical and non-clinical development programs and are charged to expenses as incurred.
We also record accruals for estimated ongoing clinical trial costs. Clinical trial costs primarily represent costs incurred by contract research organizations (CROs) and clinical trial sites. We analyze the progress of the clinical trial, including levels of subject enrollment, invoices received and contracted costs when evaluating the adequacy of accrued liabilities. In accruing for these services, we estimate the time period over which services will be performed and the level of effort to be expended in each period. These estimates are based on communications with the third-party service providers and our estimates of accrued expenses based on

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
information available at each balance sheet date. If the actual timing of the performance of services or the level of effort varies from the estimate, we will adjust the accrual accordingly.
Income Taxes
The Company is taxed as a ‘Corporation’ for both federal and state income tax purposes. We account for income taxes using the asset and liability approach promulgated by ASC 740, Income Taxes, for financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce the deferred tax assets to an amount expected to be realized.
We are required to evaluate the tax positions taken in the course of preparing tax returns to determine whether tax positions will more likely than not be substantiated by the tax authorities. Tax benefits of positions not deemed to meet the more-likely-than-not threshold are recorded as a tax expense. The amount recognized is subject to estimate and judgement with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual or all uncertain tax position(s) could differ from the amount that is initially recognized. We recognize interest and/or penalties related to tax matter as income tax expense.
Leases
At the inception of a contractual agreement, we determine whether the contract is or contains a lease, by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, we record the associated lease liability and corresponding right-of-use asset upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. When determining the lease term, we include options to extend or terminate the lease when it is reasonably certain, at inception, that we will exercise that option. Additionally, we evaluate leases at their inception to determine if they are to be accounted for as an operating lease or a finance lease.
Operating lease assets represent our right to use an underlying asset for the lease term (Right-of-use assets) and operating lease liabilities represent our obligation to make lease payments arising from the lease. The lease payments used to determine our operating lease assets may include lease incentives, stated rent increases and escalation clauses, when determinable, and are recognized in determining our Right-of-use assets.
Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheets at the commencement date of the lease based on the present value of lease payments over the expected lease term. We exclude short-term leases, if any, having initial terms of 12 months or less at lease commencement as an accounting policy election. Variable lease payments are amounts owed by us to a lessor that are not fixed, such as reimbursement for common area maintenance costs for our office lease; and are expensed when incurred. Operating right-of-use assets are reflected in right-of-use assets in the accompanying consolidated balance sheets. Operating lease liabilities are reflected in operating lease liability, current and non-current in the accompanying consolidated balance sheets.
Financing leases are treated similarly to operating leases except that the asset subject to the lease is included in the appropriate fixed asset category, rather than recorded as a Right-of-use asset, and depreciated over its estimated useful life, or lease term, if shorter.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
Stock-Based Compensation
We account for stock-based compensation for both employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. We manage our operations as a single reportable segment for the purposes of assessing performance and making operating decisions.
Warrants Issued in Connection with Equity Financing
We evaluate the appropriate balance sheet classification of warrants we issue as either equity or as a derivative liability. In accordance with ASC 815-40, Derivatives and Hedging-Contracts in the Entity’s Own Equity (ASC 815-40), we classify a warrant as equity if it is “indexed to the Company’s equity” and meets several specific conditions for equity classification. A warrant is not considered “indexed to the Company’s equity,” in general, when it contains certain types of exercise contingencies or potential adjustments to its exercise price. If a warrant is not indexed to the Company’s equity or it has net cash settlement provisions that result in the warrants being accounted for under ASC 480, Distinguishing Liabilities from Equity or ASC 815-40, it is classified as a derivative liability which is carried on the consolidated balance sheets at fair value with any changes in its fair value recognized immediately in the Statements of Operations and Comprehensive Loss. As of December 31, 2024 and 2023 all of our outstanding warrants were classified as equity.
Fair Value of Financial Instruments
Financial assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price we would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy or levels that prioritizes the inputs to valuation techniques used to measure fair value. These levels, in order of the highest to lowest priority, are described below:
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2 — Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and are unobservable (i.e. supported by little or no market activity).
Comprehensive Loss
We have no components of other comprehensive loss other than net loss, and accordingly, our comprehensive loss is equivalent to our net loss for the periods presented.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
Net Loss Per Share
We calculate basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. Warrants issued in 2017 and outstanding as of December 31, 2024 and 2023 are considered outstanding shares in the basic earnings per share calculation given their nominal exercise price. The net loss attributable to common stockholders is not allocated to the warrant holders as the holders of warrants do not have a contractual obligation to share in losses. Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock and common stock equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive.
The Company’s potentially dilutive securities, including outstanding stock options under the Company’s equity incentive plans and 2022 warrants, have been excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position.
Related Parties
Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. ASC 850, Related Party Disclosures (ASC 850) requires that transactions with related parties that would make a difference in decision-making shall be disclosed so that users of the financial statements can evaluate their significance.
Emerging Growth Company Status
We qualify as an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not an EGC. We may take advantage of these exemptions until we are no longer an EGC under Section 107 of the JOBS Act and we have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company FASB standards’ effective dates.
Recently Adopted Accounting Principles
In November 2023, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures to improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses on an interim and annual basis. All disclosure requirements of ASU 2023-07 are required for entities with a single reportable segment. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods for the fiscal years beginning after December 15, 2024, and should be applied on a retrospective basis to all periods presented. We adopted the guidance in the fiscal year beginning January 1, 2024, including the additional required disclosures in Note 12.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, ASU 2019-05, and ASU 2019-11. The standard amended the impairment model requiring that credit losses be reported using an expected losses model rather than the incurred losses model. For available-for-sale debt securities with expected credit losses, this standard requires allowances to be recorded instead of reducing the amortized cost of the investment. We adopted ASU 2016-13, and related updates, using modified retrospective approach on January 1, 2023. The adoption had an immaterial impact on our consolidated financial statements and related disclosures.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
Issued Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 is effective for public entities with annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this guidance on our consolidated financial statements.
Although there were several other new accounting pronouncements issued or proposed by the FASB, we do not believe any of those accounting pronouncements have had or will have a material impact on our financial position or operating results.
3.
FAIR VALUE MEASUREMENTS

The following table present the financial instruments carried at fair value on a recurring basis:
	As at December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$498,286	$—	$—	$498,286
	As at December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$610,781	$—	$—	$610,781
The carrying amounts reflected in the consolidated balance sheets for prepaid expenses, accounts payable and accrued expenses and other liabilities are shown at their historical values which approximate their fair values.
4.
INTANGIBLE ASSETS

The following table summarizes our Intangible assets, net:
	December 31, 2024			December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived assets:
Intangible asset – Patents	$993,758	$(204,785)	$788,973	$894,382	$(157,302)	$737,080
Total finite lived assets	993,758	(204,785)	788,973	894,382	(157,302)	737,080
Indefinite-lived assets – Trademarks	32,958	—	32,958	32,859	—	32,859
Total intangible assets	$1,026,716	$(204,785)	$821,931	$927,241	$(157,302)	$769,939
Amortization Expense
Aggregate amortization expense related to finite-lived intangible assets was $47,483 and $43,180 for the years ended December 31, 2024 and 2023, respectively, primarily included in General and Administrative expenses on our consolidated statements of operations.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
The following table summarizes the estimated future amortization expense associated with our finite-lived intangible assets as of December 31, 2024:
Amount
2025	$49,688
2026	49,688
2027	49,688
2028	49,688
2029	49,688
Thereafter	540,533
Total	$788,973

5.
LEASES

Operating Lease
We have a single lease for our headquarters, which includes office space, in Westlake Village, California. The lease commenced in September 2021 and was set to expire in August 2024. In August 2024, we signed an amendment to the lease agreement for the same office space with a new expiration set to be in August 2027. Monthly payments under the amended lease range from $4,112 to $4,405.
The aggregate minimum annual lease payments under the operating leases in effect as of December 31, 2024 were:
Amount
2025	$49,920
2026	51,669
2027	35,240
Thereafter	—
Total minimum lease payments	136,829
Less: Present value discount	(15,793)
Present value of operating lease liabilities	121,036
Less: Current portion of operating lease liability	(40,660)
Operating lease liability, net of current portion	$80,376
The lease had a remaining term of 2.7 years and 0.7 years as of December 31, 2024 and 2023, respectively. The lease liability was calculated based on a weighted-average discount rate of 9% and 8% as of December 31, 2024 and 2023, respectively. During the years ended December 31, 2024 and 2023, we made cash payments for amounts included in the measurement of lease liabilities of $42,194 and $50,060, respectively.
6.
CAPITALIZATION AND EQUITY TRANSACTIONS

Common Stock
Our amended and restated certificate of incorporation authorizes the issuance of up to 20,000,000 shares of Common Stock with a par value of $0.0001 per share. As of December 31, 2024, and December 31, 2023, 13,422,845 and 13,247,241 shares were issued and outstanding, respectively.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
2021 Issuance of Convertible Notes
In 2021, we issued promissory notes with a conversion feature (‘convertible notes’) to certain investors. The principal sum borrowed through the convertible notes was $2,450,000 and the notes carried a 6% interest rate per annum. The convertible notes were set to mature within 365 days from the issuance date.
2022 Conversion of Convertible Notes
In 2022, we converted convertible notes outstanding with principal amount of $2,450,000 and accrued interest from inception of the notes through conversion date of $158,045 into 401,238 share of Common Stock with par value of $0.0001. The effective price of the conversion was $6.50 per share.
2022 Private Offering Round
In 2022, we launched a private offering of our Common Stock pursuant to Regulation D. We raised $350,000 as gross proceeds against issuance of 50,505 shares of our Common Stock with a par value of $0.0001 per share and a per share offering price of $6.93.
2023 Private Offering Round
In 2023, we launched a private offering of our Common Stock pursuant to Regulation D. We raised $500,000 as gross proceeds against issuance of 72,150 shares of our Common Stock with par value of $0.0001 and a per share offering price of $6.93.
2024 Crowdfunding Offering
In May 2024, we launched a crowdfunding campaign pursuant to Regulation Crowdfunding with StartEngine as our registered platform. We were offering Common Stock to accredited and non-accredited investors with an offering price of $9.18. As of December 31, 2024, we sold 175,604 shares of our Common Stock with par value of $0.0001 against net proceeds of $1,152,364, net of offering costs and platform fees. The crowdfunding campaign was live as of December 31, 2024 and closed on March 15, 2025, subsequent to year end.
Warrant Grants, Exercises, Expirations and Modifications
In 2017, we issued warrants to a certain investor to purchase 23,810 Common Stock in the Company at an exercise price of $0.01. Upon conversion to a Corporation in 2018, the warrants were amended to purchase 23,810 shares of Common Stock with all other terms and conditions being unchanged.
In 2022, we issued warrants to a certain party, as success fee for issuance and conversion of convertible notes, to purchase 20,082 Common Stock in the Company at an exercise price of $6.50.
The fair value of the warrants was estimated on the grant date using the Black-Scholes option pricing model (the “Valuation Model”) and the related expense was recognized on the grant date as the warrants did not have a vesting period.
During the years ended December 31, 2024 and 2023, no new warrants were granted and there were no exercises, expirations or modifications to existing warrants. As of December 31, 2024 and 2023, there were 43,872 warrants outstanding and expected to vest to purchase Common Stock.
As of December 31, 2024, the following common stock warrants were outstanding:
Number of Common Shares underlying warrants	Exercise price per share	Expiration date
23,810	$0.01	August 15, 2037
20,062	$6.50	July 29, 2029

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
The weighted average exercise price of all outstanding warrants as of December 31, 2024 is $2.98 and no outstanding warrants are subject to any down-round anti-dilution protection features. All outstanding warrants are exercisable by the holder only by payment in cash of the stated exercise price per share.
We evaluated the terms of the warrants issued and outstanding and determined that they should be classified as equity instruments within additional paid-in capital.
Reserved Shares
We had the following shares of common stock reserved for future issuance:
	As at December 31,
	2024	2023
Issuance of Common Stock upon exercise of stock options under the Amended and Restated 2018 Stock Option Plan	754,467	881,701
Issuance of Common Stock upon exercise of stock options under the 2024 Equity Incentive Plan	85,060	—
Issuance of Common Stock upon exercise of outstanding warrants	43,872	43,872
Equity awards available under the Amended and Restated 2018 Stock Option Plan	—	118,299
Equity awards available under the 2024 Equity Incentive Plan	360,473	—
	1,243,872	1,043,872
As of December 31, 2024, we have 5,333,283 authorized shares of our Common Stock not subject to reserves and available for future issuance.
Share Purchase Agreement
In December 2024, we entered into a share purchase agreement with a certain investor for sale of our Common Stock of up to $75,000,000 (the “Aggregate limit”) contingent upon the Company achieving a public listing of its Common Stock. The agreement allows us to put Common Stock to the investor, within three (3) years from public listing, at 90% of the average daily closing price during the draw-down pricing period and the draw down amount not exceeding 300% of the average trading volume of 15 days immediately preceding the draw down exercise date. The agreement allows us to put restrictions on stock sales volume by investor, prohibitions on short selling by investor and us being able to set a threshold ‘floor’ price during draw-down periods. On the public listing date, we will issue a warrant to the investor granting the right to purchase our Common Stock representing 4% of the total equity interest. The investor is entitled to a 1% commitment fee of the Aggregate limit, either in cash or Common Stock within 6 months from the public listing date. If the Company is sold in a private transaction, a fee of 1% of the total consideration received by the Company shall be paid to the investor.
In April 2025, subsequent to year end, the Share Purchase Agreement was amended to increase the Aggregate Limit from $75,000,000 to $85,000,000 with the additional $10,000,000 available only via a day-one draw-down. Moreover, the draw-down pricing period for this day-one draw-down was reduced to 10 trading days with the investor having an option to shorten with a 6-hour notice to the Company. The initial draw-down amount with reduced draw-down pricing period is capped at $10,000,000.
7.
STOCK-BASED COMPENSATION

Stock Option Plans
2018 Stock Option Plan
In 2018, the Board authorized the Stock Option Plan (which may be referred to as the “2018 Plan”). 1,000,000 shares of our Common Stock were originally reserved to be issued under the Plan and in July 2024,

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
the Board amended the 2018 Plan to decrease the shares reserved to 754,467. As of December 31, 2024, no options were available for grant under the 2018 Plan and 754,467 shares of our Common Stock were outstanding under the 2018 Plan subject to option exercise by the holders.
2024 Equity Incentive Plan
In 2024, the Board authorized a new Stock Option Plan (which may be referred to as the “2024 Plan”). 445,533 shares of our Common Stock were reserved to be issued under the 2024 Plan, which provides for the grant of shares of stock options to employees, non-employee directors, and non-employee consultants. As of December 31, 2024, 360,473 options to purchase shares of our Common Stock were available for grant and 85,060 shares of our Common Stock were outstanding under the 2024 Plan subject to option exercise by the holders and vesting restrictions.
The following table summarizes option activity for the years ended December 31, 2024 and 2023:
	Options	Weighted Average Exercise Price per Share (USD)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (USD)
Outstanding at January 1, 2023	1,136,168	$6.03	6.90	$2,000,000
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled/expired	(254,467)	(7.07)	—	—
Outstanding at December 31, 2023	881,701	$5.73	5.58	$2,000,000
Exercisable at December 31, 2023	815,433	$6.19	5.58	$2,000,000
Granted	110,075	9.18	—	—
Exercised	—	—	—	—
Cancelled/expired	(152,249)	(14.65)	—	—
Outstanding at December 31, 2024	839,527	$4.56	4.60	$3,876,925
Exercisable at December 31, 2024	788,476	$4.86	4.60	$3,876,925
Stock-Based Compensation Expense
We use the Black-Scholes option pricing model with the following assumptions to estimate the stock-based compensation expense:
As at December 31, 2024
Weighted-average risk-free interest rate	4.25%
Dividend yield	—
Expected holding period (years)	5.45
Weighted-average volatility	79.46%
Estimated forfeiture rates for options granted	—
The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.
The dividend yield assumption for options granted is based on the our history and expectation of dividend payouts. We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
Due to lack of historical exercise data, the expected holding period for employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.
We determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s Common Stock. We will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that our Common Stock has enough market history to use historical volatility.
We estimated the fair value of common stock based on recent sales to third parties.
Forfeitures are recognized as incurred.
Stock option expenses for the years ended December 31, 2024, and December 31, 2023, were $352,833 and $640,264, respectively. As of December 31, 2024, the unrecognized stock-based compensation expense was $321,414.
8.
INCOME TAXES

We had no current or deferred federal and state income tax expense or benefit for the years ended December 31, 2024 and 2023, because we generated net operating losses, and currently we do not believe it is more likely than not that the net operating losses will be realized.
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of our net deferred tax asset are as follows:
	As at December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryovers	$2,311,077	$2,050,215
Research and development credit carryforwards	21,027	21,027
Stock-based compensation	60,455	—
Deferred revenue	301,983	367,304
Operating lease liability	25,418	8,721
Total deferred tax assets	2,719,960	2,447,267
Valuation allowance	(2,651,663)	(2,347,160)
Total deferred tax assets net of valuation allowance	68,297	100,107
Deferred tax liabilities:
Basis differences in property and equipment and intangibles	(43,002)	(91,891)
Operating Right-of-use asset	(25,295)	(8,216)
Total deferred tax liabilities	(68,297)	(100,107)
Net deferred tax asset	$—	$—
Income tax expense (benefit) differed from the amounts computed by applying the statutory federal income tax rate of 21% to pretax income (loss) as a result of the following:

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
	Years Ended December 31,
	2024	2023
Computed expected tax benefit	(21.00)%	(21.00)%
Tax effect of other non-deductible items	0.77%	5.87%
Change in valuation allowance (federal only)	20.03%	15.02%
Others	0.19%	0.11%
Income tax expense	0.00%	0.00%
Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $304,503 and $426,371 during the fiscal years ended December 31, 2024 and 2023, respectively.
As of December 31, 2024, we had U.S. federal net operating loss carryforwards of approximately $8.59 million and state net operating loss carryforwards of approximately $7.35 million. Federal net operating loss carryforwards of approximately $8.59 million generated since fiscal years beginning after December 31, 2017 will carry forward indefinitely, but are subject to an 80% taxable income limitation. We also have federal and state research and development tax credit carryforwards of approximately $21,000. The federal and state tax credits will expire at various dates beginning with our fiscal year ending December 31, 2040, unless utilized.
We file income tax returns in the U.S. federal, and various U.S. state jurisdictions. We are subject to U.S. federal and state income tax examinations by tax authorities for tax years 2018 through 2024 due to net operating losses that are being carried forward for tax purposes, but we are not currently under examination by tax authorities in any jurisdiction.
Our policy is to recognize interest and penalties related to income taxes as components of interest expense and other expense, respectively. We incurred no interest or penalties related to unrecognized tax benefits in the years ended December 31, 2024 or 2023. We do not anticipate any significant changes in our uncertain tax positions within 12 months of this reporting date.
9.
LICENSING AGREEMENTS

The following table presents changes in the balances of contract liabilities related to strategic collaboration agreements during the year ended December 31, 2024:
	As at December 31, 2023	Additions	Deductions	As at December 31, 2024
Contract liabilities:
Deferred revenue	$1,438,013	$—	$—	$1,438,013
MiMedx Agreement
In 2022, we entered into a licensing and distribution agreement with MiMedx Group Inc. (NASDAQ: MDXG, hereinafter referred to as “MiMedx”) wherein we granted MiMedx rights and licenses to our IP, technologies and biomaterials related to FleX product and other additional products (“additional products”) to be developed using the same IP, technologies and biomaterials in the field of wound care, burn care and surgical care.
Under the MiMedx Agreement, we granted MiMedx an exclusive license to develop and commercialize FleX in United States, Australia, Canada, Japan, Kuwait, New Zealand, Saudi Arabia, Singapore, South

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
Korea, Taiwan and UAE (collectively called the “Territory”) and certain non-exclusive rights to trademarks in the Territory. We retain exclusive development and commercialization rights for FleX outside the Territory with MiMedx having the right-of-first refusal.
We have received $1,000,000 milestone payment which was due upon signing of the license agreement and $450,000 as part of “Letter of Intent”. The $450,000 received is to be adjusted from the next milestone payment due upon later of (i) marketing approval from the FDA, (ii) MiMedx entering into a supply agreement, or (iii) our completion of the regulatory and quality activities. We have concluded that our primary obligation under the contract has not been satisfied and therefore, the amounts received have been recorded as deferred revenue in the consolidated balance sheets.
We are responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to the Federal Drug Administration (“FDA”) with respect to initial marketing approval.
Under the terms of the MiMedx Agreement, MiMedx paid us non-refundable $450,000 during letter-of-intent phase and upfront license payment of $1,000,000. Additionally, upon successful development and commercialization of Flex in the Territory, we are eligible to receive milestone payments of up to $69,550,000 and $1,000,000 for each additional product developed and commercialized. Furthermore, we are eligible to receive royalty payments on a country-by-country basis based on net sale for the later of ten years or the expiration of patent or regulatory exclusivity in the jurisdiction.
We have determined that we have one combined performance obligation under the agreement which primarily includes knowledge and bio-materials transfer to MiMedx, assisting and coordinating the regulatory approvals with the FDA and ongoing access and upkeep of intellectual property during the term of the agreement and related development and regulatory services. Development and commercialization milestones were not considered probable at inception and therefore were excluded from the initial transaction price. The royalties were excluded from the initial transaction price because they relate to a license of intellectual property and are subject to the royalty constraint.
We recognize revenue as the combined performance obligation is satisfied over time using an output method. Significant management judgment is required to determine the level of effort attributable to the performance obligation included in the MiMedx Agreement and the period over which we expect to complete our performance obligation under the arrangement. The performance period or measure of progress was estimated at the inception of the arrangement and is re-evaluated in subsequent reporting periods. This re-evaluation may shorten or lengthen the period over which we recognize revenue. Due to unpredictable outcomes and timelines of the FDA approval process which cannot be reasonably estimated, we have deferred all revenues under the MiMedx Agreement and no revenue has been recognized during the years ended December 31, 2024 and 2023 and the aggregate amount of the transaction price allocated to the remaining performance obligation (deferred revenue) is $1,438,013 which will be recognized as revenue as our performance obligation is satisfied.
10.
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

Basic and diluted net loss per share was calculated as follows:
	Years Ended December 31,
	2024	2023
Numerator:
Net loss attributable to common stockholders	$(1,768,415)	$(2,292,267)
Denominator:
Weighted-average common shares outstanding, basic and diluted	13,422,845	13,247,241
Net loss per share attributable to common stockholders, basic and diluted	$(0.13)	$(0.17)

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
The Company’s potentially dilutive securities, which include or have included outstanding stock options and certain warrants, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.
The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:
	As at December 31,
	2024	2023
Outstanding options under the Company’s Amended and Restated 2018 Stock Option Plan	754,467	881,701
Outstanding options under the Company’s 2024 Equity Incentive Plan	85,060	—
Outstanding 2022 warrants	20,062	20,062
	859,589	901,763

11.
COMMITMENTS, CONTINGENCIES, GUARANTEES AND INDEMNIFICATIONS

Contractual Commitments
We enter into contracts in the normal course of business with CROs, CMOs, academic institutions and other third parties for preclinical and clinical research studies, testing and manufacturing services. These contracts generally do not contain minimum purchase commitments and are cancellable by us upon prior written notice, although purchase orders for preclinical materials are generally non-cancellable or have cancellation penalties. Payments due upon cancellation consist primarily of payments for services provided or expenses incurred, including non-cancellable obligations from the Company’s service providers, up to the date of cancellation or upon the completion of a manufacturing run.
Litigation and Claims
From time to time, we may be party to litigation, arbitration, claims or other legal proceedings in the course of our business. The outcome of any such legal proceedings, regardless of the merits, is inherently uncertain. In addition, litigation and related matters are costly and may divert the attention of our management and other resources that would otherwise be engaged in other activities. If we were unable to prevail in any such legal proceedings, our business, results of operations, liquidity, and financial condition could be adversely affected.
Indemnifications Obligations
The Company has entered into indemnification agreements with its officers and directors that require the Company to indemnify such individuals for certain events or occurrences while each such officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential future payments the Company could be required to make is, in many cases, unlimited. The Company has directors’ and officers’ liability insurance coverage that limits its exposure and enables the Company to recover a portion of any future amounts to be paid.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
12.
SEGMENT REPORTING

Our Chief-operating decision maker (“CODM”) is our Chief Executive Officer. The CODM uses net loss, as reported on the Company’s consolidated statements of operations, in evaluating performance and determining how to allocate resources. The CODM does not review assets in evaluating the results and therefore, such information is not presented.
The following table provides the segment expenses and incomes:
	Years Ended December 31,
	2024	2023
Operating Expenses
Personnel-related expenses	$(866,984)	$(1,460,842)
Research and development expenses	(245,956)	(7,500)
Legal, professional and consulting expenses	(364,008)	(541,777)
Corporate expenses	(320,176)	(298,030)
Other Income
Other segment income	28,709	15,882
Segment net loss	$(1,768,415)	$(2,292,267)
Other segment income includes total other income, net on the consolidated statements of operations.
13.
SUBSEQUENT EVENTS

We have evaluated subsequent events from December 31, 2024 through June 13, 2025, which is the date these consolidated financial statements were available to be issued, and have identified the following material events and transactions that occurred:
Our 2024 Crowdfunding offering was live through March 15th, 2025 (the “Close Date”) with no changes to the offering price, securities offered or other terms. From January 1, 2025 through the Close Date, we sold an additional 107,986 shares of our Common Stock and raised $777,803 in net proceeds.
In February 2025, subsequent to year end, we granted 31,565 options under the 2024 Equity Incentive Plan to certain advisors.
On March 31, 2025, subsequent to year end, Securities and Exchange Commission (SEC) qualified our Regulation A offering. We are offering shares of our Common Stock to accredited and non-accredited investors with an offering price of $11.26 per share and maximum raise goals of $15,000,000. We have raised $123,520 in net proceeds against issuance of 13,485 shares of our Common Stock under this offering as of June 13, 2025.
In March 2025, subsequent to year end, our board authorized a private offering pursuant to Regulation D. We are offering our Common Stock to accredited investors with minimum investment of $100,000, an offering price of $9.18 and certain warrants with exercise price of $0.01. As of June 13, 2025, we have issued 319,044 shares of Common Stock against gross proceeds of $2,250,736.
In March 2025, subsequent to year end, we engaged Clear Street LLC as an exclusive financial advisor for certain services including advisory services with respect to listing of our Common Stock on a registered stock exchange.
In April 2025, subsequent to year end, we engaged Davis Polk Wardwell LLP as legal counsel and advisor for listing of our Common Stock on a registered stock exchange.

GLOBAL HEALTH SOLUTIONS INC. DBA TURN THERAPEUTICS
Notes to Consolidated Financial Statements
For The Years Ended December 31, 2024 And 2023
In April 2025, subsequent to year end, the Share Purchase Agreement (Note 6) was amended to increase the Aggregate Limit from $75,000,000 to $85,000,000. Moreover, the draw-down pricing period for Initial Draw Down was reduced to 10 trading days with the investor having an option to shorten with a 6-hour notice to the Company. The initial draw-down amount with reduced draw-down pricing period is capped at $10,000,000.
In May 2025, subsequent to year end, the 2017 warrants outstanding to purchase 23,810 shares (Note 6) of our common stock with exercise price of $0.01 were exercised by the holder and we issued 23,810 shares of our common stock upon exercise.

17,828,636 Shares
Common Stock
GLOBAL HEALTH SOLUTIONS, INC.
PRELIMINARY PROSPECTUS
       , 2025
Through and including            , 2025 (the 25th day after the listing date of our common stock), all dealers that effect transactions in these securities, whether or not participating in this listing, may be required to deliver a prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
	Amount to Be Paid
SEC registration fee		$172.85
Listing fee		25,000
Transfer agent’s fees		15,000
Printing and engraving expenses		12,000
Legal fees and expenses		*
Advisory fee		750,000
Accounting fees and expenses		225,000
Miscellaneous		*
Total	$	*

*
To be completed by amendment.

Each of the amounts set forth above, other than the registration fee, is an estimate.
Item 14.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated bylaws will provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. Prior to the effectiveness of this registration statement, the registrant will enter into indemnification agreements with each of its current directors to provide these directors additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.
The registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.   Recent Sales of Unregistered Securities
Since January 1, 2022, the registrant has sold the following securities (which does not reflect the Stock Split) without registration under the Securities Act of 1933:
•
Regulation D Offering: In March 2025, the registrant’s board authorized a private offering pursuant to Regulation D. The registrant offered its common stock to accredited investors with a minimum investment of $100.0 thousand, an offering price of $9.18 per share and certain warrants with exercise price of $0.01. The offering was closed on June 27, 2025 and the registrant has issued 387,734 shares of common stock for gross proceeds of approximately $2.73 million. No underwriters were involved in this transaction.

•
Regulation A Offering: On March 31, 2025, the registrant commenced a public offering of up to 1,332,149 shares of common stock plus up to 266,430 bonus shares under the exemption from registration pursuant to Regulation A of the Securities Act at a public offering price of $11.65 per share and underwriting discount and commissions of $0.3941 per share. StartEngine Primary LLC acted as an underwriter of this offering. The offering concluded on June 27, 2025. The registrant sold 41,805 shares of common stock for net proceeds of approximately $224.46 thousand.

•
2025 Stock Issuance: In March 2025, the registrant issued $250,000 worth of shares of its common stock to Clear Street in connection with its engagement as financial advisor for this direct listing. No underwriters were involved in this transaction. This transaction was exempt from registration under Section 4(a)(2) of the Securities Act in that the transaction was between an issuer and a sophisticated investor and did not involve any public offering.

•
2024 Equity Incentive Plan: In February 2025, subsequent to year end, the registrant granted stock options to purchase 31,565 shares under the 2024 Equity Incentive Plan to certain advisors. The grant of the stock options was exempt from registration under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

•
2024 Crowdfunding Offering: In May 2024, the registrant launched a crowdfunding campaign to accredited and non-accredited investors pursuant to Regulation Crowdfunding at an offering price of $9.18 per share. The crowdfunding campaign closed on March 15, 2025. The registrant sold 283,590 shares of common stock for net proceeds of approximately $1.9 million. No underwriters were involved in this transaction.

•
2022 & 2023 Private Offering Round: In 2022, the registrant launched a private offering of its common stock to accredited investors pursuant to Regulation D at an offering price of $6.93 per share. The registrant issued an aggregate of 122,655 shares of its common stock for gross proceeds of $850.0 thousand. The registrant paid an aggregate fee of approximately $59,000 to the placement agent.

•
2022 Conversion of Convertible Notes: In 2022, the registrant converted convertible notes outstanding with principal amount of $2.5 million and accrued interest from inception of the notes through conversion date of $158.0 thousand into 401,238 shares of common stock. The effective price of the conversion was $6.50 per share. No underwriters were involved in this transaction. The transaction was exempt from registration under Section 3(a)(9) of the Securities Act in that the securities were issued upon conversion of existing securities.

•
Warrant Grants, Exercises, Expirations and Modifications:

•
In May 2025, subsequent to year end, the outstanding warrants to purchase 23,810 shares of common stock with exercise price of $0.01 were exercised by the holder and the registrant issued 23,810 shares of its common stock. No underwriters were involved in this transaction. The transaction was exempt from registration under Section 3(a)(9) of the Securities Act in that the securities were issued upon conversion of existing securities.

Item 16.   Exhibits and Financial Statement Schedules
(i)
Exhibits.

See the Exhibit index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement, which Exhibit index is incorporated herein by reference.

(ii)
Financial statement schedules.

All financial statement schedules are omitted because they are not required or are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes thereto.
Item 17.   Undertakings
The undersigned registrant hereby undertakes:
(i)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)
To include any prospectus required by Section 10(a)(3) of the Securities Act.

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(iv)
The undersigned registrant hereby undertakes that:

(a)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Description
3.1	Form of Amended and Restated Certificate of Incorporation
3.2*	Form of Amended and Restated By-Laws
5.1**	Opinion of Davis Polk & Wardwell LLP
10.1*	Amended and Restated Share Purchase Agreement, dated as of August 29, 2025, by and among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited
10.2*	Amended and Restated Registration Rights Agreement, dated as of August 29, 2025, by and among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited
10.3§	Form of Employment Agreement with Bradley Burnam, dated as of , 2025.
10.4§	Form of Employment Agreement with Zuraiz Chaudhary, dated as of , 2025.
10.5§	2025 Omnibus Incentive Plan, dated as of , 2025.
10.6§*	2024 Equity Incentive Plan, dated as of July 8, 2024.
10.7§*	2018 Stock Option Plan, dated as of October 12, 2018 and amended as of July 8, 2024.
10.8§*	Form Stock Option Notice and Grant Agreement (2018 Stock Option Plan).
10.9#†*	Platform Intellectual Property License Agreement, by and among the Company and MiMedx Group, Inc.
10.10*	Form of Registration Rights Agreement, dated as of , 2025, by and between the Company and Bradley Burnam.
10.11*	Form of Stockholders Agreement, dated as of , 2025, by and among the Company, Bradley Burnam and BEB Holdings LLC.
16.1*	Letter from SetApart Accountancy Corp
21.1*	Subsidiaries of the registrant
23.1	Consent of WithumSmith+Brown, PC
23.2**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to the initial filing of this registration statement)
99.1	Consent of Arthur Golden to be named as a director nominee
99.2	Consent of Kent Kester to be named as a director nominee
107	Filing Fee Table

*
Previously filed.

**
To be filed by amendment.

#
Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

†
Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

§
Indicates a management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 15th day of September 2025.
GLOBAL HEALTH SOLUTIONS, INC., dba Turn Therapeutics
By:
/s/ Bradley Burnam

Name:  Bradley Burnam
Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Bradley Burnam Bradley Burnam	Chief Executive Officer and Director (principal executive officer)	September 16, 2025
* Zuraiz Chaudhary	Interim Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)	September 16, 2025
* Andrew Gengos	Director	September 16, 2025
* Dr. Neil Ghodadra	Director	September 16, 2025
*By: /s/ Bradley Burnam Bradley Burnam Attorney-in-Fact